As filed with the Securities and Exchange Commission on June 13, 2019

Registration Statement No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UBID HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	5961	45-2482974
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

566 West Adams Street

Suite 260

Chicago, IL, 60661

(773) 272-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ketan Thakker, CEO

566 West Adams Street

Suite 260

Chicago, IL, 60661

(773) 272-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ernest M. Stern, Esq.
Culhane Meadows PLLC

1101 Pennsylvania Avenue, N.W.
Suite 300

Washington, D.C. 20004

(301) 910-2030

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Shares of Common Stock, par value $.001, held by FirstFire Global Opportunities Fund	500,000	$0.043	$21,500	$2.61
Shares of Common Stock, par value $.001, held by Fourth Street Fund, LP	8,520,218	$0.043	$366,369	$44.40
Shares of Common Stock, par value $.001 held by Darren Bankston	3,300,000	$0.043	$141,900	$17.20
Shares of Common Stock, par value $.001, underlying FirstFire Global Opportunities Fund Convertible Note (3)	7,333,333	$0.043	$315,333	$38.22
Shares of Common Stock issuable upon exercise of First Fire Global Opportunities Fund Warrant (4)	5,250,000	$0.050	$262,500	$31.82
Shares of Common Stock, par value $.001, underlying Auctus Fund, LLC Convertible Note (3)	9,250,000	$0.043	$397,750	$48.21
Shares of Common Stock issuable upon exercise of Auctus Fund, LLC Warrant (5)	7,000,000	$0.060	$420,000	$50.90

TOTAL	41,153,551		$1,925,352	$233.35

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by OTC:QB Market on June 6, 2019, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.
(3)	Represents a good faith estimate of the shares of common stock underlying the convertible note issued by the registrant in a private placement, assuming for purposes hereof that (x) such note is convertible at $0.043 per share, the initial conversion price, and (y) interest on such note accrues through November 13, 2019, without taking into account the limitations on the conversion of such note set forth in such note.
(4)	Represents a good faith estimate of the shares of common stock underlying the convertible note issued by the registrant in a private placement, assuming for purposes hereof that (x) such note is convertible at $0.043 per share, the initial conversion price, and (y) interest on such note accrues through April 9, 2020, without taking into account the limitations on the conversion of such note set forth in such note.
(5)	Represents a good faith estimate of the shares of common stock underlying the warrant issued by the registrant in a private placement.

___________________

This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 13, 2019

Prospectus

55,820,218 Shares of Common Stock

uBid Holdings, Inc.

This prospectus covers 12,320,218 shares of our common stock that may be offered for resale or otherwise disposed of by FirstFire Global Opportunities Fund, LLP (“FirstFire Global”), Auctus Fund, LLC (“Auctus” or the “Auctus Fund”), Fourth Street Fund, LP and Darren Bankston, including their pledgees, assignees or successors-in-interest (collectively, the “Selling Securityholders”). This prospectus also covers the initial issuance of 43,500,000 shares of our common stock underlying the convertible notes and the privately held warrants held by FirstFire Global and Auctus. This is the initial public offering of our common stock.

We will not receive any proceeds from the sale or other disposition of the securities by the Selling Securityholders. However, we will receive up to approximately $682,000 in gross proceeds upon the cash exercise of the warrant covering certain of the securities offered for resale. We will use any such proceeds for working capital.

We are an “emerging growth company” under the Federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 5 of this prospectus. Our common stock is quoted under the symbol “UBID” on the OTC:QB Market. On June 6, 2019, the last reported sale price of our common stock was $0.043.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 13, 2019

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to uBid Holdings, Inc., and its subsidiary, SkyAuction.com, Inc.

The Company

Overview

We are a participatory ecommerce company with over two decades of experience in both b2c auctions and fixed price sales. Our focus has been on connecting consumers with high value products and services in a unique, engaging purchase format. Auctions allow consumers an opportunity to establish pricing at substantial savings to those found via normal retail outlets both online and in brick and mortar store locations. Our online marketplaces provide (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our recent acquisition of SkyAuction.com, Inc. (“SkyAuction”), travel products and services.

Recent Mergers and Acquisitions

Effective November 5, 2018, we entered into a merger agreement (the “uBid Merger Agreement”) dated October 23, 2018, whereby all of the shareholders of uBid Holdings, Inc. (“uBid”), a privately held Delaware corporation, exchanged all of their shares of common stock for newly issued shares of Incumaker common stock (the “uBid Merger”). As a result of the uBid Merger, (i) uBid Holdings, Inc. (“uBid”) shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBid will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBid’s management after effectiveness of the Merger under Delaware law. The transaction has been accounted for as a reverse merger.

On November 12, 2018, we entered into a reverse triangular merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and Incumaker whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for newly issued shares of Incumaker common stock in accordance with the terms of the Agreement and Plan of Merger among these companies (the “SkyAuction Merger Agreement”). SkyAuction was the surviving corporation after merging with SA.com Acquisition Corp. and remains as a wholly-owned subsidiary of Incumaker. As a result of the SkyAuction Merger, SkyAuction acquired 40.25% of the issued and outstanding shares of Incumaker. Pursuant to the terms of the SkyAuction Merger Agreement, each outstanding share of common stock of SkyAuction.com (“SkyAuction Shares”) was entitled to receive approximately 96 shares of Incumaker common stock, par value $.001 per share, and $1.45 in cash to be paid under the terms of a promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger (the “SkyAuction Merger”). The secured note issued to SkyAuction provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at our discretion in common stock or cash. The Promissory Note was secured by all assets of SkyAuction under the terms of a Guaranty Agreement. SkyAuction and uBid have amended the Promissory Note to extend the date of the first payment of principal in the amount of $500,000 from 120 days from the date of Closing as that term is defined in the Merger Agreement or March 13, 2019, to date when we have raised sufficient financing to make such payment. Under the terms of the SkyAuction Merger Agreement, we issued Michael Hering, President of SkyAuction, a warrant to acquire 5,000,000 shares of our common stock. The warrant is exercisable for three years at an exercise price of $.05 per share. The transaction has been accounted for as purchase of a business.

Recent Financings

On November 13, 2018, under the terms of a Securities Purchase Agreement between us and FirstFire Global Opportunities Fund, LLC (“FirstFire Global”), we issued a senior convertible note to FirstFire Global in the principal amount of $220,000, bearing interest at 8% per annum, and with a 12 month maturity date. The convertible note is subject to a 10% original issue discount. We are required to file a resale registration statement within 90 days from the effective date of the convertible note or February 13, 2019, and to have that registration statement declared effective 180 days after the effective date of the convertible note or May 13, 2019, but those dates have been extended to accommodate the filing date of this Registration Statement without any penalties under the Securities Purchase Agreement. The registration statement registers (i) three times the number of shares of our common stock issuable to FirstFire Global upon conversion of the convertible note, (ii) three times the number of warrant shares issuable under a three year warrant that we have issued to FirstFire Global to purchase that number of shares of our common stock equal to the lesser of (a) 125% of the number of shares upon conversion of the convertible note issued to FirstFire Global or (b) 5,250,000 shares of our common stock at an exercise price of $.05 and (iii) the 500,000 commitment shares of our common stock that we issued to FirstFire Global for making this loan. The principal amount of the convertible note is convertible after 180 days from the date of the convertible note into our shares of common stock at the lower of (i) $0.05 or (ii) 70% multiplied by the average of the three (3) lowest volume weighted average prices of the Common Stock during the 21 consecutive trading day period immediately preceding the trading day that the Company receives a notice of conversion. The convertible note may be prepaid at 115% of the principal amount at any time 180 days after the date of the convertible note. FirstFire Global shall have the right to participate in any of our future offerings for a period of 18 months from the date of the convertible note for an amount equal to the principal amount of the convertible note.

Under the terms of the Securities Purchase Agreement we issued to FirstFire Global a warrant (the “FirstFire Warrant”) to purchase 5,250,000 shares of our common stock at an exercise price of $.05 per share for an exercise period of three years from November 13, 2018.

On January 18, 2019, we entered into a note financing with Horberg Enterprise under which we issued a promissory note in the principal amount of $100,000, bearing interest of 6% per annum with a maturity date of January 18, 2020.

On April 9, 2019, we entered into a convertible note financing with Auctus under which we issued a convertible promissory note in the principal amount of $277,500 from which will be deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of April 9, 2020. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $0.06 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. The initial coverage has been set at 28,750,000 shares. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase 7,000,000 shares that we will register under the 1933 Act at an exercise price of $0.06 per share. We are authorized to prepay this convertible loan commencing on the date of the note and ending 180 days after the date of the note by paying 115% of the outstanding principal amount of the note together with accrued and unpaid interest thereon.

Recent Name Change

On February 11, 2019, FINRA announced the change of our name from Incumaker, Inc. to uBid Holdings, Inc. and the change of our trading symbol from QMKR to UBID.

Corporate Strategy

Our objective is to leverage the uBid technology and SkyAuction.com platforms and familiar website domain names, product manufacturer relationships, warehousing and distribution logistics, and customer base to enhance our position as a leading online auction and e-commerce marketplace for consumers and businesses. The key elements of our growth strategy are:

●	Seek to Increase Customer Repeat Visits. We believe that our auction and bargain-sale format, regular rotation of merchandise and easy-to-navigate websites provides our customers with clear and detailed information about our products, including multiple photographs of items, and encourages our customers to return on a frequent basis. Repeat orders accounted for approximately 50% of total customer orders for each of the years ended December 31, 2016 and 2017 and the year ended December 31, 2018. We will seek to significantly increase repeat visits by our customers.

●	Leverage Our Combination with SkyAuction. With our acquisition of SkyAuction, we intend to incorporate SkyAuction’s online auction engine for marketing and selling travel products and packages into our overall operations to diversify our product offerings. We also intend to use SkyAuction’s sales, marketing and operations management expertise to streamline, and reorganize our public offers, consumer communications and develop ongoing, forward looking strategy for our overall company.

●	Increase Breadth of Our Merchandise. We plan to expand the variety and breadth of merchandise that we provide to our customers, adding products that we believe will continue to attract and maintain a loyal customer base. We plan to offer a wide array of consumer products, fashion and accessories as well as products for home, health, lifestyle and of course travel and related services.

●	Develop New Strategic Supplier Relationships. We plan to develop additional strategic relationships with manufacturers, retailers, distributors and other suppliers. These relationships will include initiatives to expand our development of departments on our websites for companies that do not have effective distribution channels for their merchandise. We believe that we can effectively provide suppliers with an attractive additional distribution channel without requiring them to make any incremental capital investment.

●	Enter into More Strategic Partnership Arrangements. We intend to develop brand specific relationship with manufactures and retailers to encourage and incorporate their direct brand presence via auction offers on our site. These strategic partnerships will help provide members with reliable name recognized branded products offering these partners end to end control and all competent elements of how their products are offered at auction.

●	Improved User Experience and Personalization. We believe that given the frequency of use of our platforms on mobile devices, to stay competitive we need to continue to spend time and resources improving user satisfaction of our platforms by improving usability, accessibility and navigation.

●	Enhance and Expand our Relationships with Our Travel Suppliers. We are actively working to enhance our relationships with our travel suppliers in order to increase the number and quality of travel products and services available to our customers. We intend to leverage our success in marketing and distributing travel inventory to establish relationships with new suppliers and to obtain additional inventory from current suppliers. We believe that by adding new suppliers we will be able to provide our customers with a broader variety of travel products and services.

●	Increase Our Secondary Sales Capabilities: By leveraging interest and the initial purchase preferences of our customers we will use the data acquired to offer a broad range of “suggested allied purchases” to our customers via a newly engaged retargeting program. This will give customers an advertising purview of other products and services popularly sold together with their initial purchases. This will be varied in our consumer product offers and will closely mirror destination purchase preferences for travel and related consumers.

●	Expand Internationally: Auctioning is recognized internationally as a proven method for purchasing goods and services at advantageous prices. Our vision is to maximize our deployment within North America as our primary demographic target and take our proven expertise and relationships into various international growth areas as soon as logistical conditions exist to ensure delivery and customer service quality is secure.

●	Develop Additional Revenue Streams: We believe that significant additional opportunities exist to expand revenue opportunities beyond our current listed product and service categories to our base of consumers in current and by expanding our site categories. Experiences, brand specific products as well as “flash sale” or “limited sale” opportunities, could provide ongoing, high margin revenue potential for our existing consumer base as well as helping to entice a new consumer demographic predicated on the varying appeal of each new product.

●	Further Develop Our Technology. We plan to devote significant resources to enhance our technology platform and to further integrate our systems with our operations. We also plan to further improve functionality for users of our website. We believe these investments will enhance customer experience and stimulate sales. We also believe that the further integration of our front-end and back-office operations will enable us to reduce operating costs, enhance customer service, improve our capabilities to manage our inventory and increase our individually targeted marketing capabilities.

●	Strengthen the ubid.com Brand: We are working on an extensive reinvigoration program to educate and inform the customers of our company as well as potential new customers to our core values as well as cost savings auctions can provide. Our brand identity will be focused on our commitment to value, selection, quality, excitement, fun, and of course the benefit of being part of the uBid community. We will demonstrate the extensive experience of our leadership uniquely positions us to deliver on this core value system for each and every one of our customers on each and every purchase. We will be communicating these values in all of our corporate communications, and in all company advertising and promotions.

●	Increase our Marketplace Impact: Create strategic commercial and non-commercial relationships and affiliations to increase company awareness and activity frequency. Working with traditional allied companies with whom we have commercial ties we hope to use our commercial activities to grow our credibility and meaningfulness as a resource partner and market influencer. Also, by working through non-commercial organizations to provide resources for charitable and philanthropic purposes, we hope to leverage our position to provide “good works” that help the communities we are a part of and add a dimension of compassion and social responsibility to our commercial impact.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;
•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
•	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non- convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision. Therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Corporate Information

We were incorporated in the State of Delaware on April 13, 2011. Our principal executive office is located at 566 West Adams Street, Suite 260, Chicago, IL 60661, and our telephone number is (773) 272-5000. Our subsidiary, SkyAuction, has its principal executive office at 241 North Avenue West, Westfield, New Jersey 07090. Our Internet website is www.ubidholdings.com, www.ubid.com, and www.skyauction.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

The Offering

Common Stock to be Sold	55,820,218 shares by held by FirstFire Global, Auctus, Fourth Street Fund, LP and Darren Bankston (collectively, the “Selling Securityholders”) composed of 500,000 shares we issued to FirstFire Global and the shares to be issued upon conversion of the FirstFire convertible note, the shares to be issued upon conversion of the Auctus convertible note, exercise of the FirstFire Warrant and the Auctus Warrant, 8,520,218 shares of common stock that we issued to Fourth Street Fund, LP and 3,300,000 shares of common stock that we issued to Darren Bankston.

Common Stock Outstanding	446,856,939 as of June 6, 2019 (1)

(1)	Does not include 22,250,000 shares issuable upon exercise of outstanding warrants or upon exercise of 3,000,000 options as of June 6, 2019.

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Securityholders. However, we will receive up to approximately $682,000 in gross proceeds upon the cash exercise of the FirstFire Warrant and Auctus Warrant covering certain of the securities offered for resale. We will use any such proceeds for working capital. See “Use of Proceeds”.

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy”.

OTC:QB Symbol	UBID

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 of this prospectus before deciding whether or not to invest in our common stock.

Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this prospectus. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2019	March 31, 2018	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)
Revenues, net	$1,103,000	$-	$567,000	$7,000
Cost of Revenues	714,000	-	362,000	-
Gross Profit	389,000	-	205,000	7,000
Total Operating Expenses	1,670,000	116,000	1,283,000	1,191,000
Loss from Operations	(1,281,000)	(116,000)	(1,078,000)	(1,184,000)
Other Income (expense)	(289,000)	(28,000)	(102,000)	146,000
Net (Loss) Income	$(1,570,000)	$(144,000)	$(1,180,000)	$(1,330,000)
Basic and Diluted
Net Loss Per Share	$(0.00)	$(0.01)	$(0.01)	$(0.01)
Weighted Average Number of Shares Outstanding	437,477,884	202,110,632	232,201,182	202,110,632

Balance Sheet Data:

	March 31, 2019	December 31, 2018	December 31, 2017
	(unaudited)
Cash	$134,000	$ 1 17,000	$43,000
Other Current Assets	883,000	1,236,000	10,000
Other Assets	30,000	-	-
Security Deposits	6,000	6,000	-
Goodwill	4,578,000	4,578,000	-
Intangible Assets, net	5,684,000	6,313,000	-
Total Assets	$11,315,000	$ 1 2,250,000	$53,000

Total Current Liabilities	$7,386,000	$6,987,000	$1,890,000
Total Long Term Liabilities	-	-	-
Common Stock	447,000	432,000	202,000
Additional Paid-In Capital	42,594,000	42,373,000	34,323,000
Accumulated other comprehensive income
Accumulated Deficit	(39,112,000)	(37,542,000)	(36,362,000)
Total Stockholdings Equity (Deficiency)	3,929,000	5,263,000	(1,837,000)
Total Liabilities and Stockholders’ Equity	$11,315,000	$ 1 2,250,000	$53,000

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC registering under the Securities Act the common stock being offered under this prospectus. This prospectus, which is a part of such registration statement, does not include all of the information contained in the registration statement and its exhibits. For further information regarding us, the Selling Securityholders and our common stock, you should consult the registration statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessarily complete, and we refer you to the documents filed with the SEC for more information. The registration statement and any of its amendments, including exhibits filed as a part of the registration statement or an amendment to the registration statement, are available for inspection and copying as described below.

We will distribute annual reports to our stockholders, including financial statements audited and reported on by an independent registered public accounting firm. Any or all reports and other documents we will file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement we filed with the SEC registering for sale the shares of our common stock being offered pursuant to this prospectus, are available at the SEC’s website www.sec.gov, as well as our websites www.ubidholdings.com and www.ubid.com. If you do not have Internet access, requests for copies of such documents should be directed to Ketan Thakker, the Company’s President and CEO, at uBid Holdings, Inc., 566 West Adams Street, Suite 260, Chicago, IL 60661; Tel: (773) 272-5000.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Company and Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2018 and 2017 audits.

For the three months ended March 31, 2019, we had net revenue of $1,103,000 compared to net revenue of $0 for the three months ended March 31, 2018 and a net loss of $1,570,000 for the three months ended March 31, 2019 and $144,000 for the three months ended 2018. At March 31, 2019, we had a working capital deficiency of $6,369,000 compared to $5,634,000 as of December 31, 2018. Our independent registered public accounting firm, in their report dated May 15, 2019, expressed substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, negative cash flows from operations and net capital deficiency. There can be no assurance that our future operations will result in net income. Our failure to increase our revenues or improve our gross margins will harm our business. We may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer.

We do not have access to any credit facility or other arrangement for borrowing funds.

We currently do not have access to a credit facility or to the proceeds of any mortgage indebtedness or other secured or unsecured indebtedness for borrowed money. We may be unable to obtain financing on favorable terms, or at all. Our lack of any credit facility or other ready access to borrowed funds could have a material adverse effect on our ability to fund additional losses in the near future, or to respond to unexpected cash requirements or other liquidity issues that we may face from time to time. Our inability to generate sufficient cash flow from operations or obtain financing on acceptable terms would have a material adverse effect on our financial results, business and prospects.

Our financial results as an online retailer fluctuate and may be difficult to forecast, and this may cause a decline in the trading price of our stock.

Our revenues, expenses and operating results are difficult to predict given our limited history of current operations. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include, but are not limited to:

●	our ability to increase our brand awareness;

●	our ability to attract visitors to our websites and convert those visitors into bidders, buyers and customers;

●	our ability to increase our customer base;

●	our ability to sell products at auction at the price targets we set;

●	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

●	our ability to introduce new types of merchandise, service offerings or customer services in a competitive environment;

●	our ability to control our gross margins due to variable costs like shipping;

●	technical difficulties consumers might encounter in using our websites;

●	our ability to manage third-party outsourced operations;

●	our ability to sell our inventory in a timely manner and maintain customer satisfaction;

●	delays in shipments as a result of computer systems failures, strikes or other problems with our delivery service or credit card processing providers;

●	the availability and pricing of merchandise from manufacturers, retailers, distributors and other suppliers;

●	the amount of returns of our merchandise;

●	product obsolescence and price erosion;

●	consumer confidence in encrypted transactions on the Internet; and

●	effectiveness of offline advertising in generating additional traffic to our websites.

Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the trading price of our common stock.

We rely on our relationships with manufacturers, distributors, retailers and other suppliers to obtain sufficient quantities of quality merchandise and travel products on acceptable terms. If we fail to maintain our supplier relationships on acceptable terms, our sales and profitability could suffer.

We do not have contracts with manufacturers or wholesalers that guarantee the availability of merchandise for a set duration. Our contracts or arrangements with suppliers do not provide for the continuation of particular pricing practices, for the availability of any specific products and generally may be terminated by either party. Our current suppliers may not continue to sell their overstock and close-out inventory to us on current terms or at all, and we may not be able to establish new supply relationships. Our relationships with suppliers do not restrict the suppliers from selling their respective inventory to other traditional or online merchandise liquidators or retailers, which could in turn limit the selection of products available on our websites. If we are unable to develop and maintain relationships with suppliers that will allow us to obtain sufficient quantities of merchandise on acceptable commercial terms, such inability could harm our business, prospects, financial condition and results of operations.

Some of our suppliers, such as airlines and hotel and resort companies, offer their products or services directly to customers through the Internet. It is also possible that suppliers may choose not to distribute their products and services through our website, or through the Internet at all. Suppliers could elect to pursue relationships with our competitors, to develop or acquire services that compete with our services or to sell exclusively through other sales and distribution channels. If airlines and other travel suppliers choose to distribute all or substantial quantities of their products and services through alternative channels, we may be unable to maintain or expand our supplier relationships or selection of products and services. In addition, most of our travel service supplier arrangements are short-term in nature and can be terminated by either party at any time or upon short notice. If one or more of our suppliers were to cancel any of these arrangements or were to refuse to renew or were to renegotiate arrangements on terms substantially less favorable to us, we could lose important sources of our products and services.

We depend upon third-party delivery services to deliver products to our customers on a timely and consistent basis. Deterioration in our relationship with any one of these third parties could decrease our ability to track shipments, cause shipment delays and increase our shipping costs and the number of damaged products.

We rely upon multiple third parties for the shipment of products to customers. We cannot be sure that these relationships will continue on terms we find acceptable, or at all. Unexpected increases in shipping costs or delivery times, particularly during the holiday season, could harm our business, prospects, financial condition and results of operations. If our relationships with these third parties are terminated or impaired or if these third parties are unable to deliver products for us, whether through labor shortage, slow-down or stoppage, deteriorating financial or business condition, responses to terrorist attacks, natural disasters, or for any other reason, we would be required to use alternative carriers for the shipment of products to our customers. In addition, conditions such as adverse weather or natural disasters can prevent any carriers from performing their delivery services, which can have an adverse effect on our customers’ satisfaction with our company. In any of these circumstances, we may be unable to engage alternative carriers on a timely basis, upon terms we find acceptable, or at all. Changing carriers, or absence of carrier availability, could have a negative effect on our business, prospects, financial condition and results of operations.

Our business is often seasonal and reliant generally on the holiday season, causing potential slow-downs over several periods.

Our results of operations historically have been seasonal because the majority of our suppliers build their inventories for the holiday season leading to post-holiday overstock, which provides us with purchasing opportunities in the first quarter of the year. In addition, many of our customers reduce their internet usage with the onset of good weather during the summer months, and on and around national holidays. We have historically experienced our strongest quarter of online sequential growth in our first and fourth fiscal quarters due to the holiday season. Accordingly, our business is in large part subject to seasonality and may incur significant slow-downs over several periods within the calendar year.

We intend to make acquisitions that could disrupt our operations and adversely impact our business and operating results.

We intend to attempt to acquire complementary e-commerce businesses and to support the transition and integration of acquired operations with our ongoing business as a part of our growth strategy. Other than as disclosed herein, we currently have no binding commitments or agreements with respect to any such acquisitions and there can be no assurance that we will eventually consummate any acquisitions. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. In addition, we have limited experience in performing acquisitions and managing growth. There can be no assurance that the anticipated benefits of any acquisition will be realized. In addition, future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our operating results and financial position. In addition, acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience and the potential loss of key employees.

A significant number of merchandise returns could harm our business, financial condition and results of operations.

We generally allow our customers to return products, subject to the terms of our returns policies. If merchandise returns are significant, our business, prospects, financial condition and results of operations could be harmed. Further, we modify our policies relating to returns from time to time and any policies intended to reduce the number of product returns may result in customer dissatisfaction and fewer repeat customers.

Our pricing strategy may not meet customers’ price expectations or result in net income.

Demand for our products is generally highly sensitive to price. Our pricing strategies have had, and may continue to have, a significant impact on our net sales and net income. We often offer discounted prices and free or discounted shipping as a means of attracting customers and encouraging repeat purchases. Such offers and discounts may reduce our margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and can significantly impact the results of our pricing strategies. If we fail to meet our customers’ price expectations in any given period, or if our competitors decide to engage in aggressive pricing strategies, our business, prospects, financial condition and results of operations would suffer.

If the products that we offer on our online marketplaces do not reflect our customers’ tastes and preferences, our sales and profit margins would decrease.

Our success depends in part on our ability to offer products that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. Because some of the products that we sell consist of manufacturers’ and retailers’ overstock and close-out inventory, we have limited control over some of the specific products that we are able to offer for sale. If our merchandise fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory, as we have in the past, which would depress our profit margins. In addition, any failure to offer products in line with customers’ preferences could allow our competitors to gain market share. This could have an adverse effect on our business, prospects, financial condition and results of operations.

Our plans for expansion cannot be implemented if we lose our key personnel or cannot recruit additional personnel.

We depend substantially on the continued services, specialized knowledge and performance of our senior management, particularly Ketan Thakker, our President and CEO of uBid, Salvatore Esposito, Chief Operating Officer, and Michael Hering, Chief Merchandising Officer. While we have an employment agreement with Ketan Thakker but not with Messrs. Hering and Esposito, Mr. Thakker’s employment agreement does not prevent him from terminating his employment with us at any time. As a result, these executives may elect to pursue other opportunities at any time. If one or more of these individuals choose to leave our company, we may lose a significant number of supplier relationships and operating expertise which they have developed over many years and which would be difficult to replace. The loss of the services of any executive officer or other key employee could hurt our business.

In addition, as our business expands, we will need to add new information technology and engineering personnel to maintain and expand our website and systems and customer support personnel to serve our growing customer base. If we are unable to hire and successfully train employees or contractors in these areas, users of our website may have negative experiences and we may lose customers, which would diminish the value of our brand and harm our business. The market for recruiting qualified information technology and other personnel is extremely competitive, and we may experience difficulties in attracting and retaining employees. Should we fail to retain or attract qualified personnel, we may not be able to compete successfully or implement our plans for expansion.

We have an evolving business model with still untested growth initiatives.

We have an evolving business model and intend to implement new strategies to grow our business in the future. Among other strategies for organic growth, we intend to recruit additional vendors to sell products on our websites, to add new product categories to our websites and to increase email and internet advertising. There can be no assurance that we will be successful in developing new product categories or in entering new specialty markets such as charity auctions, hosting third-party websites or in implementing any other growth strategy. Similarly, there can be no assurance that we already have or will be able to obtain or retain any employees, consultants or other resources with any specialized skills or relationships to successfully implement our strategies in the future.

To obtain future revenue growth and achieve and sustain profitability, we will have to attract and retain customers on cost-effective terms.

Our success depends on our ability to attract and retain customers on cost-effective terms. We have relationships with online services, search engines, affiliate marketing websites, directories and other website and e-commerce businesses to provide content, advertising banners and other links that direct customers to our websites. We rely on these relationships as significant sources of traffic to our websites and to generate new customers. Further, many of the parties with which we may have online-advertising arrangements could provide advertising services for other online or traditional retailers and merchandise liquidators. As a result, these parties may be reluctant to enter into or maintain relationships with us. Failure to achieve sufficient traffic or generate sufficient revenue from purchases originating from third parties may result in termination of these relationships by these third parties. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers and our financial condition could be harmed. If the underlying technology’s development evolves in a manner that is no longer beneficial to us, our financial condition could be harmed. In addition, certain online marketing agreements may require us to pay upfront fees and make other payments prior to the realization of the sales, if any, associated with those payments. Accordingly, if these relationships or agreements that we may enter into in the future fail to produce the sales that we anticipate, our results of operations will be adversely affected. We cannot give any assurance that we will be able to increase our revenues, if at all, in a cost-effective manner.

We rely upon paid and natural search engines like Google, Bing and Yahoo to rank our product offerings and may at times be subject to changes in search algorithms and ranking penalties if they believe we are not in compliance with their guidelines.

We rely on paid and natural search engines to attract consumer interest in our product offerings. Potential and existing customers use search engines provided by search engine companies, including Google, Bing and Yahoo, which use algorithms and other devices to provide users a natural ranked listing of relevant Internet sites matching a user’s search criteria and specifications. Generally, Internet sites ranked higher in the paid and natural search results lists furnished to users attract the largest visitor share among similar Internet sites. Among retail internet sites, those sites achieving the highest natural search ranking often benefit from increased sales. Natural search engine algorithms utilize information available throughout the Internet, including information available on our websites. Rules and guidelines of these natural search engine companies govern our participation on their sites and how we share relevant Internet information that may be considered or incorporated into the algorithms utilized by these sites. If we fail to present, or improperly present, our websites’ information for use by natural search engine companies, or if any of these natural search engine companies determine we have violated their rules or guidelines, or if others improperly present our websites’ information to these search engine companies, or if natural search engine companies make changes to their search algorithms, we may fail to achieve an optimum ranking in natural search engine listing results, or we may be penalized in a way that could harm our business, prospects, financial condition and results of operations.

Some shoppers may not utilize the search engines at all, and we may be unable to reach some of those shoppers.

Large marketplace websites and sites which aggregate marketplace sellers with a large product selection are becoming increasingly popular, and we may not be able to place our products on these sites to take advantage of their internal search platforms. Further, some shoppers may begin their searches at a competitor’s website and may not utilize traditional search engines at all. Our inability to place products on or access these sites may have a material adverse effect on our business.

More individuals are using mobile devices to access the Internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

Mobile devices are increasingly used for e-commerce transactions. A significant and growing portion of our users access our platforms through mobile devices. We may lose users if we are not able to continue to meet our users’ mobile and multi-screen experience expectations. If we are unable to attract and retain a substantial number of mobile device users to our online marketplaces and services, we may fail to capture a sufficient share of an increasingly important portion of the market for online services. Our ability to successfully address the challenges posed by the rapidly evolving market for mobile transactions is crucial to our continued success, and any failure to continuously increase the volume of mobile transactions effected through our platforms could harm our business.

We rely on third-party systems to conduct our business, and our revenues and market share may decrease if these systems are unavailable in the future or if they no longer offer quality performance.

We rely on third-party computer systems and third-party service providers, including the central reservation systems of airlines and hotels, to make airline ticket and hotel room reservations and credit card verifications and confirmations, to host our website and to advertise and deliver the products sold on our website to customers. We also rely on third-party licenses for components of the software underlying our technology platform. Any interruption in our ability to obtain the products or services of these or other third parties or deterioration in their performance could impair the timing and quality of our own service. If our service providers fail to deliver high-quality products and services in a timely manner to our customers, our services will not meet the expectations of our customers and our reputation and brand will be damaged. Furthermore, if our arrangements with any of these third parties are terminated, we may not find an alternate source of systems support on a timely basis or on terms as advantageous to us.

We are subject to cyber security risks and risks of data loss or other security breaches.

Our business involves the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, and to resulting claims, fines, and litigation. We have been subjected to a variety of cyber-attacks, which have increased in number and variety over time. We believe our systems are probed by potential hackers virtually 24/7, and we expect the problem will continue to grow worse over time. Cyber-attacks may target us, our customers, our suppliers, banks, credit card processors, delivery services, e-commerce in general or the communication infrastructure on which we depend. Any compromise of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, any of which could have a material adverse effect on our financial results and business. Moreover, any insurance coverage we may carry may be inadequate to cover the expenses and other potential financial exposure we could face as a result of a cyber-attack or data breach.

We may not be able to compete successfully against existing or future competitors including larger, well-established and well-financed e-commerce companies and traditional retailers building up their own online operations.

The online retail market is rapidly evolving and intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. We currently compete with numerous competitors, including:

●	liquidation online retailers such as Liquidity Services;

●	e-commerce websites such as eBay, Priceline, Etsy, GroupOn, Overstock.com, Wayfair and Zulily; and

●	private sale sites such as Rue La La and Gilt Groupe.

We expect the online retail market to become even more competitive as traditional retailers continue to develop services that compete with our services. In October 2016, for instance, Wal-Mart Stores Inc. announced that it will direct billions of dollars in annual capital spending toward boosting e-commerce sales, and spent $3.3 billion to buy online retailer Jet.com and nearly doubled its investment in Chinese online retailer JD.com Inc. In addition, manufacturers and retailers may decide to create their own websites to sell their own overstock and close-out inventory as well as the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could harm our business, prospects, financial condition and results of operations.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot provide assurance that we will be able to compete successfully against existing or future competitors.

Our competitors may directly increase our marketing costs and also may cause us to decrease certain types of marketing.

In addition to competing with us for customers, suppliers, and employees, our competitors may directly increase our operating costs, by driving up the cost of various forms of online advertising, as has happened recently, or otherwise. We may elect to decrease our use of sponsored search or other forms of marketing from time to time to decrease our costs, which may have a material adverse effect on our financial results and business. We may also elect to spend additional amounts on sponsored search or other forms of marketing from time to time to increase traffic to our Website, or to take other actions to increase traffic and/or conversion, and the additional expenditures may have a material adverse effect on our financial results and business.

Our business depends on effective marketing, including marketing via email and social networking messaging, and we intend to increase our spending on marketing and branding, which may adversely affect our financial results.

We depend on effective marketing and high customer traffic. We depend on email to promote our site and offerings and to generate a substantial portion of our revenue. If a significant portion of our target customers no longer utilize email, or if we are unable to effectively and economically deliver email to our potential customers, whether for legal, regulatory or other reasons, it would have a material adverse effect on our business. We also rely on social networking messaging services for marketing purposes, and anything that limits our ability or our customers’ ability or desire to utilize social networking services could have a material adverse effect on our business. If we are unable to develop, implement and maintain effective and efficient cost-effective advertising and marketing programs, it would have a material adverse effect on our financial results and business. Further, as part of our growth strategies, we intend to increase our spending on marketing and branding initiatives significantly, which may adversely affect our financial results. There is no assurance that any increase in our marketing or branding expenditures will result in increased market shares or will ultimately have a positive effect on our financial results.

Our operating results depend on our websites, network infrastructure and transaction-processing systems. Capacity constraints or system failures would harm our business, prospects, financial condition and results of operations.

Any system interruptions that result in the unavailability of our website marketplaces or reduced performance of our transaction systems would reduce our transaction volume and the attractiveness of the services that we provide to suppliers and third parties and would harm our business, prospects, financial condition and results of operations.

We use internally developed systems for our websites and certain aspects of transaction processing, including databases used for internal analytics and order verifications. We have experienced periodic systems interruptions due to server failure and power failure, which we believe will continue to occur from time to time. Our transaction processing systems and network infrastructure may be unable to accommodate increases in traffic in the future. We may be unable to project accurately the rate or timing of traffic increases or successfully upgrade our systems and infrastructure to accommodate future traffic levels on our websites. In addition, we may be unable to upgrade and expand our transaction processing systems in an effective and timely manner or to integrate any newly developed or purchased functionality with our existing systems.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose customers.

To remain competitive, we must continue to enhance and improve the functionality and features of our e-commerce businesses. We may face material delays in introducing new services, products and enhancements. If this happens, our customers may forego the use of our websites and use those of our competitors. The Internet and the online commerce industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process customers’ orders and payments could harm our business, prospects, financial condition and results of operations.

Use of social media may adversely impact our reputation.

There has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of Internet-based communications that allow individuals access to a broad audience of consumers and other interested persons. Consumers value readily available information concerning retailers, manufacturers, and their goods and services and often act on such information without further investigation, authentication and without regard to its accuracy. The availability of information on social media platforms and devices is virtually immediate as is its impact. Social media platforms and devices immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning our company may be posted on such platforms and devices at any time. Information posted may be adverse to our interests, may be inaccurate, and may harm our performance, prospects or business. The harm may be immediate without affording us an opportunity for redress or correction. Such platforms also could be used for the dissemination of trade secret information or otherwise compromise valuable company assets, all of which could harm our business, prospects, financial condition and results of operations.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third-party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties, such as Microsoft. These third-party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software.

If we fail to forecast our revenue accurately due to lengthy sales cycles, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

We may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as anticipated. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties offered for sale on our websites, our business could be harmed.

We have not collected and do not collect sales or other similar taxes for physical shipments of goods into states other than Illinois. An increasing number of states and foreign jurisdictions have considered or adopted laws or administrative practices, with or without notice, that impose new taxes on all or a portion of gross revenue or other similar amounts or impose additional obligations on remote sellers and online marketplaces to collect transaction taxes such as sales, consumption, value added, or similar taxes. Additionally, a June 2018 U.S. Supreme Court decision held that states can require remote sellers to collect state and local sales taxes, which, given the scope of our operations, could increase the complexity and risks for us to comply with such laws. We may not have sufficient lead time to build systems and processes to collect these taxes properly, or at all. Failure to comply with such laws or administrative practices, or a successful assertion by such states or foreign jurisdictions requiring us to collect taxes where we do not, could result in substantial tax liabilities, including for past sales, as well as penalties and interest. In addition, if the tax authorities in jurisdictions where we are already subject to sales tax or other indirect tax obligations were successfully to challenge our positions, our tax liability could increase substantially. Our business could be harmed if one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of merchandise sold through our websites.

We could be subject to additional sales tax or other tax liabilities.

We are also subject to U.S. (federal and state) and foreign laws, regulations, and administrative practices that require us to collect information from our customers, vendors, merchants, and other third parties for tax reporting purposes and report such information to various government agencies. The scope of such requirements continues to expand, requiring us to develop and implement new compliance systems. Failure to comply with such laws and regulations could result in significant penalties.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law new legislation that significantly revises the Internal Revenue Code of 1986, as amended. The newly enacted federal income tax law, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time and modifying or repealing many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the new federal tax law is uncertain and our business and financial condition could be adversely affected. In addition, it is uncertain if and to what extent various states will conform to the newly enacted federal tax law. The impact of this tax reform on holders of our common stock is also uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to this legislation and the potential tax consequences of investing in or holding our common stock.

We are subject to payments-related risks.

We accept payments using a variety of methods, including credit card, and debit card, credit accounts (including promotional financing), gift cards, direct debit from a customer’s bank account, consumer invoicing, physical bank check, and payment upon delivery. For existing and future payment options we offer to our customers, we may become subject to additional regulations and compliance requirements (including obligations to implement enhanced authentication processes that could result in significant costs and reduce the ease of use of our payments products), as well as fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide certain Amazon-branded payment methods and payment processing services, including the processing of credit cards, and debit cards., electronic checks, and promotional financing. In each case, it could disrupt our business if these companies become unwilling or unable to provide these services to us. We also offer co-branded credit card programs, which could adversely affect our operating results if terminated. We are also subject to payment card association operating rules, including data security rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected..

In addition, we provide regulated services in certain jurisdictions because we enable customers to keep account balances with us and transfer money to third parties, and because we provide services to third parties to facilitate payments on their behalf. In these jurisdictions, we may be subject to requirements for licensing, regulatory inspection, bonding and capital maintenance, the use, handling, and segregation of transferred funds, consumer disclosures, and authentication. We are also subject to or voluntarily comply with a number of other laws and regulations relating to payments, money laundering, international money transfers, privacy and information security, and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to additional requirements and civil and criminal penalties or forced to cease providing certain services.

We could be liable for fraudulent or unlawful activities of sellers.

The law relating to the liability of providers of online payment services is currently unsettled. In addition, governmental agencies could require changes in the way this business is conducted. Under our seller programs, we may be unable to prevent sellers from collecting payments, fraudulently or otherwise, when buyers never receive the products they ordered or when the products received are materially different from the sellers’ descriptions. Under our A2Z Guarantee, we reimburse buyers for payments up to certain limits in these situations, and as our third-party seller sales grow, the cost of this program will increase and could negatively affect our operating results. We also may be unable to prevent sellers on our sites or through other seller sites from selling unlawful goods, selling goods in an unlawful manner, or violating the proprietary rights of others, and could face civil or criminal liability for unlawful activities by our sellers.

If we do not begin to generate significant revenues, we will still need to raise additional capital to meet our long-term business requirements. Any such capital raising may be costly or difficult to obtain and would likely dilute current stockholders’ ownership interests. If we are unable to secure additional financing in the future, we will not be able to continue as a going concern.

If we do not begin to generate significant revenues from our operations we will need additional capital, which may not be available on reasonable terms or at all. The raising of additional capital will dilute current stockholders’ ownership interests. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

●	maintaining enough working capital to run our business;

●	pursuing growth opportunities, including more rapid expansion;

●	acquiring complementary businesses and technologies;

●	making capital improvements to improve our infrastructure;

●	responding to competitive pressures;

●	complying with regulatory requirements for advertising or taxation; and

●	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity-linked securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect that is different from or in addition to that reflected in the capitalization described in this report.

Further, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Because many of our offers use a no-reserve auction process, we may sell some of our travel products and services below our cost, which may cause our business to suffer.

Many of our auctions start with a low bid. If the bidding level does not meet or exceed our cost, we will incur a loss on the auction. Several factors can cause this situation to occur, such as a lack of interest on the part of bidders, a perception that the travel product or service offered is too expensive relative to other options available, or technical problems with the Internet or our website.

Due to the expiring nature of our inventory, our business may suffer if are unable to sell our inventory in a timely manner.

The travel industry suffers from numerous inefficiencies relating to the expiring nature of travel products and services. An airline seat or hotel room that remains unsold past the date of its availability will not generate any revenue for the supplier. We purchase some of our inventory from our suppliers prior to its sale on our auction site. If we overestimate the demand for a certain product and are unable to sell it before the inventory expires, we will suffer a loss which may harm our operating results and revenues.

The market for online retail and travel products and services is highly competitive, and if we do no compete effectively, we may lose customers.

The market for online new, overstock, close-out, recertified and travel products and services is highly competitive, and we expect competition to intensify in the future. Some of our competitors and potential competitors have significantly greater financial resources and name recognition than we do. In addition, many of these companies have more technical, marketing and sales personnel and more established customer support and services than we do. They may also have the ability to enter into strategic or commercial relationships with larger, more established and well-financed companies. Potential competitors, such as online providers of indirect goods and services, may incorporate online retail and travel-related services into their existing product offerings. Our failure to compete effectively could harm our business and operating results. Increased competition is likely to result in reduced gross profits, loss of market share and dilution of our brand name, which could harm our revenues and operating results.

Our insurance coverage and indemnity rights may not adequately protect us against loss.

The types, coverage, or the amounts of any insurance coverage we may carry from time to time may not be adequate to compensate us for any losses we may actually incur in the operation of our business. Further, any insurance we may desire to purchase may not be available to us on terms we find acceptable or at all. We are not indemnified by all of our suppliers, and any indemnification rights we may have may not be enforceable or adequate to cover actual losses we may incur as a result of our sales of their products. Actual losses for which we are not insured or indemnified, or which exceed our insurance coverage or the capacity of our indemnitors or our ability to enforce our indemnity agreements, could have a material adverse effect on our business.

Current and future laws could negatively affect our auctions business in particular.

Many states and other jurisdictions have regulations governing the conduct of traditional “auctions” and the liability of traditional “auctioneers” in conducting auctions. These types of regulations may become applicable to online auction sites. We are aware that several states and some foreign jurisdictions have attempted to impose such regulations on other companies operating online auction sites or on the users of those sites. In addition, some states have laws or regulations that do expressly apply to online auction site services. We may incur costs in complying with these laws. We may, from time to time, be required to make changes in our business that may increase our costs, reduce our revenues and cause us to prohibit the listing of some items in certain locations, or make other changes that may adversely affect our auctions business.

Risks Related to Our Common Stock

Our securities are “Penny Stock” and subject to specific rules governing their sale to investors.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks; and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person; and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination; and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for Company’s shareholders to sell shares of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

There is very limited recent trading activity in our common stock and there is no assurance that an active market will develop in the future.

There is limited trading activity in our common stock. Further, although our common stock is currently quoted on the “pink sheets” maintained by OTC Markets, Inc., trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the common stock. We intend to cause our common stock to trade on the OTCQB Venture Market following the Merger but there are no assurances this will occur. There can be no assurance that following the Merger a more active market for the common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of the common stock and would likely have a material adverse effect on the market price of the common stock and on our ability to raise additional capital.

Because we became public by means of a merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “Merger” with a publicly traded company. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

We currently file quarterly and annual reports in compliance with the Alternative Reporting Standards of OTC Markets. We intend to become a full reporting company and become subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our Common Stock.

Once we, uBid and SkyAuction, become fully reporting companies under Section 13 of the Securities Exchange Act of 1934, as amended, following our merger with a public company, we may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of related rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and its ability to obtain or retain listing of our shares of common stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

We may have undisclosed liabilities and any such liabilities could harm our business, prospects, financial condition and results of operations.

Even though Incumaker represented in the uBid Merger Agreement that it had no liabilities at the closing of the uBid Merger, there can be no assurance that there are no unknown liabilities. Any such liabilities of Incumaker that survive the uBid Merger could harm our business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. Failure to identify and thereafter implement required changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls, if any, could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;
•	announcements of developments by us or our competitors;
•	regulatory actions regarding our products;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
•	adoption of new accounting standards affecting our industry;
•	additions or departures of key personnel;
•	introduction of new products by us or our competitors;
•	sales of our common stock or other securities in the open market; and
•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against the Company, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock is currently traded.

Our common stock is controlled by insiders.

Our officers and directors beneficially own approximately 51.30% of our outstanding shares of common stock. Such concentrated control may adversely affect the price of our common stock. Investors who acquire common stock may have no effective voice in our management. Sales by our insiders or affiliates along with any other market transactions, could negatively affect the market price of our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and we intend to take advantage of some of the exemptions from reporting requirements that are applicable to other public companies that are not emerging growth companies, including:

•	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a non-binding advisory vote on executive compensation or obtain stockholder approval of any golden parachute payments not previously approved.

Further, the JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition time to comply with new or revised accounting standards as applicable to public companies. We are choosing to elect the extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non- affiliates exceeds $700 million as of the prior May 31 and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Federal Securities laws. These statements relate to future events or future predictions, including events or predictions relating to our future financial performance, and are based on current expectations, estimates, forecasts and projections about us, our future performance, our beliefs and management’s assumptions. They are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “intend,” “predict,” “forecast,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks described under “Risk Factors” that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks described in Risk Factors, important factors to consider and evaluate in such forward-looking statements include: (i) general economic conditions and changes in the external competitive market factors which might impact the Company’s results of operations; (ii) unanticipated working capital or other cash requirements including those created by the failure of the Company to adequately anticipate the costs associated with acquisitions and other critical activities; (iii) changes in the Company’s corporate strategy or an inability to execute its strategy due to unanticipated changes; and (iv) the failure of the Company to complete any or all of the transactions described herein on the terms currently contemplated. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this Risk Factors discussion, there can be no assurance that the forward-looking statements contained in this prospectus will in fact transpire.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not undertake any duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or changes in our expectations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

USE OF PROCEEDS

The shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Security Holders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the Selling Security Holders. However, we will receive up to approximately $682,000 in gross proceeds upon the cash exercise of the FirstFire Warrant and Auctus Warrant. We will use any such proceeds for working capital.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC:QB under the symbol UBID since May 24, 2019, and was previously quoted on the OTC:Pink under the symbol UBID since February 11, 2019. Prior thereto, it was quoted under the symbol QMKR. As of June 6, 2019, there were 1,300 holders of record of our common stock.

The following table sets forth the high and low bid closing prices for our common stock for the periods indicated, as reported by the OTC Pink. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission.

Period	High	Low
Quarter Ending March 31, 2019
January 1, 2019 thru March 31, 2019	$.0600	$.0175

Year Ending December 31, 2018
October 31, 2018 through December 31, 2018	$.0999	$.0301
July 1, 2018 through September 30, 2018	$.0785	$.0469
April 1, 2018 through June 30, 2018	$.1350	$.0500
January 1, 2018 through March 31, 2018	$.1800	$.0600

Year Ended December 31, 2017
October 1, 2017 through December 31, 2017	$.2280	$.0500
July 1, 2017 through September 30, 2017	$.1500	$.0450
April 1, 2017 through June 30, 2017	$.9540	$.0700
January 1, 2017 through March 31, 2017	$.5000	$.0105

The last report sales price of our common stock on the OTC:QB on June 6, 2019 was $0.043 per share.

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Registration Rights Agreements

We have entered into registration rights agreements on November 13, 2018, with FirstFire Global in connection with a convertible note financing of $220,000 to assist with our acquisition of SkyAuction. Under the terms of the registration rights agreement between us and FirstFire we are required to file a resale registration statement within 90 days from the effective date of the convertible note or February 13, 2019, and to have that registration statement declared effective 180 days after the effective date of the convertible note or May 13, 2019, conditions that FirstFire Global has orally agreed with us not to require so long as this Form S-1 was filed when our fiscal year-end financial statements were completed. The registration statement registers three times (i) the number of shares issuable upon conversion of the convertible note in the principal amount of $220,000 which has a conversion price at the lower of (a) $0.05 or (b) 70% multiplied by the average of the three lowest volume weighted average prices of our common stock during the 21 consecutive trading day period immediately preceding the trading day that we receive a notice of conversion and (ii) the number of shares upon exercise of the warrant held by FirstFire Global that converts into 5,250,000 shares of our common stock.

DILUTION

Not applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF
OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

General

As the result of the uBid Merger , a discussion of the past financial results of Incumaker is not pertinent, and the financial results of uBid, the accounting acquirer, are considered our financial results on a historical and going-forward basis.

We are a participatory ecommerce company with over two decades of experience in both b2c auctions and fixed price sales. Our focus has been on connecting consumers with high value products and services in a unique, engaging purchase format. Auctions allow consumers an opportunity to establish pricing at substantial savings to those found via normal retail outlets both online and in brick and mortar store locations. Our online marketplaces provide (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our recent acquisition of SkyAuction,com, Inc. (“SkyAuction”), travel products and services. We operate our online auction marketplaces 24 hours a day, seven days a week, 365 days a year, currently offering unique merchandise units on our sites.

On November 12, 2018, we entered into a transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”)(Sky), SA Acquisition Corp. and the Company whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 165,365,244 newly issued shares of the Company common stock with a fair value of $8,268,000; a 3.5% promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger, and; a warrant to acquire 5,000,000 shares of our common stock that is exercisable for three years at an exercise price of $.05 per share. The warrant included certain features that could result in the reset of the exercise price. The transaction was accounted for as a purchase of a business, and our results of operations include the operations of Sky as of November 12, 2018, the date of the acquisition.

Our executive offices are located at 566 W. Adams St., Suite 260, Chicago, IL 60661, telephone (773) 272-5000. Our corporate website address is www.ubidholdings.com and transaction website is www.ubid.com and www.skyauction.com.

Overview

We are an online marketer and distributor of consumer products as well as travel and related services. We do this using a mix of participatory distribution offers (auctions) many of which the bids begin at just $1. Our auction offers run for a duration of between one hour and several days and can either be repeated or changed as the product totals vary. Our offers are a mix of a broad array of consumer products as well as travel and related services.

Most of our revenue is derived from successfully completed auctions of consumer goods, travel and related services. We recognize revenue after all of the following have occurred: a bidder wins and confirms an auction, we either ship directly or place orders with third-party suppliers, we notify the winning bidder that the auction has been fulfilled and we believe collection is reasonably assured. Revenues include service, shipping and handling charges and cancellation fees. We establish a reserve for estimated cancellations at the time revenues are recorded. Since bidding can start with a minimum bid as low as $1, we bear the risk of loss on many of our auctions.

Some of our relationships require us to purchase inventory in advance for offer on our site. In such cases we must manage our inventory to ensure our offers are concluded profitably. Since many travel products do not require advance purchase we maintain a low inventory at-risk position for these travel products. We pay no commissions since we are not an agent of any airline, hotel or resort supplier. Our arrangements with our suppliers are typically short-term in nature and can be terminated by either party at any time upon short notice.

Cost of travel represents our cost for airline tickets, hotel and resort accommodations and tour packages based upon our individual supplier pricing arrangements with airlines, hotel and resort companies, tour providers and other travel consolidators or distributors. Amounts charged to us by ticketing agents for issuing airline tickets are included in credit card, fulfillment and shipping costs. Our selling, general and administrative expenses represent our operating and overhead expenses including such categories as advertising, personnel-related, technology and professional fees.

The accompanying financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. We had a net loss of $677,000 during the year ended December 31, 2018. We had an accumulated deficit of $37,039,000 and $36,362,000 as of December 31, 2018 and 2017, respectively. Our continuation as a going concern is dependent on our ability to generate sufficient cash flows from operations and our ability to raise funds through the issuance of our common or preferred shares to meet our obligations and/or obtain additional financing, as may be required.

The financial statements included in this Report have been prepared assuming that we will continue as a going concern. The above condition raises substantial doubt about our ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, we evaluate such estimates and judgments, including those described in greater detail below. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

UBID - Comparison of Results of Operations for the three months ended March 31, 2019 and 2018

The following table sets forth the summary operations for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended
	March 31, 2019	March 31, 2018

Revenues	$1,103,000	$0
Operating Expenses	$2,384,000	$116,000
Other (Income) Expense	$289,000	$28,000
Net Loss	$1,570,000	$144,000

We generated revenues of $1,103,000 during the three months ended March 31, 2019, compared to revenues of $0 during the three months ended March 31, 2018, an increase of $1,103,000. This increase is the direct result of the acquisition of SkyAuction that occurred on November 12, 2018.

Operating expense was $2,384,000 during our three months ended March 31, 2019, compared to $116,000 during the same period in 2018, an increase of $2,268,000. This increase was as a result of additional expenses resulting from the result of the acquisition of SkyAuction and the change in our business and operations. Specifically, direct cost of revenue increased by approximately $714,000, due directly to the acquisition of SkyAuction from $0 in the three months ended March 31, 2018 compared to $714,000 in the same period in 2019. In addition, amortization expense of intangible assets increased to $629,000 for the three months ended March 31, 201,9 as compared to $0 during the same period ended March 31, 2018. This was the direct result of the acquisition of SkyAuction and the allocation of intangible assets which were amortized. In addition, selling, general and administrative increased from $116,000 in the three months ended March 31, 2018 to $1,041,000 in 2019, an increase of $925,000 as a direct result resulting from our acquisition of SkyAuction. In addition, we incurred stock based compensation of $103,000 during the three months ended March 31, 2019 and we did not incur any during the same period in 2018.

Other (income) expense increased from expense of $28,000 for the three months ended March 31, 2018 to $289,000 of expense in 2019. As we incurred interest expense of $52,000 in 2019 as compared to $23,000 that we incurred in 2018 as a direct result of additional notes payable. We also incurred $92,000 in amortization of debt discount in 2019 and we incurred $5,000 in 2018. We also had a loss from change in fair value of derivative liability of $416,000 and a gain from extinguishment of derivative liability of $266,000 during the three months ended March 31, 2019, both of which we did not incur in 2018.

As a result, we incurred a net loss of $1,570,000 in the three months ended March 31, 2019, compared to a net loss of $144,000 in the same period in 2018.

Liquidity and Capital Resources

As of March 31, 2019, we had $134,000 in cash and cash equivalents.

Net cash used in operating activities was $83,000 and $40,000 for the three months ended March 31, 2019 and 2018, respectively. The $43,000 increase in net cash used in operating activities was primarily an increase in net loss from $144,000 during the three months ended March 31, 2018 to $1,570,000 during the three months ended March 31, 2019 and offset by changes in operating assets and liabilities.

Cash provided by financing activities was $100,000 and $0 for the three months ended March 31, 2019 and 2018, respectively. Cash was provided through proceeds from an issuance of a note payable in 2019 and there were none issued in 2018.

Our financial statements included in this report have been prepared assuming that we will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in our financial statements, we incurred a net loss of $1,570,000 and utilized net cash of $83,000 in operating activities for the three months ended March 31, 2019. Our ability to continue as a going concern is dependent on us obtaining adequate capital to fund operating losses until we established a revenue stream and becomes profitable. If we are unable to obtain adequate capital we could be forced to cease operations. Accordingly, these factors raise substantial doubt as to our ability to continue as a going concern within one year after the date of the financial statements being issued.

In order to continue as a going concern, we must develop a reliable source of revenues and achieve a profitable level of operations, for which we will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that we will be successful in accomplishing raising additional capital or any of our plans.

Convertible Debt Assumed Upon Reverse Merger

In November 2018, the Company entered into a merger agreement with Incumaker Inc. As part of the merger, Ubid assumed outstanding convertible notes payable previously issued by Incumaker. The Notes have interest rates ranging from 8% to 22% per annum, and are all past due. The conversion price of these convertible notes contains reset provisions based on a future offering price and/or whose conversion prices are based on future market prices, as such, not fixed. As of December 31, 2018, outstanding balance of these notes payable amounted to $297,000.

During the period ended March 31, 2019 notes with a principal balance of $72,000 and accrued interest due of $61,000 were converted into 12,885,603 shares of the Company’s common stock. The balance of the notes payable at March 31, 2019 was $225,000.

Convertible Notes Payable – past due

8-10% Notes Payable Past Due

During fiscals 2016 through 2018, the Company issued convertible notes payable in the aggregate of $1,065,000. The notes are unsecured, bears interest rate of 8% and 10% per annum and matured one year from issuance. Notes Payable in the aggregate of $380,000 are convertible to common stock at a conversion price of $2.00 per share while the remaining $685,000 are convertible to equity upon completion of a Qualified Equity Financing amounting to $2.5 million. In addition, the Company will also grant the corresponding note holders a five-year warrant to purchase shares of common stock once the Qualified Equity Financing is consummated and the notes are convertible to equity.

As of March 31, 2019 and December 31, 2018, outstanding balance of these notes amounted to $1,065,000, respectively. As of March 31, 2019 and the date of this report, all the notes payable are past due.

8% Note Payable

During the year ended December 31, 2018, the Company issued an 8% convertible note payable with an outstanding principal balance of $220,000 in receipt of cash proceeds of $200,000, resulting in a $20,000 discount upon issuance. The note is unsecured, bears interest at 8% per annum and will mature in November 2019. The note is convertible at the lesser of $0.07 or 70% of the average of the three lowest trade prices of the common stock in the in the 21 days prior to conversion.   In addition, the Company issued warrants to acquire 5,250,000 shares of the Company’s common stock at an exercise price of $0.05 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

As of March 31, 2019 and December 31, 2018, outstanding balance of the note amounted to $220,000, respectively.

Bridge Notes Payable

On May 2, 2018, the Company issued a bridge note in the amount of $275,000. Cash proceeds to the Company was $250,000 for an original issue discount of $25,000. The note is unsecured, bears interest at 2% per annum and matures in May 2019.

As of March 31, 2019, outstanding balance of the note payable amounted to $275,000.

Acquisition Note Payable to Related Party

Pursuant to the terms of the SkyAuction Merger Agreement, the Company entered into a secured promissory note in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger. The secured note issued to SkyAuction provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at our discretion in common stock or cash. The Promissory Note was secured by all assets of SkyAuction under the terms of a Guaranty Agreement. SkyAuction and uBid have amended the Promissory Note to extend the date of the first payment of principal in the amount of $500,000 from 120 days from the date of Closing as that term is defined in the Merger Agreement or March 13, 2019, to the date when we have raised sufficient financing to make such payment.

Recent Financing - On April 9, 2019, we entered into a convertible note financing with Auctus under which we issued a convertible promissory note in the principal amount of $277,500 from which will be deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of April 9, 2020. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $0.06 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. The initial coverage has been set at 28,750,000 shares. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase 7,000,000 shares that we will register under the 1933 Act at an exercise price of $0.06 per share. We are authorized to prepay this convertible loan commencing on the date of the note and ending 180 days after the date of the note by paying 115% of the outstanding principal amount of the note together with accrued and unpaid interest thereon.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, result of operations, liquidity or capital expenditures.

Comparison of Results of Operations for the years ended December 31, 2018 and 2017

The following table sets forth the summary income statement for the years ended December 31, 2018 and 2017:

	For the Years Ended
	December 31, 2018	December 31, 2017

Revenues	$567,000	$7,000
Operating Expenses	$1,645,000	$1,191,000
Other (Income) Expense	$102,000	$146,000
Net Loss	$1,180,000	$1,330,000

We generated revenues of $567,000 during our fiscal year ended December 31, 2018, compared to revenues of $7,000 during our fiscal year ended December 31, 2017, an increase of $560,000. This increase is the result of the acquisition of SkyAuction.

Operating expense was $1,645,000 during our fiscal year ended December 31, 2018, compared to $1,191,000 during 2017, an increase of $454,000. This increase was as a result of additional expenses resulting from the result of the uBid Merger and the change in our business and operations. Specifically, direct cost of revenue increased by approximately $362,000, due to the acquisition of SkyAuction from $0 in 2017 compared to $362,000 in 2018. And amortization of intangible assets increased by $315,000 from $0 in 2017 to $315,000 in 2018 due to the acquisition of SkyAuction and the resulting amortization of intangible assets acquired. These amounts were offset by the reduction in selling, general and administrative from $1,191,000 in 2017 to $968,000 or $223,000 less than in the same period in 2018, as a direct result resulting from our management’s attempt to control costs.

Other (income) expense decreased from expense of $146,000 in 2017 to $102,000 in 2018. As we incurred interest expense of $91,000 in 2018 and we incurred $65,000 in 2017. In 2018 we incurred financing costs of $416,000, which we did not incur in 2017. We also had a gain from change in fair value of derivative liability of $196,000 and gain from extinguishment of derivative liability of $37,000, which we did not incur wither of these items in 2017 as well as a gain of $251,000 from extinguishment of accounts payable that we did not incur in 2017.

As a result, we incurred a net loss of $1,180,000 in 2018, compared to a net loss of $1,330,000 in 2017.

SKYAUCTION:

On November 12, 2018, we entered into a transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”)(Sky), SA Acquisition Corp. and the Company whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 165,365,244 newly issued shares of the Company common stock with a fair value of 8,268,000; a 3.5% promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger, and ;. a warrant to acquire 5,000,000 shares of our common stock that is exercisable for three years at an exercise price of $.05 per share. The warrant included certain features that could result in the reset of the exercise price and was considered to be a derivative liability with a fair value of $300,000 based on a weighted average black scholes option pricing model.

The following table sets forth the summary income statement for the nine months ended September 30, 2018 and 2017:

	For the Nine Months Ended
	September 30, 2018	September 30, 2017

Revenues	$2,737,000	$3,255,000
Operating Expenses	$2,873,000	$3,161,000
Other (Income) Expense	$(21,000)	$(34,000)
Net Income (Loss)	$(115,000)	$128,000

We generated revenues of $2,737,000 during the nine months ended September 30, 2018, compared to revenues of $3,255,000 during the nine months ended September 30, 2017. This decrease was due to certain products not being available.

Operating expense was $2,873,000 during the nine months ended September 30, 2018, compared to $3,161,000 during the nine months ended September 30, 2017, a decrease of $288,000. Direct cost of revenues decreased $184,000 from $2,014,000 during the nine months ended September 30, 2017 to $1,830,000 during the comparable period in 2018. This was a direct result of the decrease in revenues. In addition, this decrease was as a result of a decrease in general and administrative expense resulting from our management’s attempt to control costs. Specifically, personnel expense decreased by $54,000 during the nine months ended September 30, 2018 compared to the similar period in 2017, due to a reduction in the number of employees from $656,000 in 2017 compared to $602,000 in 2018. Professional fees decreased $28,000 from $110,000 during the nine months ended September 30, 2017 to $81,466 during the comparable period in 2018 as a result of management’s attempt to control costs. Other operating expenses which include rent, advertising, hosting storage, computer supplies and office supplies and expenses decreased $59,000 from $78,000 during the nine months ended September 30, 2017 to $19,000 during the comparable period in 2018 also a direct result of managements’ attempt to control costs.

We also generated other income of $21,000 during the nine months ended September 30, 2018 compared to $34,000 during the nine months ended September 30, 2017. This reduction of $13,000 was due to the less frequent use of company credit cards as a result of the general reduction of general and administrative expenses. The credit card usage generates rebate revenue.

As a result, we incurred a net loss of $115,000 during the nine months ended September 30, 2018, compared to net income of $128,000 during the nine months ended September 30, 2017.

Comparison of Results of Operations for the years ended December 31, 2017 and 2016

The following table sets forth the summary income statement for the years ended December 31, 2017 and 2016:

	For the Years Ended
	December 31, 2017	December 31, 2016

Revenues	$4,292,000	$5,025,000
Operating Expenses	$4,010,000	$4,829,000
Other (Income) Expense	$(38,000)	$(50,000)
Net Income	$304,000	$242,000

We generated revenues of $4,292,000 during our fiscal year ended December 31, 2017, compared to revenues of $5,025,000 during our fiscal year ended December 31, 2016, a decrease of $733,000. This decrease was as a result of the unavailability of certain products.

Operating expense was $4,010,000 during our fiscal year ended December 31, 2017, compared to $4,829,000 during 2016, a decrease of $819,000. Direct cost of revenues decreased $1,027,000 from $3,453,000 during the year ended December 31, 2016 to $2,426,000 as a direct result in the decrease in revenues. However, this decrease was offset by an increase in general and administrative expense. Specifically, personnel expense increased $ 52,000 from $565,000 in 2016 compared to $617,000 in 2017 as employees were added. And other operating expenses which include rent, advertising, hosting storage, computer supplies and office supplies and expenses increased $174,000 from $557,000 during the year ended December 31, 2016 to $731,000 during the comparable period in 2017.

We also generated other income of $38,000 during the year ended December 31, 2017 compared to $50,000 during the year ended December 31, 2016. This decrease of $12,000 was due to the less frequent usage of company credit cards. The credit card usage generates rebate revenue.

As a result, we generated net income of $304,000 during the year ended December 31, 2017, compared to net income of $242,000 during the year ended December 31, 2016.

BUSINESS

Overview

We are a participatory e-commerce company with over two decades of experience in both b2c auctions and fixed price sales. Our focus has been on connecting consumers with high value products and services in a unique, engaging purchase format. We believe that auctions allow consumers an opportunity to establish pricing at substantial savings to those found through normal retail outlets, both online and brick and mortar store locations.

We currently operate through two internet sites:

● our auctions on uBid.com which we believe was one of the first and remains one of the most recognized names among auction sites that currently feature a rotating selection of computer products, consumer electronics, watches, jewelry and gifts, sporting goods, collectibles, home goods, travel and fashion products, which typically sell at significant discounts to prices found through traditional retailers; and

● our auctions on SkyAuction.com that offer travel inventory from leading airlines, hotels, resorts and tour operators to thrifty consumers searching for travel bargains.

We operate our online auction and bargain-sale marketplaces 24 hours a day, seven days a week, 365 days a year. We have commenced a program that includes numerous growth initiatives, including expanding product categories and seeking complementary acquisitions, in an effort to position uBid as one of the fast growing e-commerce companies.

E-commerce Industry

Growth of E-commerce and the Online Auction Market

E-commerce is now, and has been for the last several years, the fastest growing retail market in the United States. In 2018, U.S. e-commerce sales reached $465.1 billion, according to IBISWorld, E-commerce & Online Auctions Report (February 2019), up from $413.1 billion in 2017, representing an 12.6% sales increase. IBISWorld, E-Commerce & Online Auctions, an independent industry research firm, predicts that U.S. e-commerce sales will continue growing at an annual rate of at least 10% for each of the next five years to reach $600 billion in e-commerce sales by the year 2021. Forrester Research and other independent online statistical organizations such as Statista Inc. and UPS Pulse of the Online Shopper, 2018; comScore, have also observed that (i) online sales are increasingly accounting for a larger percentage of all retail sales, which includes in-store sales, and will reach 50% for most retail categories in which we participate, (ii) the number of online shoppers in the United States now exceeds 205 million and is growing, (iii) shoppers are spending more time online than before and purchasing goods in an expanded number of product categories and (iv) millennials are becoming the largest group of online shoppers and make approximately 54% of their purchases online and, in light of growing up during the 2008 financial crisis, are value-driven consumers. Forrester Research attributes these trends to an increased awareness of online shopping’s convenience, the expanded range of products that are available online, improvements in security and electronic payment technology and the explosive growth of mobile device usage, on which approximately 25% of all retail e-commerce sales are now conducted. We believe that we can capitalize on these well-established trends toward e-commerce and online auction sales

Online auctioning has become part of the mainstream distribution mix when consumers are looking to make purchases at high value prices. Consumers have been able to find and purchase goods and services of every type and sellers have been able to connect with a vast base of potential consumers easily and efficiently. Auctioning as a method of both selling and buying has well established thanks to the advent of ecommerce and its growth in acceptance with a global constituency.

The Online Auction Market Opportunity

Online auctions allow sellers to connect directly with a motivated base of consumer to give them a firm channel to monetize on unsold products. These products may include excess and unique items, which can be new or refurbished. Suppliers traditionally have sold and continue to sell excess goods through various liquidation channels such as factory outlets, catalogs, resellers and mass merchants. We offer both suppliers the ability to sell to us directly multiple product quantities without risk while offering the consumer the benefit of the economies of scale due to our centralized purchases. Other platforms have varying degrees of these elements but with the following drawbacks:

●	Multi-channel selling requires individual relationship management for each applicable channel.

●	Sellers gain access to the marketplace only by abiding to individual rules and restrictions established independently by each.

●	Sellers must pay significant fees in order to participate on each platform.

●	Sellers gain access to individual consumer sales but are unable to capitalize or cultivate information as “their own” and only foster patronage of the platform making them beholden to third party regulation of their direct sales efforts.

●	Sellers are unable to sell product in bulk to one centralized source and must dedicate resources to maintaining B2C platforms that many manufacturers and distributors do not normally have as part of their organizations.

●	Most B2B organizations do not have customer service staff or infrastructure to service a wider direct consumer selling effort driving up the cost of products and operational expenses.

Online auctions and our centralized purchasing model allow manufactures and distributors normally engaged in B2B selling the opportunity to distribute products via one centralized point of purchase which allows them to move their inventory within the normal parameters of their model. Auctions allow the expansion of their normal range of business in an opaque way preventing dilution of their normal distribution method. Our direct supply relationships strengthen our ability to add value and margin to our selling efforts while cementing our role as a useful and reliable source of distribution for a broad range of goods and services.

 Value Proposition to Consumers and Sellers

 Consumers: Auctioning is all about allowing consumers to realize value by having them “participate” in establishing the price they pay. We believe that it is exciting, fun and most of all results in mass consumer satisfaction in achieving their perceived value for every dollar they spend. Here are some other features of the auction process:

●	Broad and Deep Product Selection. Through our uBid websites, we offer thousands of high quality and brand name new, overstock, close-out and recertified merchandise across a variety of categories including personal computers, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectible products each day on our easy-to-navigate websites, allowing customers to bargain shop without the need to travel to disparate retail locations during store operating hours. Our customers can access our websites at their convenience, 24 hours a day, seven days a week. To highlight the limited quantities of our inventory and create a sense of shopping urgency, we utilize event-based marketing, including our “Auction of the Day” and limited time sales. We believe this creates a “bargain hunting” experience, stimulating strong customer satisfaction and loyalty.

●	Consumer decides the format and the price: By incorporating our new “Bid, Buy or Best Offer” format we are enticing consumers to select the purchase format by giving them a triple choice to suit their comfort. Since auctioning is by nature gives a starting base price at the lowest possible level we hope to leverage new, none traditional auction participants to engage showing the potential savings on each product right inside the same environment. We strongly believe that consumers will take the chance and “participate” as opposed to opting for a higher priced purchase option.

●	State of the Art Customer Service. It is our intention to engage our customers on multiple levels based on the communication vehicle of their choice. Beyond our commercial engagement program we will engage text bidding and customer service, email communications and AI chatbot technology to enhance the end-to-end customer experience.

●	Multiple Payment Options. Customers will be able to take advantage of their choice of payment methods including credit cards, Paypal and all alternate systems such as Apple Pay, Amazon pay, etc.

Sellers: Our company believes in a blend of strategic partnerships and sole sourcing product to achieve the best sales and margin returns in our category. Many auction sites that depend solely on the cultivation of individual or commercial sellers struggle to keep a balanced, profit-centric mix of products on auction at all times. We will take advantage of single sourcing inventory that we believe is advantageous to our sales and profit goals. This will allow us to expand our reach and source products centrally giving us total control of most of our offers and ensuring a well-rounded customer experience at all times. We will also cultivate partnerships under either an affiliated “store” environment or integrated into “branded” auctions to complement our activities in sole sourcing products. Here is how we define and observe sellers in our environment:

●	Sole Sourcing Products: The mainstream utilization of multi-channel selling has allowed many B2B companies to develop active B2C selling channels for their use. This creates challenges and cost centers for them to penetrate this new marketplace which for many outweigh the benefits of doing so. Working with us in a centralized relationship actively selling inventory directly to us gives them the benefit of our marketplace in one simple transaction. We receive the economies of scale through large inventory purchases and receive the benefits of increased sales and profit. We have a deep understanding of this method of product sourcing and there is no limitation to the product types, brands or quantities we have available at any given time.

●	Active Marketplace Presence: The uBid.com brand has over 20 years of history attached to its ability to market and sell in the participatory ecommerce space. We will actively cultivate selling partnerships by offering solutions to B2B organizations that desire to sell products and services without disrupting their mainstream marketing and sales operations. We will demonstrate the “cumulative” impact of our efforts as a valuable outlet source to consumers operating in a very opaque and niche market way.

●	Branded Store Development: It is our intention to create an affiliate area of our marketplace offering the extensive listing of brand-specific offers in a customized environment. This will allow us to essentially run private labeled auctions for each individual brand placed outside the uBid.com platform while they run simultaneously for our customers to bid on. This will be a business development effort further mainstreaming auctioning as a viable, ingrained method for selling inventory, both off site and on site.

●	Support Services: We are well positioned with over 20 years of experience in every aspect of auctioning from product procurement to final customer sale. This expertise works well to ensure results for sole sourced product lines as well as the integration of branded offering making our interface with potential suppliers seamless and productive. We can walk any potential supplier through every aspect of the experience and extoll the value of working in partnership with us to create incremental sales and profits as a direct result.

OUR PRODUCTS AND SERVICES

Our Online Marketplaces

uBid.com

Both the Ubid.com present and future sites will have the same baseline functionality but featuring many enhancements to improve our consumer experience. “Bid, Buy or Best Offer” will bring a three-in-one approach to garnering sales and engaging interaction. We intend our site re-design to bring a more appealing, simplified offer to market with better descriptive language and images to engage potential consumers.

We expect to simplify customer registration and make common with popular credentials using Facebook or Google common login practices. We will improve our communications plan allowing customers to “bid via text”, have a live an interactive mobile site, even a Ubid.com App is slated for development under our new plan.

SkyAuction.com

Our website www.skyauction.com allows our customers to access our wide selection of travel products and services. Customers can view current ongoing auctions based on our auction categories or search for ongoing auctions based on a defined search criterion such as date of travel, destination, general geographic location and class of travel. To place a bid on an ongoing auction, each customer must complete a free, brief registration form, or in the future login in using common credentials created on other social media outlets. Once a customer has registered, he or she may begin bidding immediately and will be able to monitor multiple auctions as well as use our automated bidding function.

Many of our auctions can begin with a minimum bid as low as $1. Through our automated bidding function, a bidder may set a maximum bid and have our web site increase his or her bid by preset increments up to the maximum bid amount set by the bidder. As a result, the bidder has an opportunity to win an auction at the most economical price possible without constant monitoring of the auction. We also provide information throughout the auction process to enhance customer enjoyment, such as the dollar amount of the current winning bid, the amount of time to elapse before the auction is closed, and an e-mail notification if a bidder’s maximum bid has been exceeded, allowing the bidder to then increase his maximum bid.

Once an auction is completed, the winning bidder is notified by e-mail and requested to submit preferred travel dates by e-mail. A customer service agent will then work with our suppliers to confirm the requested itinerary, make the reservation, notify the bidder, charge the customer’s form of payment and forward the required information to staff for processing. We have the ability to select which supplier will be used to fulfill our auction sales where a specific supplier was not identified in the auction. Our customers rely on us to address date changes or cancellations.

We believe that our competitive advantages are:

Established relationships with leading travel industry providers. Our two principal executives each brings to our business over 40 years of experience in the travel industry. We have taken advantage of the relationships that they have developed over that period with leading travel industry suppliers. These relationships have enabled us to offer travel products and services with most name brand companies.

Effective sales channel for our travel suppliers. We believe that we provide our suppliers with an effective channel to distribute their perishable, last-minute products and excess capacity caused by seasonality, such as off-peak season, as well as other marketplace factors, such as route-specific or geographical overcapacity. Our no-reserve auction process provides travel suppliers with a unique channel of distribution that is not perceived by customers as a direct discount from the travel services supplier, thereby protecting their traditional pricing structures, distribution channels and brand names, while generating increased revenues to them and incremental demand for their travel products.

Wide variety of flexible travel products and services. Since our inception, our customers have traveled to over 500 destinations. We typically provide our customers with a wide variety of options and flexibility for their reservations. Our customers can also participate in most of our suppliers’ frequent travel membership and other customer loyalty programs.

Travel industry focus. Skyauction has significant experience providing travel products and services, which we believe enables us to operate more effectively in our market. We strive to create value for our customers by offering a timely, interesting variety of products and services. Our travel industry expertise has enabled us to design unique travel packages that we believe create added value for our customers. We position ourselves as a reliable marketplace for nearly all travel needs

Our site present and future site will have the same baseline functionality but featuring many enhancements to improve our consumer experience. “Bid, Buy or Best Offer” will bring a three in one approach to garnering sales and engaging interaction. Our site re-design will bring a more appealing, simplified offer to market with better descriptive language and images to engage potential consumers.

Customer registration will be simplified and made common with popular credentials using Facebook or Google common login practices. We intend to improve our communications plan by allowing customers to “bid via text”, having a live and interactive mobile site and developing a Ubid.com App under our business plan.

Our Products and Merchandising

We currently offer on average of over 1,000 total items in each of our daily auctions and now also feature many travel products through SkyAuction.com. For the year ended December 31, 2017, and the year ended December 31, 2018, our consumer product mix based on revenues consisted of approximately 50% new merchandise and 20% refurbished products. This mix can fluctuate from quarter to quarter depending on the type of products posted in our marketplaces or available for purchase at acceptable prices. Regardless of the source of the merchandise, most merchandise we sell is covered by manufacturer, distributor or refurbisher warranties. We believe that the warranties provided by the suppliers, combined with our emphasis on customer service, provides us with a competitive advantage.

We currently offer products in the following categories:

Travel: Over our tenure we have offered virtually every form of general market travel product available on a global basis. Our most sought after products include luxury hotels, vacation rentals, cruises, discount vacation certificates as well as various tour and travel products. We capitalize on opportunities to leverage inventory at spectacular prices when available which adds to the “scarcity” component compelling auction participants to act quickly and bid more actively.

Consumer Electronics: Televisions and audio equipment, automobile electronics and GPS, home theater and audio equipment, camcorders, cell phones, headphones, and cell phone accessories.

Jewelry and Gifts: Fine jewelry, including rings, earrings, watches, bracelets and necklaces.

Sporting Goods: Exercise and fitness accessories, exercise and fitness equipment, camping and hiking equipment, and sports accessories.

Collectibles: Coins, silver and gold bullion, paper currency, sports memorabilia, movies, and games and toys.

Home Goods: Bedding and pillows, lighting clocks, office furniture, tools and accessories, kitchen appliances and accessories, storage, and plants.

Fashion: Women’s and men’s sunglasses, costumes and footwear.

Over our tenure auctions have included such representative brand names as Apple, Sony, HP, Samsung, Dell, Panasonic, Lenovo, Microsoft and LG.

Our Sales Channels

uBid.com is actively engaging in multi-channel selling leveraging sales created via other websites to enhance our volume related purchasing capabilities. These sales lead new customers to our website and give us alternate revenue and margin streams allowing us to closely monitor the competitive environment for all our products. These included Amazon, Walmart, and eBay for consumer products and Airbnb, Vrbo and various other sites for travel related products. We have successfully managed this program into a vibrant segment of our overall selling matrix.

Supplier Relationships

We obtain merchandise for our web site platforms from manufacturers, distributors and retailers and through commercial trading companies. We believe that we have substantial access to additional sources of merchandise and are in a position to leverage our existing relationships and add new suppliers to increase the breadth and number of products we offer. Since merchandise availability can be unpredictable, a strong base of supplier relationships is important to our success. As a result, our buying staff maintains ongoing contact with our suppliers to learn when new merchandise becomes available.

With increasing regularity, we will be assuming full inventory and price risk by making sole supply arrangement where we in effect pre-purchase inventory. We believe our ability to sell our inventory quickly through our website and via our multi-channel system justifies the cost of and risk involved in carrying inventory. We have been able to secure sales via steady supply and enhance margins by securing this supply in advance. This system removes the requirement for B2B suppliers to engage in complicated infrastructure allowing us to become their “sole” source for selling products in this alternate channel.

We believe that we have built strong relationships with established suppliers of travel products and services due to our success in marketing and distributing excess travel inventory for our suppliers without compromising their brands or undermining their standard pricing. As a result, we believe that we will be able to continue to enhance relationships with our existing suppliers and establish relationships with new suppliers.

Hotels, resorts and timeshares. We have entered into arrangements with over 20 hotel and resort companies, individual hotels or hotel groups and a timeshare company. Through these suppliers, we have access to over 3,000 properties, representing over 100,000 rooms, ranging from budget to luxury accommodations at four- and five-star resorts or resort condominiums, at locations throughout the United States and North America, the Caribbean, Latin America and Europe, as well as other international locations. This wide variety of properties, available to us from suppliers ranging from Viva Resorts to Barcelo Resorts, as well as numerous luxury resort condominium properties, allows us to offer our customers appealing accommodations to satisfy their particular preferences and budgets.

We generally obtain hotel and resort accommodations based on rates that are adjusted for seasonality, on either a per-person or per-room basis. In addition, we obtain further discounts on excess accommodations in specific locations or during certain seasons.

We have agreements with RCI and Interval International, the world’s largest timeshare exchanges, through which we may select the properties and locations of the inventory we purchase.

Marketing Strategy

Our marketing strategy is aligned with our overall business goals to drive revenue and margin growth by increasing our consumer and supplier bases. Our marketing strategy is focused primarily on four areas: (i) increasing consumer awareness of www.uBid.com and www.skyauction.com, (ii) expanding and optimizing customer acquisition efforts and (iii) implementing a scalable, cost-effective customer retention program.

●	Increasing consumer awareness of uBid and its online properties. We believe that we have created a unique position in the marketplace focused on earning consumer trust. This position of “trust” is supported by our focus on business-to-consumer selling (versus consumer-to-consumer selling), significant investments in our customer support services, internal product warehousing and payment transaction processing and endorsements from various recognized third-party security and privacy programs. We believe this “trust” positioning will continue to set us apart from our competitors and provide a meaningful difference in attracting and maintaining customers. In addition, we intend to pursue an aggressive marketing strategy designed to promote brand awareness and the concept that customers can purchase a wide range of products and services through us at good values. We plan to utilize a combination of Web-based advertising, targeted e- mail, broadcast media, print campaigns, billboards and other media placements to further our marketing and branding strategy.

●	Expanding and optimizing customer acquisition efforts. Our marketing expenditures are primarily spent on attracting traffic to our websites. Traffic to our websites consisted of 1,735,000 individual visits in 2018. Potential new customers are sourced through a range of online efforts including affiliate marketing programs, paid search listings, shopping comparison programs, online partnerships, e-mail marketing and social media campaigns. In addition, we also utilize marketing channels such as in-store media, event marketing and single partnerships with key online media companies to broaden our customer demographics and drive larger incremental gains in customer acquisition.

●	Implementing a scalable, cost-effective customer retention program. It is critical to have a program that effectively manages new customer relationships from acquisition to activation (one-time bidding/buying) to repeat purchase. We have recently increased our investment in the implementation of our customer retention management. Our efforts to date have been focused on developing programs aimed at improving bidding/buying behavior among key customer segments including recent bidders, lapsed and long lapsed bidders, inactive members (i.e., never bid), registered members without a credit card on file, and members without an opt-in e-mail address.

●	More effectively measuring and managing the profitability of individual auctions. We have created an online marketplace that enables customers to purchase a wide range of travel products and services from numerous suppliers. Registered users bid and ultimately pay only the amount which they perceive to be a good value for the product or service. Our Web site offers suppliers of travel products and services an alternative distribution channel to generate incremental demand and revenue while maintaining the integrity of their sales channels, pricing structures and brands. With excess inventory that is perishable, suppliers of travel products and services face increasing pressure to sell merchandise as time passes. We effectively create targeted demand and provide a distribution channel distinct from the supplier’s traditional sales channels.

Product Fulfillment and Logistics

uBid.com ships products to our customers either from our central New Jersey facility or from our contracted warehouse which is also in New Jersey. We utilize a centralized inventory control system to allocate all shipments to our site and multi-channel customers and we are directly responsible for maintaining customer returns, service emails and all expediting. This centralized control allows us up-to-the-minute information on all shipments pending, in transit or completed. It also keeps us directly in control of the customer information flow on a daily basis.

The product fulfillment process, from receipt of products through shipment, is largely automated through our use of a third-party logistics warehouse and distribution system, enabling us to capture real-time data on inventory receiving, shipping and stock levels. This flexible system enables us to control warehouse costs and more closely manage the distribution of our directly procured merchandise because we only pay for the warehousing used on a per transaction basis. Direct product fulfillment and its related costs shrink or expand to fit the needs of our business. As a result, we do not currently incur significant overhead costs of owning and operating warehouse. We believe that the speed and accuracy of our order fulfillment process reinforces and enhances our customers’ total purchase experience.

Customer Service and Support

Our ability to establish and maintain long term relationships with our customers and encourage repeat visits and purchases is dependent, in part, on the strength of our customer support and service operations. We have established multiple channels for communicating with our customers before and after the sale, including phone, e-mail and online support.

We currently employ a staff of in-house customer support personnel responsible for handling customer inquiries, tracking shipments, investigating and resolving problems with merchandise and travel. Customer care representatives are available for support from 10 a.m. to 5 p.m., Eastern Time, Monday through Friday. In addition, our customer service representatives are trained to cross-sell complementary and ancillary products and services including extended product warranties and accessories.

We plan to enact the use of AI chatbots to further help our customers to navigate offers and easily gain information generally prior to sale, helping customers engage our offers with confidence.

Information Technology and Digital Infrastructure

We use a combination of proprietary and commercially available licensed technologies to support our uBid.com and SkyAuction.com operations. We have developed a scalable technology platform to support our operations, including merchandising, marketing, order management, inventory and accounting. These systems are designed to make both the customer experience and the transaction reporting and tracking process as seamless and simple as possible. Our current strategy is to license commercially available technology wherever possible rather than seek internally-developed solutions.

  Competition

The online retail market is intensely competitive. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. We currently compete with numerous competitors, including:

●	liquidation online retailers such as Liquidity Services, Inc.;

●	e-commerce websites such as eBay, Etsy, Priceline, GroupOn, Overstock.com, Wayfair and Zulily; and

●	private sale sites such as Rue La La and Gilt Groupe.

We expect the online retail market to become even more competitive as traditional retailers continue to develop services that compete with our services. In October 2016, for instance, Wal-Mart Stores Inc. announced that it would direct billions of dollars in annual capital spending toward boosting e-commerce sales, and spent $3.3 billion to buy online retailer Jet.com and nearly doubled its investment in Chinese online retailer JD.com Inc. In addition, manufacturers and retailers may decide to create their own websites to sell their own overstock and close-out inventory as well as the excess inventory of third parties. Competitive pressures created by any one of our competitors, or by our competitors collectively, could harm our business, prospects, financial condition and results of operations.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, online retailers may be acquired by, receive investments from, or enter into other commercial relationships with larger, well-established and well-financed companies. Some of our competitors may be able to secure merchandise from manufacturers on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to website and systems development than we do. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. We cannot provide assurance that we will be able to compete successfully against existing or future competitors.

We believe that competition in the online auction and e-commerce market is based predominantly on:

●	price;

●	product quality and selection;

●	shopping convenience;

●	order processing and fulfillment;

●	customer service; and

●	brand recognition.

Intellectual Property and Other Proprietary Rights

We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. We cannot assure you that others will not independently develop similar intellectual property. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

We own our uBid service marks, which are registered trademarks.

Our proprietary software is protected by copyright laws. The source code for our proprietary software also is protected under applicable trade secret laws. We own the copyright and other proprietary rights for our auction processing and auction management applications. We own the patent license for fixed price consignment that will allow our vendors and our merchants to create auctions with fixed pricing.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us.

Third parties may, in the future, recruit our employees who have had access to our proprietary technologies, processes and operations. These recruiting efforts expose us to the risk that such employees will misappropriate our intellectual property.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business.

Government Regulation

As with any company operating on the Internet, we are subject to a growing number of local, national, and international laws and regulations. These laws are often complex, sometimes contradict other laws, and are frequently changing. Laws may be interpreted and enforced in different ways in various locations around the world, posing a significant challenge to our global business. For example, U.S. federal and state laws, E.U. directives, and other national laws govern the processing of payments, consumer protection, the privacy of consumer information; pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security, other laws define and regulate unfair and deceptive trade practices. Still other laws dictate when and how sales or other taxes must be collected. Laws of defamation apply online and vary by country. The growing regulation of e-commerce worldwide could impose additional compliance burdens and costs on us and could subject us to significant liability for any failure to comply. Additionally, because we operate internationally, we need to comply with various laws associated with doing business outside of the United States, including anti-money laundering, sanctions, anti-corruption, and export control laws.

Many states and other jurisdictions have regulations governing the conduct of traditional “auctions” and the liability of traditional “auctioneers” in conducting auctions. These types of regulations may become applicable to online auction sites. We are aware that several states and some foreign jurisdictions have attempted to impose such regulations on other companies operating online auction sites or on the users of those sites. In addition, some states have laws or regulations that do expressly apply to online auction site services. We may incur costs in complying with these laws. We may, from time to time, be required to make changes in our business that may increase our costs, reduce our revenues and cause us to prohibit the listing of some items in certain locations, or make other changes that may adversely affect our auctions business.

We are subject to a variety of federal, state and international laws and regulations governing consumer data. The General Data Protection Regulation (“GDPR”), which was recently adopted by the European Union became effective in May 2018, requires companies to satisfy new requirements regarding the handling of personal and sensitive data, including its collection, use, protection and the ability of persons whose data is stored to correct or delete such data about themselves. Complying with the GDPR caused us to update certain business practices and systems. Non-compliance with GDPR could result in proceedings against us by governmental entities or others and fines up to the greater of €20 million or 4% of annual global revenue. In addition, the State of California adopted the California Consumer Protection Act of 2018 (“CCPA”), which will become effective in 2020 and also will regulate the collection and use of consumers’ data. Compliance with the CCPA is expected to cause us to make additional updates to certain business practices and systems.

The most prominent regulation affecting the e-commerce and online auctions industry in recent years has been the Streamlined Sales and Use Tax Agreement organized by the Streamlined Sales Tax Governing Board. The agreement is the result of the cooperative efforts of most states and the business community. It was drafted in hopes of minimizing the costs and administrative burden on retailers that collect sales and use taxes across multiple states. The agreement requires online retailers to collect sales tax from customers living in states that have passed the agreement. With the rising popularity of online shopping and many US states seeking to increase revenue, more and more states have been passing legislation to conform to the agreement in recent years. Currently, 24 states have passed legislation confirming the agreement. In June 2018, the Supreme Court ruled that state-imposed internet sales tax is legal. Industry operators are also governed by the Federal Trade Commission’s Mail, Internet or Telephone Order Merchandise rule, which requires that retailers use methods that enable the shipment of goods within 30 days of a product’s order. The rule also requires retailers to notify consumers of any delays that would postpone shipment beyond the 30-day window. The Federal Trade Commission (FTC) also enforces online privacy laws to ensure consumers’ sensitive information, such as names, addresses and social security and credit card numbers, are protected. Additionally, online advertising and marketing laws, such as truth in advertising standards, guard consumers against false advertising.

Employees

As of March 31, 2019, we had 13 full time employees. None of our employees or personnel is represented by a labor union, and we consider our employee/personnel relations to be good. Competition for qualified personnel in our industry is intense, particularly for software development and other technical staff. We believe that our future success will depend in part on our ability to attract, hire and retain qualified personnel.

Properties

Our principal administrative facilities are located 566 W. Adams St, Suite 260, which consist of approximately 1,200 square feet. We currently lease such facilities for $1,700 per month effective August 1, 2018. The lease expires in August 2019. We intend to move our administrative facilities to Norcross, Georgia, in the third quarter of 2019. Commencing August 1, 2019, we will be moving our headquarters to Lakeside Corporate Court, 5880 Live Oak Parkway, Suite 100, Norcross, Georgia 30093. The lease is for 2,475 rentable square feet and expires August 1, 2024. The monthly lease expense commences at $1,000 for the first year and rises to $2,900 per month in the fifth year of the lease.

SkyAuction’s principal executive offices are located at 241 North Avenue West, Westfield, New Jersey 07090 and consist of approximately 1,500 square feet. We currently lease such facilities for $3,000 per month. We have a self-renewing month-to-month lease with no immediate escalation.

As we expand, we will need to find suitable additional space, which we believe is available on commercially reasonable terms for both of uBid and SkyAuction. We do not own any real estate.

Engagement of Investment Bank

On December 10, 2018, we entered into an Advisory Agreement with Maxim Group LLC (“Maxim”) under which Maxim will assist us with financial advisory and investment banking services, including a valuation analysis, analysis of our financial models and organizational structure, potential strategic alliances, acquisitions and capital requirements, our up listing to a national exchange (Nasdaq or NYSE), our investor presentations and strategic introductions to potential financing alternatives.

Future Undertakings

We intend to undertake a reverse split within the range of 1:10 to 1:30 to allow us to meet listing standards of a national stock exchange and to pursue a number of potential acquisitions. There are no assurances that this action will be approved by our shareholders, that our registration statement will be declared effective by the SEC or that our common stock will be approved for trading on a national stock exchange.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, there is one legal proceeding that is pending against us or involves us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

On December 17, 2017, a lawsuit that had been dismissed by the plaintiff on July 21, 2017, was refiled against us pursuant to Georgia’s renewal statute (O.C.G.A. 9-2-61), titled Oelshlager v. Cryomist II, Cryomist III and Incumaker, Inc. (Fulton County Georgia State Court). The lawsuit alleges that Incumaker is liable for the conduct of its subsidiary on the theory that it is the parent of these separate corporations and that the Cryomist Companies were merely the alter ego of Incumaker. We intend to vigorously defend the Company against this lawsuit.

On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. We intend to vigorously defend against these claims.

SELLING SECURITYHOLDERS

The Selling Securityholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 55,820,218 shares of our common stock held by such Selling Securityholders and upon conversion of (i) the FirstFire convertible note, (ii) the FirstFire Warrant and (iii) the Auctus convertible note and (iv) the Auctus Warrant. Such shares consist of:

●	22,000,000 shares of our common stock under the FirstFire convertible note assuming a conversion price of $0.03 per share;

●	9,250,000 shares of our common stock under the Auctus convertible note assuming a Variable Conversion Price as that term is defined in the Auctus convertible note of $0.03 per share;

●	5,250,000 shares of our common stock underlying the FirstFire Warrant; and

●	7,000,000 shares of our common stock underlying the Auctus warrant.

Because the FirstFire Warrant and Auctus Warrant permit cashless exercise, the number of shares that ultimately will be issuable upon any exercise thereof may be less than the number of shares being offered by this prospectus. The Selling Securityholders may sell all, some or none of their shares in this offering. The Selling Securityholders also may sell, transfer or otherwise dispose of some or all their shares in transactions exempt from, or not subject to the registration requirements of, the Securities Act. See “Plan of Distribution.”

The tables below have been prepared based solely on information supplied to us by the Selling Securityholders and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the Selling Securityholders has not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the Selling Securityholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the Selling Securityholders has voting or dispositive power, including any shares that the Selling Securityholders has the right to acquire within 60 days of June 10, 2019. The percentage of ownership before the offering is calculated based on 446,856,939 shares outstanding as of June 10, 2019. The percentage of ownership after the offering assumes the exercise of all shares underlying the FirstFire Warrant and Auctus Warrant and the sale by the Selling Securityholders of all of their shares offered for resale hereby.

Pre-IPO Selling Securityholders

	Beneficial Ownership Before	Shares	Beneficial Ownership
	Offering	Offered	After Offering
Selling Securityholders	Shares	Hereby	Shares	Percent

FirstFire Global Opportunities Fund, LLC(1)	27,750,000	500,000	0	0%
Auctus Fund, LLC(2)	16,250,000	16,250,000	0	0%
Fourth Street Fund, LP(3)	8,520,218	8,520,218	0	0%
Darren Bankston	3,300,000	3,300,000	0	0%

(1)	FirstFire Global’s beneficial ownership includes (i) 22,000,000 shares of our common stock underlying the FirstFire convertible note and (ii) 5,250,000 shares of our common stock underlying the FirstFire Warrant. FirstFire Global is controlled by Eli Fireman.
(2)	Auctus’ beneficial ownership includes (i) 9,250,000 shares of our common stock underlying the Auctus convertible note and (ii) 7,000,000 shares of our common stock underlying the Auctus Warrant. Auctus Fund is controlled by Lou Posner.
(3)	Fourth Street Fund is controlled by Lisa Mannion.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

The following tables set forth certain information regarding the beneficial ownership of our common stock as the date of this Report by (i) each person who, to our knowledge, owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power. The address of each of the directors and executive officers listed below is c/o uBid Holdings, Inc., 566 West Adams Street, Suite 260, Chicago, IL 60661; Tel: (773) 272-5000.

For purposes of this table, 22,250,000 shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this report are deemed outstanding.

Class of Securities	Name and Address	# of Common Shares	% of Class

Common	Ketan Thakker(1)	92,412,634	20%

Common	Michael N. Hering(1)	129,174,771	27.9%

Common	Salvatore Esposito, Jr.(1)	13,528,043	2.9%

Common	All Officers and Directors as a Group (three persons)	235,115,448	50.80%

(1) Officer and/or director of our Company.

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are the executive officers and directors of our Company:

Name	Age	Position
Ketan Thakker	50	Chief Executive Officer; President and Chairman
Kevin Harrington	62	Director
M. Scot Wingo	50	Director
Paul K. Danner	61	Director
Michael N. Hering	66	Chief Merchandising Officer
Salvatore Esposito, Jr.	60	Chief Operating Officer

Ketan Thakker has been our Chairman, President and Chief Executive Officer since August 2014. He joined our company as Chief Financial Officer in July 2013, leading our restructuring, and was promoted the following year. Mr. Thakker is an entrepreneurial leader with more than 20 years in finance and operations. He has significant hands-on experience in building and growing new and existing businesses in the online space. He founded and served as President of TripRental.com and TripRental Software, an online listing site for vacation rental properties, from March 2011 to June 2013. He previously served as the Chief Financial Officer for Apartments.com, a Classified Ventures Company from 2006 to 2011. Mr. Thakker also held leadership roles in financial management at Abbott Laboratories and Baxter International Inc. Mr. Thakker received an M.B.A. from Northwestern University’s Kellogg School of Management and is an accredited certified public accountant.

As the Chairman, President and Chief Executive Officer, Mr. Thakker leads the Board and guides our company. Mr. Thakker brings extensive e-commerce industry knowledge of the company and a deep background in technology growth companies, mergers and acquisitions and capital market activities, making him well qualified as a member of the Board. His service as Chairman, President and Chief Executive Officer creates a critical link between management and the Board.

Kevin Harrington was appointed as a director of our Company on February 13, 2019, following the closing of the SkyAuction Merger. Mr. Harrington has almost 40 years’ experience in product introduction and direct marketing, being one of the first to market products through infomercials in 1984. Since 2005, he has been Chief Executive Officer of Harrington Business Development, Inc. and, since November 2015, Chief Executive Officer of KBHJJ, LLC, each privately held consulting firms controlled by him. A serial entrepreneur, Mr. Harrington appeared as one of the original panelists on the ABC television program, “Shark Tank,” from 2009 to 2011. He currently serves as a director of Celsius Corp., a developer of calorie-burning fitness beverages, since March 2013, Emergent Health Corp., a developer of nutritional products, since December 2014, and Redwood Scientific Technologies, Inc., a marketer of consumer homeopathic drugs and supplements, since April 2015. He also serves on the Advisory Board of Good Gaming, Inc., an eSports tournament gaming platform, since March 2016, and was formerly the Chairman of the Board of As Seen On TV, Inc., a public company that focuses on marketing products through infomercials and other direct marketing, from May 2010 to April 2014. Mr. Harrington is the author of “Act Now! How to Turn Ideas into Million-Dollar Products,” which chronicles his life and experiences in the direct response industry. Mr. Harrington is a co-founder of two global networking associations, the Entrepreneur’s Organization (formerly the Young Entrepreneurs Organization) in 1997, and the Electronic Retailing Association in 2000. Mr. Harrington’s in-depth knowledge of the e-commerce market and the broad range of companies in the industry make him well qualified as a member of the Board. He also brings transactional expertise in mergers and acquisitions and capital markets.

M. Scot Wingo was appointed as a director of our Company on February 13, 2019, following the closing of the SkyAuction Merger. Mr. Wingo is a co-founder of ChannelAdvisor Corporation (NYSE) and has served as chairman of its board of directors since its inception in 2001, as its executive chairman since May 2015 and as its chief executive officer from 2001 until May 2015. Mr. Wingo is a co-founder of, and since July 2016 has served as the chief executive officer of, Get Spiffy, Inc., an on-demand car cleaning technology and services company. Prior to founding ChannelAdvisor, he served as general manager of GoTo Auctions, chief executive officer and co-founder of AuctionRover.com, which was acquired by GoTo.com, and as chief executive officer and co-founder of Stingray Software, which was acquired by RogueWave. He has appeared on CNBC, The Today Show and contributed thought leadership to the WSJ, New York Times, Washington Post, Bloomberg/Business Week, LA Times, AP, Reuters and many other publications. Mr. Wingo regularly speaks about e-commerce and on-demand topics at IRCE (Internet Retailer Conference and Exhibition), NRF’s/shop.org Digital Summit, NRF’s Big Show, Shoptalk, NPD Idea, Bronto Summit, ChannelAdvisor Catalyst and many e-commerce/retail-oriented Wall Street conferences. Mr. Wingo has received numerous awards including Ernst and Young’s Entrepreneur of the Year and Triangle Business Journal’s Businessperson of the Year. Mr. Wingo received a B.S. degree in Computer Engineering from the University of South Carolina and an M.S. degree in Computer Engineering from North Carolina State University. The Board of Directors believes that Mr. Wingo’s reputation as a thought leader in the e-commerce industry, transactional expertise in mergers and acquisitions and capital markets and his business experience in founding and overseeing the growth of software companies makes him well qualified to be a member of the Board.

Michael N. Hering is a co-founder of SkyAuction and has served as its President, Chief Executive Officer and director since February 1999. Mr. Hering has served as the Chairman of its board of directors for SkyAuction. From March 1981 to March 2000, he was also Chairman, President and Chief Executive Officer of Magical Holidays, Inc., a travel wholesaler.

Paul K. Danner joined our Board of Directors on February 13, 2019, following the SkyAuction Merger. He is currently serving as the Chief Executive Officer of Pepex Biomedical, Inc. From 2016 to 2018, he was Chairman & Chief Executive Officer of Alliance MMA, Inc., NASDAQ-listed sports promotion and media firm. Formerly, Mr. Danner was the Managing Director of Destiny Partners Worldwide, a global organizational management and business operations consultancy since 2006. From 2008 to 2010, Mr. Danner was also the Chief Executive Officer of Shanghai-based China Crescent Enterprises, a fully-reporting OTCBB-listed information technologies company which operated primarily in Asia. Previously, he served as Chairman & Chief Executive Officer of Paragon Financial Corporation, a NASDAQ-listed financial services firm, from 2002 to 2006. From January 1998 to 2001 Mr. Danner was employed in various roles at MyTurn.com, Inc., a NASDAQ-listed information technologies company, including as Chief Executive Officer. From 1996 to 1997, Mr. Danner was the Managing Partner of Technology Ventures, a business consultancy firm. From 1985 to 1996 he held executive-level and sales & marketing positions with a number of Fortune-100 technology companies including NEC Technologies and Control Data Corporation. Mr. Danner served as a Naval Aviator flying the F-14 Tomcat, and subsequently as an Aerospace Engineering Duty Officer supporting the Naval Air Systems Command, for eight years on active duty plus 22 years with the reserve component of the United States Navy. He retired from the Navy in 2009 with the rank of Captain. Mr. Danner received his BS in Business Finance from Colorado State University and holds an MBA in Marketing from the Strome College of Business at Old Dominion University.

Salvatore Esposito, Jr. is a co-founder of SkyAuction where he has served as its Chief Operating Officer since February 1999. Mr. Esposito also was a founder and Executive Vice President since February 1999 of Magical Holidays, Inc., an air consolidation business and tour operator focusing on Africa. From 1986 to February 1992, Mr. Esposito held the position of a national sales manager, regional sales manager and Director of Sales at British Airways, Pan American World Airways and Sabena Belgian World Airways, respectively. Mr. Esposito received a B.A. from St. Peter’s College.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Mr. Thakker, the Board considered his day-to-day operational leadership of our company and in-depth knowledge of our business. In the case of Messrs. Wingo, Danner and Harrington, the Board has considered their extensive experience in corporate management that will assist our corporate governance.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of our directors, Messrs. Wingo, Richardson, Danner and Harrington are independent within the meaning of the Nasdaq Marketplace Rules cited above, and that Paul Danner We believe Paul Danner is also an audit committee financial expert as that term is defined by listing standards of the national securities exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 under the Securities Exchange Act of 1934.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, officers and directors also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Committees of the Board of Directors

Currently, our Board of Directors acts as audit, nominating, corporate governance and compensation committees.   The Board of Directors has adopted charters relative to its audit committee, compensation committee and nominating committee.    Until such time as we add more members to the Board, the entire Board will determine all matters and no committees have been formed. We intend to appoint persons to the board of directors and committees of the board of directors as required to meet the corporate governance requirements of a national securities exchange, although we are not required to comply with these requirements until we are listed on a national securities exchange. We intend to appoint directors in the future so that we have a majority of our directors who will be independent directors, and of which at least one director will qualify as an “audit committee financial expert,” prior to a listing on a national securities exchange.

Audit Committee

The audit committee’s duties under the terms of its charter are to recommend to our board of directors the engagement of independent auditors to audit our financial statements and to include the terms of its charter review our accounting and auditing principles. The audit committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The audit committee members possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee

The compensation committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of our executive officers, administering our stock option plans, and recommending and approving grants of stock options under those plans.

Nominating Committee

Under the charter of our nominating and corporate governance committee, the nominating and corporate governance committee considers and makes recommendations on matters related to the practices, policies and procedures of the board of directors and takes a leadership role in shaping our corporate governance. As part of its duties, the nominating and corporate governance committee assesses the size, structure and composition of the board of directors and its committees, coordinates evaluation of board performance and reviews board compensation. The nominating and corporate governance committee also acts as a screening and nominating committee for candidates considered for election to the board of directors.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. We will post a copy of our code of ethics on our website, and intend to post amendments to this code, or any waivers of its requirements, as well.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We expect to have at least three independent directors serving on the Board of Directors and intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, by-laws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of uBid during the years ended December 31, 2018, 2017 and 2016; and (ii) each other individual that served as an executive officer of uBid at the conclusion of the years ended December 31, 2018, 2017 and 2016 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

Name and Position	Years	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
Ketan Thakker,	2018	$200,000	0	0	0	0	0	0	$200,000
Chairman, President and	2017	$200,000	0	0	0	0	0	0	$200,000
Chief Executive Officer	2016	$200,000	0	0	0	0	0	0	$200,000

Michael Hering	2018	$20,885							$20,885	[1]
Chief Merchandising Officer / President and CEO, SkyAuction

[1]	This sum represents the compensation of Mr. Hering since the SkyAuction Merger on November 12, 2018. His total cash compensation for the 12 months ending December 31, 2018, was $149,063 (including amounts earned as an officer of SkyAuction). In addition, Mr. Hering also received 165,363,244 shares of common stock with a fair value of $8,268,000 and warrants to purchase 5,000,000 shares of common stock with a fair value of $300,000 as part of the purchase of SkyAuction, Inc. that occurred on November 12, 2018.

Employment and Advisory Agreements

On March 29, 2019, we entered into a new employment agreement with Ketan Thakker, our Chairman, President and Chief Executive Officer. The employment agreement provides that Mr. Thakker will receive a base salary during the first year of his employment agreement at an annual rate of $200,000 for services rendered in such positions. Under the terms of his employment agreement, his annual base salary may be increased as determined by our Board of Directors but may not be less than $200,000. In addition, Mr. Thakker may be entitled to receive, at the discretion of our Board, a cash bonus based on the performance goals of our Company.

The employment agreement also provides for termination by us upon his death or disability (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event the employment agreement is terminated by us without cause, Mr. Thakker will be entitled to compensation for the balance of the term.

In the event of a change of control of our company, Mr. Thakker may terminate his employment within six months after such event and will be entitled to continue to be paid pursuant to the terms of his employment agreement.

Mr. Thakker also entered into a confidentiality and non-competition agreement in conjunction with his employment agreement which contains covenants restricting Mr. Thakker from engaging in any activities competitive with our business during the term of the employment agreement and one year thereafter and prohibiting him from disclosure of confidential information regarding our company at any time.

Equity Compensation Plan Information

On February 11, 2019, our Board of Directors and stockholders adopted our 2019 Stock Incentive Plan (the “2019 Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, we are authorized to issue up to 40,000,000 shares of Common Stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards.

Administration. The 2019 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the “Administrator”). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2019 Plan and of any awards granted there under and to modify awards granted under the 2019 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2019 Plan without prior approval of the Company’s shareholders.

Eligibility. The 2019 Plan provides that awards may be granted to employees, officers, directors and consultants of Drone USA or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2019 Plan.

Shares that are subject to issuance upon exercise of an option under the 2019 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2019 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2019 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2019 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2019 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company’s shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company’s common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2019 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2019 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee’s employment at the original purchase price.

Amendment and Termination of the 2019 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2019 Plan or amend the 2019 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2019 Plan in a manner that requires stockholder approval.

2018 Director Compensation

We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses as described above, we did not provide any cash or equity compensation to our non-employee directors during the year ended September 30, 2016.

Except as set forth in the table below, none of our directors received compensation during the fiscal year ended December 31, 2018, for services provided as a director except reimbursement of ordinary and reasonable expenses incurred in exercising their responsibilities and duties as a director. Upon commencement of their Board membership on February 13, 2019, the nonexecutive members of the Board, Messrs. Harrington, Wingo and Danner, each received a grant of 3,000,000 restricted shares of our common stock of which 25% of the restricted stock grant (750,000 shares) vested upon acceptance of the offer to serve on our Board of Directors and 25% of the restricted stock grant (750,000 shares) will vest upon each of the three anniversaries of the acceptance date of the offer (February 13, 2019) provided that each Board member has served continuously as an advisor to the Company during such one year period, (ii) an annual cash allowance will be paid in equal quarterly amounts as follows: year 1 $5,000, year 2 $15,000 and year 3 an amount to be determined and (iii) each nonexecutive Board member who serves as a Chair of one of our Board Committees will receive an additional cash payment of $2,000 annually and each nonexecutive Board member who serves as a member of one of our Board Committees will receive an additional cash payment of $1,000 annually.

PRINCIPAL AND SELLING SECURITYHOLDERS

The following table sets forth certain information as of June 7, 2019, the beneficial ownership of our common stock by the following persons:

•	each person or entity who, to our knowledge, owns more than 5% of our common stock;
•	our executive officers named in the Summary Compensation Table above;
•	each director;
•	all of our executive officers and directors as a group; and
•	the Selling Securityholders.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o uBid Holdings, Inc., 566 West Adams Street, Suite 260, Chicago, IL 60661, and our telephone number is (773) 272-5000. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Class of Securities	Name and Address	# of Common Shares	% of Class

Common	Ketan Thakker (1)	92,412,634	20.0%

Common	Michael N. Hering(1)	129,174,771	27.9%

Common	Kevin Harrington(1)	750,000	*

Common	M. Scot Wingo(1)	750,000	*

Common	Paul K. Danner(1)	750,000	*

Common	Salvatore Esposito, Jr.(1)	13,528,043	2.9%

Common	All Officers and Directors as a Group (three persons)	237,365,448	51.3%

(1)	Officer and/or director of our Company.
*	less than 1% of the issued and outstanding shares of common stock.

We have agreed to keep such registration effective until all shares of common stock can be sold without registration pursuant to Rule 144 under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

Acquisition of SkyAuction.com

As discussed under the heading “SkyAuction Acquisition” in the “Business” section above, effective November 13, 2018, the Company completed the acquisition of SkyAuction for consideration consisting of a $2,500,000 promissory note to be shared by the SkyAuction shareholders according to their respective share ownership of SkyAuction. Michael Hering owned 71% of the issued and outstanding shares of SkyAuction common stock prior to the SkyAuction Merger.

Upon the completion of the SkyAuction Merger, Michael Hering remained on the SkyAuction Board of Directors and became Chief Merchandising Officer of the Company.

In the SkyAuction Merger, Michael Hering received a warrant for 5,000,000 shares of our common stock. The warrant is exercisable for three years at an exercise price of $.05 per share.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consisted of 750,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” Preferred Stock, par value $0.001 per share. As of June 6, 2019, there were 446,856,939 shares of common stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

Issued and Outstanding Capital Stock

After giving effect to the uBid Merger and SkyAuction Merger, including conversion of uBid options and warrants outstanding prior to the uBid Merger, the issued and outstanding securities of the Company on the date of this Report are as follows:

•	446,856,939 shares of common stock;
•	0 shares of preferred stock;
•	3,000,000 options to purchase shares of common stock; and
•	Warrants to purchase 22,250,000 shares of common stock at a range of $0.05 to $0.06 per share.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding.

All shares of the designated and the undesignated preferred stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may or may not be: issued in series, convertible into shares of common stock, redeemable by the Company and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of any convertible preferred stock be exchanged for shares of common stock, the resulting increase in the number of issued and outstanding common stock may or may not have a depressive effect on the market value of our common stock.

Unless specifically issued without such rights, the holders of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our common stock.

Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Description of Warrants

Under the terms of the uBid Merger Agreement we issued a warrant to FirstFire Global to purchase 5,250,000 shares of our common stock (the “Warrant Shares”) at an exercise price of $.05 per share for a period of three years from November 13, 2018. FirstFire Global may elect to receive the Warrant Shares on a cashless basis if (i) the Market Price (as that term is defined in the warrant) of one share of our common stock is greater than the exercise price, and (ii) we do not have an effective non-stale registration statement covering FirstFire Global’s immediate resale of the warrant shares without any limitations. We cannot effect any exercise of the warrant if it would result in First Fire Global beneficially owning more than 4.99% of our outstanding shares of common stock unless authorized by FirstFire Global and in any case not to effect any exercise if it would cause FirstFire Global to own more than 9.99% of our outstanding shares of our common stock. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

Under the terms of the SkyAuction Merger Agreement we issued a warrant dated November 12, 2018, to Michael Hering to purchase 5,000,000 shares of our common stock exercisable for three years from the date of the warrant at an exercise price of $.05 per share as a bonus for arranging the Merger with Incumaker. Michael Hering may elect to exercise the warrant on a cashless basis. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

We issued a warrant dated March 5, 2019, to ER Opportunity Fund, LP to purchase 5,000,000 shares of our common stock exercisable for three years at an exercise price of $.05 per share in connection with the agreement by ER Opportunity Fund to convert $132,000 in principal and accrued but unpaid interest of six convertible notes we issued to ER Opportunity Fund.

We issued a warrant dated April 9, 2019, to Auctus Fund to purchase 7,000,000 shares of our common stock exercisable for three years at an exercise price of $.06 per share. The warrant is subject to anti-dilution provisions to reduce the exercise price for any anti-dilutive pricing of our common stock subject to customary exceptions.

Transfer Agent

Our transfer agent is Transhare Corporation, 15500 Roosevelt Blvd., Suite 302, Clearwater, FL 33760.

Blank Check Preferred Stock

The ability to authorize “blank check” preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Delaware General Corporation Law (“DGCL”) Section 145 provides us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under DGCL section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

We have a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market resulting from this Offering could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 446,856,939 shares of common stock issued and outstanding. Upon the completion of this Offering, we will have outstanding an aggregate of up to an additional 43,500,000 shares and assuming that none of our other outstanding warrants or are exercised. Of these outstanding shares, all 55,820,218 shares sold by us in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Of the 446,856,939 shares of our common stock outstanding prior to the completion of this Offering and held by existing stockholders, approximately 47,750,422 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act all but approximately 44,000,000 of which have been held for more than six months. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	One percent of the number of shares of common stock then outstanding, which will equal approximately 4,397,665 shares immediately after this Offering; or
•	The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
•	In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:
•	are preceded by a notice filing on Form 144;
•	are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and
•	only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

We are registering 22,500,000 shares of common stock issuable under the conversion of the convertible note in the principal amount of $220,000 that we issued to FirstFire Global, 9,250,000 shares of common stock issuable under the conversion of the convertible note in the principal amount of $277,500 that we issued to Auctus Fund, 5,250,000 shares of common stock issuable upon exercise of the FirstFire Warrant and 7,000,0000 share of common stock issuable upon exercise of the Auctus Warrant to permit the resale of those securities from time to time after the date of this prospectus by the selling securityholders. The term “selling securityholders,” as used herein, includes any pledgee, assignee or successor-in-interest to any selling securityholder listed herein selling such shares or interests in such shares received after the date of this prospectus from a selling securityholder as a pledge, gift, partnership distribution or other transfer.

The selling securityholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in such securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The securities may be offered by the selling securityholders at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of the securities or interests therein:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	in the over the counter market;

●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution or other future transaction exchange-related transaction in accordance with the rules of the applicable exchange or exchange-related transaction;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the pledged securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the securities in other circumstances, in which case the pledgees, assignees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the beneficial owner; (2) any material relationship the beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities owned by the beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of securities to be owned by the beneficial owner after the offering is complete.

In connection with the sale of our securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the selling securityholders. However, we will receive up to approximately $682,000 in gross proceeds upon the cash exercise of the FirstFire Warrant and Auctus Warrant covering certain of the securities offered for resale.

The selling securityholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We are also registering for initial issuance 12,250,000 shares of common stock underlying the FirstFire Warrant and Auctus Warrant. Pursuant to the terms of those warrants, the securities to be issued upon exercise of such options and warrants will be distributed only to those warrant holders who duly provide notice of exercise and, unless exercised on a cashless basis, provide payment of the exercise price, all in accordance with the applicable agreement governing such options and warrants. The applicable option and warrant agreements are included or incorporated by reference as exhibits to the Registration Statement.

LEGAL MATTERS

Culhane Meadows PLLC, 1101 Pennsylvania Avenue, N.W., Suite 300, Washington, D.C. 20004, will pass upon the validity of the shares of our common stock to be sold in this Offering.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2018 and 2017, included in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of SkyAuction as of and for the years ended December 31, 2017 and 2016 included in this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.ubidholdings.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

UBID HOLDINGS, INC.

F-1

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(unaudited)

Assets:
Current assets
Cash	$134,000	$117,000
Accounts receivable	31,000	64,000
Inventory	36,000	58,000
Deposit Credit Card processor	350,000	350,000
Prepaid expenses and other current assets	466,000	764,000
Total current assets	1,017,000	1,353,000

Other asset	30,000	-
Goodwill	4,578,000	4,578,000
Intangible assets, net	5,684,000	6,313,000
Security deposits	6,000	6,000
Total assets	$11,315,000	$12,250,000

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$796,000	$711,000
Accrued expenses	138,000	158,000
Accrued payroll and advances - related party	1,032,000	967,000
Accrued interest	254,000	262,000
Deferred revenue	163,000	156,000
Convertible notes payable, net of discount , past due	1,152,000	1,097,000
Convertible debt assumed upon reverse merger	225,000	297,000
Bridge note payable,net of discount	373,000	267,000
Acquisition note payable to related party , net of discount	2,168,000	2,136,000
Derivative liability	1,085,000	936,000
Total current liabilities	7,386,000	6,987,000

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $0.001, 10,000,000 shares authorized, none issued and outstanding	-	-

Common stock, par value $0.001, 750,000,000 shares authorized and 446,856,939 and 431,721,336 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	447,000	432,000

Additional paid in capital	42,594,000	42,373,000
Accumulated deficit	(39,112,000)	(37,542,000)
Total stockholders’ equity	3,929,000	5,263,000

Total liabilities and stockholders’ equity	$11,315,000	$12,250,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For Three Months Ended	For Three Months Ended
	March 31,	March 31,
	2019	2018

Revenues	$1,103,000	$-

Operating Expenses:
Direct cost of revenues	714,000	-
Selling, general and administrative	1,041,000	116,000
Amortization of intangible assets	629,000	-
Total Operating Expenses	2,384,000	116,000

Loss From Operations	(1,281,000)	(116,000)

Other (Income) Expense
Interest	52,000	23,000
Amortization of debt discount	93,000	5,000
Gain on extinguishment of derivative liability	(266,000)	-
Change in value of derivative liability	415,000	-
Other (income) loss	(5,000)	-
Total Other (Income) Expense	289,000	28,000

Net Loss	$(1,570,000)	$(144,000)

Net loss
-Basic and diluted	$(0.00)	$(0.01)

Weighted average common shares outstanding
-Basic and diluted	437,477,884	202,110,632

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(UNAUDITED)

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

THREE MONTHS ENDED MARCH 31, 2019

Balance, December 31, 2018	431,721,336	$432,000	$42,373,000	$(37,542,000)	$5,263,000

Issuance of common stock upon conversion of notes payable and accrued interest	12,885,603	13,000	120,000	-	133,000

Issuance of common stock for services	2,250,000	2,000	101,000	-	103,000

Net Loss	-	-	-	(1,570,000)	(1,570,000)

Balance, March 31, 2019	446,856,939	$447,000	$42,594,000	$(39,112,000)	$3,929,000

THREE MONTHS ENDED MARCH 31, 2018

Balance, December 31, 2017	202,110,632	$202,000	$34,323,000	$(36,362,000)	$(1,837,000)

Net Loss	-	-	-	(144,000)	(144,000)

Balance, March 31, 2018	202,110,632	$202,000	$34,323,000	$(36,506,000)	$(1,981,000)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

UBID HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Three Months Ended	For the Three Months Ended
	March 31,	March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,570,000)	$(144,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	629,000	-
Stock based compensation	103,000	-
Gain on extinguishment of derivative liability	(266,000)	-
Change in fair value of derivative liability	415,000	-
Amortization of debt discount	93,000	5,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	298,000	10,000
Accounts receivable	33,000	-
Inventory	22,000	-
Deferred revenue	7,000	-
Accounts payable	55,000	10,000
Accrued expenses and interest	33,000	26,000
Accrued payroll and advances - related party	65,000	53,000
Net Cash Used in Operating Activities	(83,000)	(40,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	100,000	-
Net Cash Provided by Financing Activities	100,000	-

Net Change in Cash	17,000	(40,000)
Cash at Beginning of Period	117,000	43,000
Cash at End of Period	$134,000	$3,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock upon conversion of notes payable and accrued interest	$133,000	$-
Increase in other asset and accounts payable	$30,000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

uBid.com Holdings, Inc.

Notes to the Condensed Consolidated Financial Statements
As of and For the Three Months Ended March 31, 2019 and 2018

(unaudited)

Note 1 — Organization and Operations

uBid.com Holdings, Inc. (the “Company”) operates on-line websites that enable itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers. Through the Company’s websites, located at www.uBid.com and www.RedTag.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, automobiles, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

Effective November 5, 2018, we entered into a merger agreement dated October 23, 2018 with Incumaker Inc., whereby all of the shareholders of uBid Holdings, Inc. exchanged all of their shares of common stock for 202,110,632 newly issued shares of Incumaker, Inc. common stock .. Incumaker stockholders retained 43,771,555 shares of common stock. As a result of the merger, (i) uBid Holdings, Inc. shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBID will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBID’s management after effectiveness of the Merger under Delaware law. The Merger was treated as a reverse merger and recapitalization of the Company for financial accounting purposes. The historical financial statements of Incumaker before the Merger have been replaced with the historical financial statements of uBID before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”). The net liabilities of Incumaker of $690,000 at date of the reverse merger have been assumed by the Company and reflected as a reduction to paid in capital.

On November 12, 2018, we acquired all the outstanding shares of SkyAuction.com, Inc., in exchange for 165,363,244 newly issued shares of common stock; a $2,500,000 non-interest bearing note, and; a warrant to acquire 5,000,000 shares of Ubid stock. The transaction has been accounted for as purchase of a business.

On February 11, 2019, FINRA announced the change of our name from Incumaker, Inc. to uBid Holdings, Inc. and the change of our trading symbol from QMKR to UBID.

We now are an e-commerce company focused on operating and growing number of online auction and bargain-sale e-commerce marketplaces offering thousands of products to both consumers and businesses. We believe that we provide a unique shopping experience that offers buyers the opportunity to either set their own prices or receive competitive fixed prices on popular, brand name products at a significant discount to prices found at bricks-and-mortar stores and large internet retailers. Our online marketplaces provide (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our recent acquisition of SkyAuction.com Inc., travel products and services. SkyAuction’s financial statements are included in our consolidated financial statements included in this disclosure statement.

F-6

Note 2 — Basis of Presentation and Going Concern

The accompanying interim condensed unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation are included. Operating results for the three month period ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019. Although management of the Company believes the disclosures presented herein are adequate and not misleading, these interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the footnotes thereto included in our Annual Report for the fiscal year ended December 31, 2018, as filed with the OTC Market in May 2019.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had a working capital deficit of $6,369,000 at March 31, 2019, and incurred a net loss of $1,570,000 and utilized net cash of $83,000 in operating activities for the three months ended March 31, 2019. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern. In addition, the Company’s independent registered public accounting firm, in its report on the Company’s December 31, 2018 consolidated financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

Note 3 — Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated useful lives of property and equipment, impairment testing, assumptions inherent in the purchase price allocation, accruals for potential liabilities, assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and realization of deferred tax assets.

F-7

Stock-Based Compensation

The Company issues stock options, shares of Common Stock, and equity interests as share-based compensation to employees and non-employees. The Company accounts for its share-based compensation to employees in accordance with FASB ASC 718, Compensation – Stock Compensation. Stock based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the requisite service period.

From prior period up to December 31, 2018, the Company accounted for share-based compensation issued to non-employees and consultants in accordance with the provisions of FASB ASC 505-50, Equity – Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The final fair value of the share-based payment transaction is determined at the performance completion date. For interim periods, the fair value is estimated, and the percentage of completion is applied to that estimate to determine the cumulative expense recorded.

In June 2018, the FASB issued ASU No. 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The guidance was issued to simplify the accounting for share-based transactions by expanding the scope of Topic 718 from only being applicable to share-based payments to employees to also include share-based payment transactions for acquiring goods and services from nonemployees. As a result, nonemployee share-based transactions will be measured by estimating the fair value of the equity instruments at the grant date, taking into consideration the probability of satisfying performance conditions. We adopted ASU 2018-07 on January 1, 2019. The adoption of the standard did not have a material impact on our financial statements for the three months ended March 31, 2019 or the previously reported financial statements.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

F-8

The carrying amount of the Company’s derivative liability of $1,085,000 and $936,000 as of March 31, 2019 and December 31, 2018, respectively and was based on Level 3 measurements.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, prepaid expense, accounts payable and accrued payables and notes payable, approximate their fair values because of the short maturity of these instruments.

Acquisitions and Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and separately identified intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from, acquired technology, trade-marks and trade names, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. We do not amortize goodwill, but rather evaluate goodwill for potential impairment on an annual basis on January 1, or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below the carrying amount.

We evaluate goodwill for potential impairment by comparing the carrying value of our reporting unit to their fair value. Our reporting unit is the same as our operating segment as described in Note 1. In any year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is in excess of its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we perform a quantitative analysis. The quantitative analysis is used to identify both the existence of impairment and the amount of the impairment loss by comparing the estimated fair value of a reporting unit with its carrying value, including goodwill. The estimated fair value is based on internal projections of expected future cash flows and operating plans, as well as market conditions relative to the operations of our reporting units. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired; otherwise, an impairment loss is recognized within our consolidated statements of operations in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

As the acquisition of SkyAuction occurred on November 12, 2018, the Company will perform its first impairment test during the year ended December 31, 2019.

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of acquisition. These intangible assets consist of intellectual property, customer relationships, and capitalized software development costs. Intangible assets with finite useful lives are amortized using the straight-line method over their respective estimated useful lives, which are generally as follows: intellectual property (15 years), customer relationships (2 years) and software (3 years).

F-9

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Revenue Recognition

The Company accounts for revenues in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contract(s), which includes (1) identifying the contract(s) or agreement(s) with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Under ASC 606, revenue is recognized when performance obligations under the terms of a contract are satisfied, which occurs for the Company upon shipment or delivery of products or services to our customers based on written sales terms, which is also when control is transferred. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring the products or services to a customer.

The Company sells merchandise purchased from suppliers under two types of arrangements. The Company (a) sells merchandise to customers purchased at the time of sale from vendors and (b) records a commission on its uBid Certified Merchant program (“UCM”).

(a) Sales—Revenue Sharing Agreements For sales of merchandise under revenue sharing agreements, the supplier retains physical possession of the merchandise. In this case, the Company is not obligated to take title to the merchandise nor does it take title unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company purchases the inventory, takes title to the merchandise, charges the customer’s credit card including shipping and handling fees and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. The Company records the net sales amount including shipping fees as revenue upon verification of the credit card authorization and shipment of the merchandise. The Company then remits payments to vendors for product and shipping cost. The vendor pays the shipper for the shipping cost. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

(b) Sales—UCM For sales of merchandise under the UCM program, the Company recognizes a commission of between 10-15% of the total final price of an auction sale. Upon completion of an auction, the Company charges the customer’s credit card including shipping and handling fees and the third party completes the delivery of the merchandise to the customer. The Company records the commission amount as net revenue including shipping upon verification of the credit card authorization and shipment of the merchandise. The Company then remits payments to vendors for product and shipping cost. The vendor pays the shipper for the shipping cost. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

F-10

(c) Sales—Advertising Currently, the Company has banner ads on its uBid website. Upon payment to the Company, the revenue is recognized. The taxes collected by the Company from the customers are submitted to state tax authority. The Company follows the same revenue recognition guidance as Retail industry with different product categories.

Revenue from our SkyAuction website is recognized after all of the following have occurred: a bidder wins and confirms an auction, the orders are placed with ticket agents or third party suppliers (e.g. airlines, hotels or both), the auction winner is notified that the auction has been fulfilled and collection is reasonably assured. Generally, a credit card is charged or a check is received before revenue is recognized. Revenues include service, shipping and handling charges and cancellation fees but exclude excise taxes.

Sale of reservations are final and non-refundable. However, on a case by case basis, the Company may grant a refund to a customer. Claims for refunds are recorded as a reduction to the Company’s revenues and are recorded at the time that such refunds are processed. Refunds during the period ended March 31, 2019 were insignificant and immaterial to the financial statements.

Deferred revenue represents amounts received from customers before the Company’s criteria for revenue recognition is met.

Advertising Costs

The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause. Such advertising costs are charged to expense as incurred and reported as part of selling, general and administrative expenses in the accompanying statement of operations.

During the three months ended March 31, 2019, advertising costs amounted to $41,000. There was no advertising costs during the three months ended March 31, 2018.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Issued Accounting Pronouncements

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on the Company’s present or future financial statements.

F-11

Note 4 – Acquisition of Sky Auction

On November 12, 2018, we entered into a merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and the Company whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 165,365,244 newly issued shares of the Company common stock with a fair value of 8,268,000 and a 3.5% promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger”. In addition, Michael Hering, President of SkyAuction, was issued a warrant to acquire 5,000,000 shares of our common stock that is exercisable for three years at an exercise price of $.05 per share as a bonus for arranging the SkyAuction Merger. The warrant included certain features that could result in the reset of the exercise price and was considered to be a derivative liability with a fair value of $300,000 based on a weighted average black scholes option pricing model. We believe the acquisition will allow us to leverage the uBid technology and SkyAuction.com platforms and familiar website domain names, product manufacturer relationships, warehousing and distribution logistics, and customer base to enhance our position as a leading online auction and e-commerce marketplace for consumers and businesses

The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired.

The fair values of the assets acquired, as set forth below, are considered provisional and subject to adjustment as additional information is obtained through the purchase price measurement period (a period of up to one year from the closing date). Any prospective adjustments would change the fair value allocation as of the acquisition date. The Company is still in the process of reviewing underlying models, assumptions and discount rates used in the valuation of deferred cost of sales, deferred taxes and intangible assets. The following table summarizes the provisional fair value of the assets assumed in the acquisition:

Purchase Price Allocation	Fair Value

Consideration Paid:
Common Stock(165,363,244 shares at a fair value of $0.05 per share)	$8,268,000
Issuance of note payable	2,500,000
Less: discount	(380,000)
Fair value of warrants issued	300,000
Total consideration paid	$10,688,000

Purchase Price Allocation:
Current assets	$651,000
Current liabilities	(1,169,000)
Intellectual property	1,032,000
Software	2,096,000
Customer relationships	3,500,000
Goodwill	4,578,000
Total Purchase Price	$10,688,000

F-12

After the acquisition date, the results of operations for Sky is included in the Company’s consolidated statements of operations.

Supplemental Pro Forma Information (Unaudited)

The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the acquisitions had they taken place at the beginning of the earlies period presented. Supplemental information on an unaudited pro forma basis, as if the acquisition had been completed as of January 1, 2018, is as follows:

Three Months
Ended
March 31, 2018
Operating Revenues	$1,082,000
Net (Loss)	$(118,000)

The Company’s unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable and reflect amortization of intangible assets as a result of the acquisition. The pro forma results are not necessarily indicative of the results that would have been realized had the acquisitions been consummated as of the beginning of the periods presented. The pro forma amounts include the historical operating results of the Company, with adjustments directly attributable to the acquisitions.

Note 5 – Intangible Assets

Intangible Assets as consists of the following assets acquired in the business combination and asset purchase transaction described in Note 4:

	March 31, 2019
	Cost	Accumulated Amortization	Net

Intellectual property	$1,032,000	$(26,000)	$1,006,000
Software	2,096,000	(262,000)	1,834,000
Customer relationships	3,500,000	(656,000)	2,844,000
Total	$6,628,000	$(944,000)	$5,684,000

	December 31, 2018
	Cost	Accumulated Amortization	Net

Intellectual property	$1,032,000	$(9,000)	$1,023,000
Software	2,096,000	(87,000)	2,009,000
Customer relationships	3,500,000	(219,000)	3,281,000
Total	$6,628,000	$(315,000)	$6,313,000

F-13

Amortization expense amounted to $629,000 for the period ended March 31, 2019. There was no amortization during the period ended March 31, 2018.

Future Amortization charges are as follows:

Future Amortization

2019 (remaining 9 months)	$1,888,000
2020	2,299,000
2021	680,000
2022	69,000
2023	69,000
Thereafter	679,000
Total	$5,684,000

Note 6 – Deposit to Credit Card Processor

As a result of the acquisition of SkyAuction in November 2018, the Company assumed a deposit of $350,000 to JetPay, the Company’s credit card processor. The JetPay is a publicly traded U.S. company and is an end-to-end processor of credit and debit card and automated clearing house (“ACH”) payment transactions that focuses on processing omni-channel (internet, mobile, and point-of-sale) transactions and recurring billings for traditional retailers, government and utility, and service providers. The security deposit is refundable in case the agreement is terminated. Outstanding security deposit to JetPay amounted to $350,000 as of March 31, 2019 and December 31, 2018, respectively.

Note 7 – Convertible Debt Assumed Upon Reverse Merger

In November 2018, the Company entered into a merger agreement with Incumaker Inc. (see Note 1). As part of the merger, Ubid assumed outstanding convertible notes payable previously issued by Incumaker. The Notes have interest rates ranging from 8% to 22% per annum, and are all past due. The conversion price of these convertible notes contains reset provisions based on a future offering price and/or whose conversion prices are based on future market prices, as such, not fixed. As a result, the number of shares to be issued upon conversion is not explicitly limited and the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. Pursuant to ASC 815, the Company accounted these conversion option as liabilities and are bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations (see Note 11). As of December 31, 2018, outstanding balance of these notes payable amounted to $297,000.

During the period ended March 31, 2019 notes with a principal balance of $72,000 and accrued interest due of $61,000 were converted into 12,885,603 shares of the Company’s common stock. The balance of the notes payable at March 31, 2019 was $225,000.

Note 8 – Convertible Notes Payable

					Balance
	Issuance Date	Interest Rate	Maturity Date	3/31/2019	12/31/2018
8-10% Convertible Notes	various	8-10%	12/2017-9/2018	$1,065,000	$1,065,000
8% Convertible Note	11/7/2018	8%	11/7/2019	220,000	220,000
Total				1,285,000	1,285,000
Less: Debt Discount				(133,000)	(188,000)
Total convertible notes payable, net of debt discount				$1,152,000	$1,097,000

F-14

8-10% Notes Payable Past Due

During fiscals 2016 through 2018, the Company issued convertible notes payable in the aggregate of $1,065,000. The notes are unsecured, bears interest rate of 8% and 10% per annum and matured one year from issuance. Notes Payable in the aggregate of $380,000 are convertible to common stock at a conversion price of $2.00 per share while the remaining $685,000 are convertible to equity upon completion of a Qualified Equity Financing amounting to $2.5 million. In addition, the Company will also grant the corresponding note holders a five-year warrant to purchase shares of common stock once the Qualified Equity Financing is consummated and the notes are convertible to equity. Pursuant to current accounting guidelines, the Company will account any beneficial conversion feature of the notes payable and the warrants to be granted once the Qualified Equity Financing has occurred or the contingency has been satisfied.

As of March 31, 2019 and December 31, 2018, outstanding balance of these notes amounted to $1,065,000, respectively. As of March 31, 2019 and the date of this report, all the notes payable are past due.

8% Note Payable

During the year ended December 31, 2018, the Company issued an 8% convertible note payable with an outstanding principal balance of $220,000 in receipt of cash proceeds of $200,000, resulting in a $20,000 discount upon issuance. The note is unsecured, bears interest at 8% per annum and will mature in November 2019. The note is convertible at the lesser of $0.07 or 70% of the average of the three lowest trade prices of the common stock in the in the 21 days prior to conversion.   In addition, the Company issued warrants to acquire 5,250,000 shares of the Company’s common stock at an exercise price of $0.05 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

Pursuant to current accounting guidelines, the Company determined that the conversion feature of the note and the adjustable exercise price of the warrant created derivative liabilities upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes or exercise of the warrants. Accordingly, the Company recorded the fair value of the conversion feature of $287,000 and the fair value of the warrants of $315,000 as derivative liabilities upon issuance. The Company recorded a debt discount up to the face amount of the note of $220,000 to account for the derivative liabilities and original issuance discount, and reflected the a finance cost of $398,000 for the difference in fiscal 2018.

During the period ended March 31, 2019, the Company amortized $55,000 of debt discount, and as of March 31, 2019, the balance of debt discount was $133,000.

As of March 31, 2019 and December 31, 2018, outstanding balance of the note amounted to $220,000, respectively.

Note 9 –Bridge Notes Payable

On May 2, 2018 the Company issued a bridge note in the amount of $275,000. Cash proceeds to the Company was $250,000 for an original issue discount of $25,000. The note is unsecured, bears interest at 2% per annum and matures in May 2019. As of December 31, 2018, outstanding balance of the note payable amounted to $275,000 and unamortized debt discount of $8,000.

During the period ended March 31, 2019, the Company issued a similar note payable amounting to $100,000 in exchange for cash. The note is unsecured, bears interest at 6% per annum and matures in January 2020. In addition, the Company also amortized debt discount of $6,000.

As of March 31, 2019 outstanding balance of the notes payable amounted to $375,000 and the remaining unamortized original issuance discount was $2,000, resulting in a net balance due of $373,000.

F-15

Note 10 – Acquisition Note Payable to Related Party

	Balance at	Balance at
	3/31/2019	12/31/2018
Note Payable	$2,500,000	$2,500,000
Less: Debt Discount	(332,000)	(364,000)
Total note payable, net of debt discount	$2,168,000	$2,136,000

In November 2018, pursuant to the terms of the SkyAuction Merger Agreement, the Company entered into a secured promissory note in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger. The secured note issued to SkyAuction provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at our discretion in common stock or cash. The Promissory Note is secured by all assets of SkyAuction under the terms of a Guaranty Agreement. SkyAuction and uBid have amended the Promissory Note to extend the date of the first payment of principal in the amount of $500,000 from 120 days from the date of Closing as that term is defined in the Merger Agreement or March 13, 2019, to the date when we have raised sufficient financing to make such payment.

The Company recorded a debt discount of $394,000 to account for imputed interest due to the below market rate of interest of the note payable.

During the period ended March 31, 2019, the Company amortized $32,000 of the valuation discount as interest expense, leaving an unamortized discount of $332,000 at March 31, 2019.

Note 11 – Derivative Liability

The FASB has issued authoritative guidance whereby instruments which do not have fixed settlement provisions are deemed to be derivative instruments. Certain warrants issued to investors and conversion features of notes payable did not have fixed settlement provisions because either their exercise prices will be lowered if the Company issues securities at lower prices in the future or the conversion price is variable. In addition, since the number of shares to be issued is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. In accordance with the FASB authoritative guidance, the conversion feature of the notes was separated from the host contract (i.e., the notes) and the fair value of the warrants have been recognized as a derivative and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations. The derivative liabilities were valued at the following dates using a probability weighted average Black Scholes Option Pricing Model with the following average assumptions:

F-16

	March 31,	December 31,
	2019	2018
Stock Price	$0.06	$0.0347

Risk free interest rate	2.40-2.44	2.46-2.63

Expected Volatility	226-275%	216%

Expected life in years	.47-2.72	.92-2.97

Expected dividend yield	0	0

Fair Value – Warrants	$615,000	$356,000

Fair Value – Note Conversion Feature	470,000	580,000
Total	$1,085,000	$936,000

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the derivative securities was determined by the remaining contractual life of the derivative instrument. For derivative instruments that already matured, the Company used the estimated life. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

As of December 31, 2018, the balance of the derivative liabilities was $936,000. During the three months ended March 31, 2019, the Company recorded a gain of $266,000 upon the extinguishment of derivative liability as result of conversion of certain notes payable and a loss of $415,000 to account for the change in fair value of the derivative liabilities between the reporting periods. As of March 31, 2019, the derivative liability amounted to $1,085,000.

Note 12 — Related Party Transactions

The Company has an employment agreement, executed in July 2013, with Ketan Thakker, its Chief Executive Officer. This agreement provides Mr. Thakker with a salary of $200,000 per year.  During the three months ended March 31, 2019 and 2018, the Company incurred $50,000 of such costs, which are included as part of selling, general and administrative costs. As of March 31, 2019 and December 31, 2018, accrued payable to Mr. Thakker under this contract was $571,000 and $526,000, respectively.

From time to time, Michael N. Hering, the Company Chief Merchandising Officer advances funds to the wholly owned subsidiary, SkyAuction. The balance owing Mr. Hering as of March 31, 2019 and December 31, 2018 amounted to $461,000 and $441,000.

In January 2016, the Company entered into a services agreement with Magical Holidays which is owned by Mr. Michael Hering, President and Chief Executive Officer. Under this agreement, Magical Holidays will provide us with ticketing fulfillment services for travel inventory sold by us, transaction review services, administrative services, including office supplies and equipment, secretarial and clerical services, and other services. The Company pays Magical Holidays $20,000 quarterly for the transaction review services.

F-17

Note 13– Stockholders’ Equity

Issuance of Common Stock for services

In January 2019, the Company granted an aggregate of 9,000,000 shares of common stock valued at $330,000to the three newly appointed Board Directors. A total of 2.2 million common shares vested and issued upon grant while the remaining 6.8 million will vest on an annual basis over a term of three years. These shares of Common Stock were valued based on the market value of the Company’s stock price at the grant date . During the period ended March 31, 2019, the Company recognized stock compensation expense of $103,000 based upon the vesting of these common shares and $227,000 will be amortized as an expense over the remaining service period.

Options

A summary of option activity as of March 31, 2019 is presented below:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2018	766,065	$2.42	7.50
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at March 31, 2019	766,065	$2.42	7.25

The outstanding stock options as of March 31, 2019 has no intrinsic value as the exercise price is greater than the market price of the Company’s common stock. As of March 31, 2019, all outstanding options were fully vested and exercisable.

Warrants

A summary of warrants activity as of March 31, 2019 is presented below:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2018	10,250,000	$0.05	2.875
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at March 31, 2019	10,250,000	$0.05	2.625

Intrinsic value of outstanding warrants as of March 31, 2019 amounted to $102,000. As of March 31, 2019, all outstanding warrants were fully vested and exercisable.

F-18

Note 14– Commitments and Contingencies

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that have arisen under, and are being handled in, the normal course of business except as follows.

On December 17, 2017, a lawsuit that had been dismissed by the plaintiff on July 21, 2017, was refiled against us pursuant to Georgia’s renewal statute (O.C.G.A. 9-2-61), titled Oelshlager v. Cryomist II, Cryomist III and Incumaker, Inc. (Fulton County Georgia State Court). The lawsuit alleges that Incumaker is liable for the conduct of its subsidiary on the theory that it is the parent of these separate corporations and that the Cryomist Companies were merely the alter ego of Incumaker. We intend to vigorously defend the Company against this lawsuit.

On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. We intend to vigorously defend against these claims.

Note 15 – Subsequent Events

On April 9, 2019, we entered into a convertible note financing with Auctus Fund, LLC (“Auctus”) under which we issued a convertible promissory note in the principal amount of $277,500 from which will be deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of April 9, 2020. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $0.06 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible. The initial coverage has been set at 28,750,000 shares. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase 7,000,000 shares that we will register under the 1933 Act at an exercise price of $0.06 per share. We are authorized to prepay this convertible loan commencing on the date of the note and ending 180 days after the date of the note by paying 115% of the outstanding principal amount of the note together with accrued and unpaid interest thereon. Pursuant to current accounting guidelines, the Company will record a derivative liability to account for the note’s beneficial conversion feature.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Ubid Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ubid Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018 and 2017, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced net losses and has experienced negative operating cash flows since inception. The Company has financed its working capital requirements during this period primarily through the recurring sale of its equity securities and the issuance of debt. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.

Los Angeles, California

May 15, 2019

We have served as the Company’s auditor since 2017

F-20

UBID HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2018	2017

Assets:
Current assets
Cash	$117,000	$43,000
Accounts receivable	64,000	-
Inventory	58,000	-
Deposit Credit Card processor	350,000	-
Prepaid expenses and other current assets	764,000	10,000
Total current assets	1,353,000	53,000

Goodwill	4,578,000	-
Intangible assets, net	6,313,000	-
Security deposits	6,000	-
Total assets	$12,250,000	$53,000

Liabilities and Stockholders’ Equity (Deficit):

Current liabilities
Accounts payable	$711,000	$420,000
Accrued expenses	158,000	33,000
Accrued payroll and advances - related party	967,000	312,000
Accrued interest	262,000	65,000
Deferred revenue	156,000	-
Convertible notes payable, net of discount , past due	1,097,000	1,060,000
Convertible debt assumed upon reverse merger	297,000	-
Bridge note payable	267,000	-
Acquisition note payable to related party , net of discount	2,136,000	-
Derivative liability	936,000	-
Total current liabilities	6,987,000	1,890,000

Commitments and Contingencies

Stockholders’ Equity (Deficit:)
Preferred stock, par value $0.001, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, par value $0.001, 750,000,000 shares authorized and 431,721,336 and 202,110,632 shares issued and outstanding as of December 31, 2018 and 2017, respectively	432,000	202,000
Additional paid in capital	42,373,000	34,323,000
Accumulated deficit	(37,542,000)	(36,362,000)
Total stockholders’ equity (deficit)	5,263,000	(1,837,000)

Total liabilities and stockholders’ equity (deficit)	$12,250,000	$53,000

The accompanying notes are an integral part of these consolidated financial statements.

F-21

UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For Year Ended	For Year Ended
	December 31,	December 31,
	2018	2017

Revenues	$567,000	$7,000

Operating Expenses:
Direct cost of revenues	362,000	-
Selling, general and administrative	968,000	1,191,000
Amortization of intangible assets	315,000	-
Total Operating Expenses	1,645,000	1,191,000

Loss From Operations	(1,078,000)	(1,184,000)

Other (Income) Expense
Interest	91,000	65,000
Financing costs	416,000	-
Amortization of debt discount	82,000	81,000
Gain on extinguishment of derivative liability	(37,000)	-
Change in value of derivative liability	(196,000)	-
Gain on cancellation of debt	(251,000)	-
Other (income) loss	(3,000)	-
Total Other (Income) Expense	102,000	146,000

Net Loss	$(1,180,000)	$(1,330,000)

Net loss
-Basic and diluted	$(0.01)	$(0.01)

Weighted average common shares outstanding
-Basic and diluted	232,201,182	202,110,632

The accompanying notes are an integral part of these consolidated financial statements.

F-22

UBID HOLDINGS, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2016	-	$-	202,110,632	$202,000	$34,289,000	$(35,032,000)	$(541,000)

Beneficial conversion feature of issued notes	-		-	-	34,000	-	34,000

Net Loss	-	-	-	-	-	(1,330,000)	(1,330,000)

Balance, December 31, 2017	-	-	202,110,632	202,000	34,323,000	(36,362,000)	(1,837,000)

Issuance of common stock for recapitalization	-	-	43,771,555	44,000	(734,000)	-	(690,000)

Issuance of common stock for acquisition of SkyAuction.com, Inc.	-	-	165,363,244	165,000	8,103,000	-	8,268,000

Issuance of common stock for commitment fee	-	-	500,000	1,000	17,000	-	18,000

Issuance of common stock for financing agreement	-	-	18,506,045	19,000	635,000	-	654,000

Issuance of common stock for settlement of note payable	-	-	1,469,860	1,000	29,000	-	30,000

Net Loss	-	-	-	-	-	(1,180,000)	(1,180,000)

Balance, December 31, 2018	-	$-	431,721,336	$432,000	$42,373,000	$(37,542,000)	$5,263,000

The accompanying notes are an integral part of these consolidated financial statements.

F-23

UBID HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For Year Ended	For Year Ended
	December 31,	December 31,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,180,000)	$(1,330,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	315,000	13,000
Financing costs	417,000	-
Gain of cancellation of debt	(251,000)	-
Gain on extinguishment of derivative liability	(37,000)	-
Change in fair value of derivative liability	(196,000)	-
Amortization of debt discount	70,000	81,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(80,000)	1,000
Accounts receivable	(14,000)	-
Inventory	(3,000)	-
Deferred revenue	(15,000)	-
Accounts payable	(131,000)	125,000
Accrued expenses and interest	191,000	60,000
Accrued payroll and advances - related party	438,000	107,000
Net Cash Used in Operating Activities	(476,000)	(943,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired from acquisition of subsidiaries	100,000	-
Net Cash Provided by Financing Activities	100,000	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of note payable	450,000	815,000
Net Cash Provided by Financing Activities	450,000	815,000

Net (Decrease) in Cash	74,000	(128,000)
Cash at Beginning of Period	43,000	171,000
Cash at End of Period	117,000	43,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Beneficial conversion feature associated with issued notes payable	$-	$34,000
Issuance of common stock, warrants and note payable for acquisition of SkyAuction.com. Inc.	$10,688,000	$-
Net liabilities assumed upon acquisition of SkyAuction.com, Inc.	$518,000	$-
Convertible notes payable and accrued interest assumed and corresponding fair value of derivative liability due to recapitalization	$690,000	$-
Issuance of common stock for financing agreement	$654,000	$-
Derivative liability recorded upon issuance of convertible notes payable and warrants	$790,000	$-
Issuance of common stock for settlement of note payable	$30,000	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-24

uBid.com Holdings, Inc.

Notes to the Financial Statements
For the Years Ended December 31, 2018 and 2017

Note 1 — Organization and Operations

uBid.com Holdings, Inc. (the “Company”) operates on-line websites that enable itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers. Through the Company’s websites, located at www.uBid.com and www.RedTag.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, automobiles, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

Effective November 5, 2018, we entered into a merger agreement dated October 23, 2018 with Incumaker Inc., whereby all of the shareholders of uBid Holdings, Inc. exchanged all of their shares of common stock for 202,110,632 newly issued shares of Incumaker, Inc. common stock . Incumaker stockholders retained 43,771,555 shares of common stock. As a result of the merger, (i) uBid Holdings, Inc. shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBID will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBID’s management after effectiveness of the Merger under Delaware law. The Merger was treated as a reverse merger and recapitalization of the Company for financial accounting purposes. The historical financial statements of Incumaker before the Merger have been replaced with the historical financial statements of uBID before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”). The net liabilities of Incumaker of $690,000 at date of the reverse merger have been assumed by the Company and reflected as a reduction to paid in capital.

On November 12, 2018, we acquired all the outstanding shares of SkyAuction.com, Inc., in exchange for 165,363,244 newly issued shares of common stock; a $2,500,000 non-interest bearing note; and a warrant to acquire 5,000,000 shares of Ubid stock. The transaction has been accounted for as purchase of a business.

On February 11, 2019, FINRA announced the change of our name from Incumaker, Inc. to uBid Holdings, Inc. and the change of our trading symbol from QMKR to UBID.

We now are an e-commerce company focused on operating and growing number of online auction and bargain-sale e-commerce marketplaces offering thousands of products to both consumers and businesses. We believe that we provide a unique shopping experience that offers buyers the opportunity to either set their own prices or receive competitive fixed prices on popular, brand name products at a significant discount to prices found at bricks-and-mortar stores and large internet retailers. Our online marketplaces provide (i) manufacturers, retailers, distributors and other suppliers with what we believe is an efficient and economical channel for maximizing revenue on their merchandise while at the same time moving new, overstock, close-out and recertified products and providing consumers and businesses with a convenient method for obtaining this merchandise virtually anytime and anywhere at substantial savings, and (ii) since our recent acquisition of SkyAuction.com Inc., travel products and services. SkyAuction’s financial statements are included in our consolidated financial statements included in this disclosure statement.

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Note 2 — Basis of Presentation and Going Concern

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had an accumulated deficit of $37,542,000 at December 31, 2018, and incurred a net loss of $1,180,000 and utilized net cash of $476,000 in operating activities for the year ended December 31, 2018. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need to, among other things, raise additional capital, develop a reliable source of revenue, and achieve a profitable level of operations. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of our common stock and successfully implementing our business plan. However, management cannot provide any assurances that the Company will be successful in raising additional capital or successfully implementing any of its plans.

Note 3 — Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include assumptions made in estimated useful lives of property and equipment, assumptions inherent in a purchase price allocation, accruals for potential liabilities, certain assumptions used in deriving the fair value of derivative liabilities, share-based compensation and beneficial conversion feature of notes payable, and realization of deferred tax assets.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company accounts for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of the Company’s common stock option and warrant grants is estimated using the Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model, and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

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Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s derivative liability of $936,000 as of December 31, 2018 and was based on Level 3 measurements. There was no derivative liability at December 31, 2017.

The carrying amounts of the Company’s other financial assets and liabilities, such as cash, prepaid expense, accounts payable and accrued payables and notes payable, approximate their fair values because of the short maturity of these instruments.

Acquisitions and Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and separately identified intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from, acquired technology, trade-marks and trade names, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Goodwill

Goodwill represents the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. We do not amortize goodwill, but rather evaluate goodwill for potential impairment on an annual basis on January 1, or at other times during the year if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below the carrying amount.

F-27

We evaluate goodwill for potential impairment by comparing the carrying value of our reporting unit to their fair value. Our reporting unit is the same as our operating segment as described in Note 1. In any year we may elect to perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is in excess of its carrying value. If we cannot determine qualitatively that the fair value is in excess of the carrying value, or we decide to bypass the qualitative assessment, we perform a quantitative analysis. The quantitative analysis is used to identify both the existence of impairment and the amount of the impairment loss by comparing the estimated fair value of a reporting unit with its carrying value, including goodwill. The estimated fair value is based on internal projections of expected future cash flows and operating plans, as well as market conditions relative to the operations of our reporting units. If the estimated fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired; otherwise, an impairment loss is recognized within our consolidated statements of operations in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit.

As the acquisition of SkyAuction occurred on November 12, 2018, the Company will perform an its first impairment test during the year ended December 31, 2019. However as of December 31, 2018, Management does not believe there are any indicators of impairment.

Intangible Assets with Finite Useful Lives

We have certain finite lived intangible assets that were initially recorded at their fair value at the time of acquisition. These intangible assets consist of intellectual property, customer relationships, and capitalized software development costs. Intangible assets with finite useful lives are amortized using the straight-line method over their respective estimated useful lives, which are generally as follows: intellectual property (15 years), customer relationships (2 years) and software (3 years).

We review all finite lived intangible assets for impairment when circumstances indicate that their carrying values may not be recoverable. If the carrying value of an asset group is not recoverable, we recognize an impairment loss for the excess carrying value over the fair value in our consolidated statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition

Through December 31, 2017, the Company recognized revenue when risk of loss transferred to our customers and collection of the receivable was reasonably assured, which generally occurs when the product is delivered. A product is not delivered without an order from the customer and credit acceptance procedures performed.

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On January 1, 2018, the Company adopted Financial Accounting Standards Update No. 2014-09 (ASU No. 2014-09) regarding revenue recognition. The new standard provides authoritative guidance clarifying the principles for recognizing revenue and developing a common revenue standard for U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods to customers in an amount that reflects the consideration to which the entity expects to be entitled in the exchange for those goods. Due to the nature of the products sold by the Company, the adoption of the new standard has had no quantitative effect on the financial statements. However, the guidance requires additional disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

Under the new guidance, revenue is recognized when control of promised goods is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods. The Company reviews its sales transactions to identify contractual rights, performance obligations, and transaction prices, including the allocation of prices to separate performance obligations, if applicable. Revenue and costs of sales are recognized once products are delivered to the customer’s control and performance obligations are satisfied.

The adoption of ASU 2014-09 did not have any significant effect to our revenue recognition. The following are the Company’s revenue recognition process:

The Company sells merchandise purchased from suppliers under two types of arrangements. The Company (a) sells merchandise to customers purchased at the time of sale from vendors and (b) records a commission on its uBid Certified Merchant program (“UCM”).

(a) Sales—Revenue Sharing Agreements For sales of merchandise under revenue sharing agreements, the supplier retains physical possession of the merchandise. In this case, the Company is not obligated to take title to the merchandise nor does it take title unless it successfully sells the merchandise at auction. Upon completion of an auction, the Company purchases the inventory, takes title to the merchandise, charges the customer’s credit card including shipping and handling fees and either ships the merchandise directly or arranges for a third party to complete delivery to the customer. The Company records the net sales amount including shipping fees as revenue upon verification of the credit card authorization and shipment of the merchandise. The Company then remits payments to vendors for product and shipping cost. The vendor pays the shipper for the shipping cost. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

(b) Sales—UCM For sales of merchandise under the UCM program, the Company recognizes a commission of between 10-15% of the total final price of an auction sale. Upon completion of an auction, the Company charges the customer’s credit card including shipping and handling fees and the third party completes the delivery of the merchandise to the customer. The Company records the commission amount as net revenue including shipping upon verification of the credit card authorization and shipment of the merchandise. The Company then remits payments to vendors for product and shipping cost. The vendor pays the shipper for the shipping cost. In instances where credit card authorization has been received but the merchandise has not been shipped, the Company defers revenue recognition until the merchandise is shipped.

I Sales—Advertising Currently, the Company has banner ads on its uBid website. Upon payment to the Company, the revenue is recognized. The taxes collected by the Company from the customers are submitted to state tax authority. The Company follows the same revenue recognition guidance as Retail industry with different product categories.

During the year ended December 31, 2017, revenues amounted only $7,000. For the year ended December 31, 2018, there were no revenues recorded.

F-29

Revenue from our SkyAuction website is recognized after all of the following have occurred: a bidder wins and confirms an auction, the orders are placed with ticket agents or third party suppliers (e.g. airlines, hotels or both), the auction winner is notified that the auction has been fulfilled and collection is reasonably assured. Generally, a credit card is charged or a check is received before revenue is recognized. Revenues include service, shipping and handling charges and cancellation fees but exclude excise taxes.

Sale of reservations are final and non-refundable. However, on a case by case basis, the Company may grant a refund to a customer. Claims for refunds are recorded as a reduction to the Company’s revenues and are recorded at the time that such refunds are processed. Refunds during the period ended December 31, 2018 were insignificant and immaterial to the financial statements.

Deferred revenue represents amounts received from customers before the Company’s criteria for revenue recognition is met.

From November 11, 2018, acquisition date to December 31, 2018, total revenues amounted to $567,000.

Advertising Costs

The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause. Such advertising costs are charged to expense as incurred and reported as part of selling, general and administrative expenses in the accompanying statement of operations.

During the year ended December 31, 2017, advertising costs amounted to $ $25,000. There was no advertising costs during the year ended December 31, 2018.

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts, if any, is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

Merchandise Return Policy

The Company’s return policy, for all selling arrangements, is that merchandise sold by the Company can be returned within 15 days and the reasons for the return have to be related to damage of product, not as advertised, wrong item, or missing items. Some restrictions may apply for buyer’s remorse and are subject to a 15% restocking fee. However, the Company, although not obligated to do so, may accept merchandise returns outside the 15-day period if a product is defective or does not conform to the specifications of the item sold at auction, and attempts to work with its customers to resolve complaints about merchandise.

There were no material or significant returns recorded during the years ended December 31, 2018 and 2017.

F-30

Income Tax Provision

The Company follows the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

 The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Segments

The Company determined its reporting units in accordance with ASC 280, “Segment Reporting” (“ASC 280”). Management evaluates a reporting unit by first identifying its’ operating segments under ASC 280. The Company then evaluates each operating segment to determine if it includes one or more components that constitute a business. If there are components within an operating segment that meet the definition of a business, the Company evaluates those components to determine if they must be aggregated into one or more reporting units. If applicable, when determining if it is appropriate to aggregate different operating segments, the Company determines if the segments are economically similar and, if so, the operating segments are aggregated.

Management has determined that the Company has one consolidated operating segment. The Company’s reporting segment reflects the manner in which its chief operating decision maker reviews results and allocates resources. The Company’s reporting segment meets the definition of an operating segment and does not include the aggregation of multiple operating segments.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

F-31

Note 4 – Acquisition of Sky Auction

On November 12, 2018, we entered into a merger transaction (the “SkyAuction Merger”) among SkyAuction.com, Inc. (“SkyAuction”), SA Acquisition Corp. and the Company whereby all of the shareholders of SkyAuction exchanged all of their shares of common stock for 165,365,244 newly issued shares of the Company common stock with a fair value of 8,268,000 and a 3.5% promissory note (the “Promissory Note”) in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger”. In addition, Michael Hering, President of SkyAuction, was issued a warrant to acquire 5,000,000 shares of our common stock that is exercisable for three years at an exercise price of $.05 per share as a bonus for arranging the SkyAuction Merger. The warrant included certain features that could result in the reset of the exercise price and was considered to be a derivative liability with a fair value of $300,000 based on a weighted average black scholes option pricing model. We believe the acquisition will allow us to leverage the uBid technology and SkyAuction.com platforms and familiar website domain names, product manufacturer relationships, warehousing and distribution logistics, and customer base to enhance our position as a leading online auction and e-commerce marketplace for consumers and businesses

The Company accounted for the transaction as a business combination using the acquisition method of accounting based on Accounting Standards Codification (“ASC”) 805 — Business Combinations, which requires recognition and measurement of all identifiable assets acquired and liabilities assumed at their fair value as of the date control is obtained. The Company determines the fair value of assets acquired and liabilities assumed based upon its best estimates of the acquisition-date fair value of assets acquired and liabilities assumed in the acquisition. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired.

The fair values of the assets acquired, as set forth below, are considered provisional and subject to adjustment as additional information is obtained through the purchase price measurement period (a period of up to one year from the closing date). Any prospective adjustments would change the fair value allocation as of the acquisition date. The Company is still in the process of reviewing underlying models, assumptions and discount rates used in the valuation of deferred cost of sales, deferred taxes and intangible assets. The following table summarizes the provisional fair value of the assets assumed in the acquisition:

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Purchase Price Allocation	Fair Value

Consideration Paid:
Common Stock(165,363,244 shares at a fair value of $0.05 per share)	$8,268,000
Issuance of note payable	2,500,000
Less: discount	(380,000)
Fair value of warrants issued	300,000
Total consideration paid	$10,688,000

Purchase Price Allocation:
Cash	$100,000
Accounts receivable	50,000
Due from credit card processor	350,000
Inventory	55,000
Prepaid expenses	90,000
Other asset	6,000
Accounts payable	(742,000)
Accrued expenses	(38,000)
Advances from related parties	(218,000)
Deferred revenue	(171,000)
Intellectual property	1,032,000
Software	2,096,000
Customer relationships	3,500,000
Goodwill	4,578,000
Total Purchase Price	$10,688,000

After the acquisition date, the amount of revenue and loss for Sky included in the Company’s consolidated statements of operations for the year ended December 31, 2018 was $567,000 and ($37,000) respectively. The Company incurred approximately $0.4 million in transaction costs associated with the acquisition.

Supplemental Pro Forma Information (Unaudited)

The pro forma financial information as presented below is for informational purposes only and is not indicative of operations that would have been achieved from the acquisitions had they taken place at the beginning of the fiscal year ended December 31, 2017. Supplemental information on an unaudited pro forma basis, as if these acquisitions had been completed as of January 1, 2017, is as follows:.

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	December 31,
	2018	2017
	$’000	$’000
Operating Revenues	$4,276	$4,299
Net (Loss)	$(838)	$(1,026)

The Company’s unaudited pro forma supplemental information is based on estimates and assumptions which the Company believes are reasonable and reflect amortization of intangible assets as a result of the acquisition. The pro forma results are not necessarily indicative of the results that would have been realized had the acquisitions been consummated as of the beginning of the periods presented. The pro forma amounts include the historical operating results of the Company, with adjustments directly attributable to the acquisitions.

Note 5 – Intangible Assets

Intangible Assets as of December 31, 2018 consists of the following assets acquired in the business combination and asset purchase transaction described in Note 4:

	December 31, 2018
	Cost	Accumulated Amortization	Net

Intellectual property	$1,032,000	$(9,000)	$1,023,000
Software	2,096,000	(87,000)	2,009,000
Customer relationships	3,500,000	(219,000)	3,281,000
Total	$6,628,000	$(315,000)	$6,313,000

Amortization expense amounted to $315,000 for the period ended December 31, 2018.

Future Amortization charges are as follows:

Future Amortization

2019	$2,517,000
2020	2,299,000
2021	680,000
2022	69,000
2023	69,000
Thereafter	679,000
Total	$6,313,000

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Note 6 – Deposit to Credit Card Processor

As a result of the acquisition of SkyAuction in November 2018, the Company assumed a deposit of $350,000 to JetPay, the Company’s credit card processor. The JetPay is a publicly traded U.S. and is an end-to-end processor of credit and debit card and automated clearing house (“ACH”) payment transactions that focuses on processing omni-channel (internet, mobile, and point-of-sale) transactions and recurring billings for traditional retailers, government and utility, and service providers.

The security deposit is refundable in case the agreement is terminated. Outstanding security deposit to JetPay amounted to $350,000 as of December 31, 2018.

Note 7 – Merger debt

In November 2018, the entered into a merger agreement with Incumaker Inc., whereby all of the shareholders of uBid Holdings, Inc. exchanged all of their shares of common stock for 202,110,632 newly issued shares of Incumaker, Inc. common stock. Incumaker stockholders retained 43,771,555 shares of common stock. As a result of the merger, (i) uBid Holdings, Inc. shareholders acquired 85.7% of the fully diluted shares of Incumaker, (ii) the business of uBID will continue as the existing business operations of Incumaker and (iii) Incumaker will be managed by uBID’s management after effectiveness of the Merger under Delaware law. The Merger was treated as a reverse merger and recapitalization of the Company for financial accounting purposes.

At the date of the merger or recapitalization, Incumaker did not have any assets or trade payables except for outstanding convertible notes payable in the aggregate of approximately $327,000. As part of the recapitalization, Ubid assumed these convertible notes payable. The Notes have interest rates ranging from 8% to 22% per annum, and are all past due. The Company recorded notes payable of $327,000 and accrued interest of $94,000 for a total of $421,000 at the date of the merger, which amount approximates their fair market value due to the short term nature of these notes payable.

The conversion price of these convertible notes assumed from Incumaker contains reset provisions based on a future offering price and/or whose conversion prices are based on future market prices, as such, not fixed. As a result, the number of shares to be issued upon conversion is not explicitly limited and the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. Pursuant to ASC 815, the Company accounted these conversion option as liabilities and are bifurcated from the debt host and accounted for as a derivative liability in accordance with ASC 815 and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations. Total fair value of these derivative liability at the date when the notes were assumed was approximately $270,000 and were recorded as a liability at the date of the merger.

During the period ended December 31, 2018, notes with a principal balance of $30,000 and accrued interest due of $881 were converted into 1,469,860 shares of the Company’s common stock. The balance of the notes and accrued interest at December 31, 2018 was $297,000 and $98,770, respectively.

Note 8 – Convertible Notes Payable –Past Due

				Balance at	Balance at
	Issuance Date	Interest Rate	Maturity Date	12/31/2018	12/31/2017
8-10% Convertible Notes - Past Due	various	8-10%	12/2017-9/2018	$1,065,000	$1,065,000
8% Convertible Note	11/7/2018	8%	11/7/2019	$220,000	$0
Total				$1,285,000	$1,065,000
Less: Debt Discount				(188,000)	(5,000)
Total convertible notes payable, net of debt discount				$1,097,000	$1,060,000

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8-10% Notes Payable Past Due

As of December 201, the Company issued one convertible promissory note amounting to $250,000 in exchange for cash. The note is unsecured, bears interest at 10% per annum, as amended, and mature in December 2017. The note is also convertible to common stock at a conversion price of $2.00 per share. Pursuant to current accounting guidelines, the Company recorded a note discount of $52,000 to account for the note’s beneficial conversion feature, which had fully amortized as of December 31, 2017. This note is currently past due.

During the year ended December 31, 2017, the Company issued similar notes payable totaling $130,000 in exchange for cash. The notes are unsecured, bears interest at 10% per annum, as amended, and mature in starting January 2018. The notes are also convertible to common stock at a conversion price of $2.00 per share. Pursuant to current accounting guidelines, the Company recorded a note discount of $34,000 to account for the note’s beneficial conversion feature. During 2017, the Company amortized $29,000 of the note discount, leaving an unamortized note discount of 5,000 as of December 31, 2017. The notes are currently past due.

During the period ended December 31, 2017, the Company issued notes payable amounting to $685,000 in exchange for cash. The notes are unsecured, bears interest at 8% per annum and mature starting in May 2018. The notes are also convertible to equity upon completion of a Qualified Equity Financing amounting to $2.5 million. In addition, the Company will also grant the note holders a five-year warrant to purchase shares of common stock once the Qualified Equity Financing is consummated and the notes are convertible to equity. Pursuant to current accounting guidelines, the Company will account any beneficial conversion feature of the notes payable and the warrants to be granted once the Qualified Equity Financing has occurred or the contingency has been satisfied. The notes are currently past due.

8% Note Payable – Past Due

During the year ended December 31, 2018, the Company issued an 8% convertible note payable with an outstanding principal balance of $220,000 in receipt of cash proceeds of $200,000, resulting in a $20,000 discount upon issuance. The note is unsecured, bears interest at 8% per annum and is past due. The note is convertible at the lesser of $0.07 or 70% of the average of the three lowest trade prices of the common stock in the in the 21 days prior to conversion.   In addition, the Company issued warrants to acquire 5,250,000 shares of the Company’s common stock at an exercise price of $.05 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount.

Pursuant to current accounting guidelines, the Company determined that the conversion feature of the note and the adjustable exercise price of the warrant created derivative liabilities upon issuance as the Company is uncertain whether it will have sufficient authorized capital upon conversion of the notes or exercise of the warrants. Accordingly, the Company recorded the fair value of the conversion feature of $286,654 and the fair value of the warrants of 314,725 as derivative liabilities upon issuance. The Company recorded a debt discount up to the face amount of the note of $220,000 to account for the derivative liabilities and original issuance discount, and reflected the a finance cost of $398,379 for the difference.

During the period ended December 31, 2018 the Company amortized $32,000 of debt discount, and as of December 31, 2018, the balance of debt discount was $188,000

Note 9 –Bridge Note Payable

On May 2, 2018 the Company issued a bridge note in the amount of $275,000. Cash proceeds to the Company was $250,000 for an original issue discount of $25,000. The note is unsecured, bears interest at 2% per annum and matures in May 2019. Pursuant to current accounting guidelines, the Company recorded a debt discount of $25,000 to account for the note’s original issuance discount of $25,000.

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As of December 31, 2018 outstanding balance of the note payable amounted to $275,000 and the remaining unamortized original issuance discount was $8,000, resulting in a net balance due of $267,000.

Note 10 – Acquisition Note Payable to Related Party

	Balance at	Balance at
	12/31/2018	12/31/2017
Note Payable	$2,500,000	$0
Less: Debt Discount	(364,000)	-
Total convertible notes payable, net of debt discount	$2,136,000	$0

Pursuant to the terms of the SkyAuction Merger Agreement, the Company entered into a secured promissory note in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger. The secured note issued to SkyAuction provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at our discretion in common stock or cash. The Promissory Note was secured by all assets of SkyAuction under the terms of a Guaranty Agreement. SkyAuction and uBid have amended the Promissory Note to extend the date of the first payment of principal in the amount of $500,000 from 120 days from the date of Closing as that term is defined in the Merger Agreement or March 13, 2019, to the date when we have raised sufficient financing to make such payment.

Pursuant to current accounting guidelines, the Company recorded a debt discount of $394,000 to account for imputed interest due to the below market rate of interest. During the period ended December 31, 2018, the Company amortized $30,000 of the valuation discount as interest expense, leaving an unamortized discount of $364,000 at December 31, 2018.

Note 11 – Derivative Liability

The FASB has issued authoritative guidance whereby instruments which do not have fixed settlement provisions are deemed to be derivative instruments. Certain warrants issued to investors and conversion features of notes payable did not have fixed settlement provisions because either their exercise prices will be lowered if the Company issues securities at lower prices in the future or the conversion price is variable. In addition, since the number of shares to be issued is not explicitly limited, the Company is unable to conclude that enough authorized and unissued shares are available to share settle the conversion option. In accordance with the FASB authoritative guidance, the conversion feature of the notes was separated from the host contract (i.e., the notes) and the fair value of the warrants have been recognized as a derivative and will be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

The derivative liabilities were valued at the following dates using a probability weighted average Black Scholes Option Model with the following average assumptions:

	December 31,	Other	Notes Payable Assumed	December 31,
	2018	Issuances	Upon Acquisition	2017
Stock Price	$0.0347	$0.06	$0.06	$0

Risk free interest rate	2.46-2.63	2.74-3.00	2.51	0

Expected Volatility	216%	298%	248%	0

Expected life in years	.92-2.97	1.00-3.00	0.54	0

Expected dividend yield	0	0	0	0

Fair Value – Warrants	$356,000	$615,000	$0	$0

Fair Value – Note Conversion Feature	$580,000	$283,000	$270,000	$0
Total	$936,000	$898,000	$270,000	$0

F-37

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the derivative securities was determined by the remaining contractual life of the derivative instrument. For derivative instruments that already matured, the Company used the estimated life. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

During the year ended December 31, 2018, the Company recorded $1,168,000 in derivative liability as a result of conversion features from the issuance of new convertible notes payables (see Note 5) and new warrants (see Note 6). In addition the Company recorded a gain of $37,000 upon the extinguishment of derivative liability and $196,000 to account for the change in fair value of the derivative liabilities related to the conversion features from inception to December 31, 2018. As of December, 2018, the derivative liability amounted to $0.

Note 12 — Related Party Transactions

The Company has an employment agreement, executed in July 2013, with Ketan Thakker, its Chief Executive Officer. This agreement provides Mr. Thakker with a salary of $200,000 per year.  During the years ended December 31, 2018 and 2017, the Company incurred $200,000 of such costs, which are included as part of selling, general and administrative costs. As of December 31, 2018 and 2017, accrued payable to Mr. Thakker under this contract was $500,000 and $312,500, respectively.

From time to time, Michael N. Hering, the Company Chief Merchandising Officer advances funds to the wholly owned subsidiary, SkyAuction. The balance owing Mr. Hering as of December 31, 2018 is $441,000.

Note 13– Stockholders’ Equity (Deficit)

Preferred stock

The Company is authorized to issue a total of 10,000,000 shares of its Preferred Stock with a par value of $0.001 per share. There are no shares issued and outstanding as of December 31, 2018 and December 31, 2017.

Common stock

The Company is authorized to issue a total of 750,000,000 shares of its Common Stock with a par value of $0.001 per share. There are 431,721,336 shares issued and outstanding as of December 31, 2018.

Issuance of Common Stock for services

On December 22, 2018, the Company issued 18,506,045 shares for a financial consulting agreement to an investment banking firm valued at $654,000 based on the market price at the date of issuance. This amount was recorded as a prepaid expense as the agreement is for a period of six months and the services have not been rendered as of the year end. The expense will be amortized over the life of the agreement. As of December 31, 2018, the unamortized portion of the prepaid consulting agreement was $ 654,000 and is included as a prepaid asset

Issuance of Common Stock for commitment fee

During the year ended December 31, 2018 pursuant securities purchase agreements with FirstFire Global Opportunities LLC, the Company issued 500,000 shares to FirstFire as a commitment fee valued at $18,000.

F-38

Warrants

A summary of warrants activity as of December 31, 2018 is presented below:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)

Outstanding at December 31, 2017	-	$0	0

Granted	10,250,000	$0.05	3
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2018	10,250,000	$0.05	2.875

During the year ended December 31, 2018, Michael Hering, President of SkyAuction, was issued a warrant to acquire 5,000,000 shares of our common stock that is exercisable for three years at an exercise price of $.05 per share as a bonus for arranging the SkyAuction Merger. In addition the Company issued warrants to acquire 5,250,000 shares of the Company’s common stock at an exercise price of $.05 per share subject to downward adjustment based on the Company subsequent sale or grant of any equity security at a lessor amount. As of December 31, 2018 there were 10,250,000 warrants issued and outstanding.

Options

A summary of option activity as of December 31, 2018 and 2017 is presented below:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Terms (Years)
Outstanding at December 31, 2016	766,065	$189.17	9.00
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2017	766,065	$189.17	8.50
Granted	-
Exercised	-
Forfeited	-
Outstanding at December 31, 2018	766,065	$189.17	7.50

The outstanding stock options as of December 31, 2018 has no intrinsic value since the exercise price of $189.17 per share is greater than the market price of the Company’s common stock.

F-39

Note 14 – Income Tax Provision

The Company did not record any income tax provision for the years ended December 31, 2018 and 2017 due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and Illinois (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since its inception.

At December 31, 2018, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $33 million. These carry forwards will begin to expire in the year ending December 31, 2030, subject to IRS limitations, including change in ownership.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJ Act”) was enacted into law. The TCJ Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended (the “Code”), that impact corporate taxation requirements, such as the reduction of the federal tax rate for corporations from 35% to 21% and changes or limitations to certain tax deductions. The Company is currently assessing the extensive changes under the TCJ Act and its overall impact on the Company; however, based on its preliminary assessment of the reduction in the federal corporate tax rate from 35% to 21% effective on January 1, 2018, the Company currently expects that its effective tax rate for 2018 will be between 19% and 21%. Such estimated range is based on management’s current assumptions with respect to, among other things, Alternative Minimum Tax Credit carry forwards, which may still be used to offset the Company’s regular tax liability, beginning in 2018 and any excess amounts can be refunded by 2022. Additionally, the Company’s also considers its assumptions regarding state income tax levels and tax deductions. The Company’s actual effective tax rate in 2018 may differ from management’s estimate. The reduced applicable tax rate is expected to result in overall lower tax expense beginning in 2018.

At December 31, 2018, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $9.7 million would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	12/31/2018	12/31/2017
Net Operating loss carryforwards	9,222,000	9,369,000
	-	-
Total net deferred tax assets	9,222,000	9,369,000
Less valuation discount	(9,222,000)	(9,369,000)
Net deferred tax assets	-	-

A reconciliation of income taxes with the amounts computed at the statutory federal rate are as follows:

	12/31/2018	12/31/2017
Computed tax provision (benefit) at federal statutory rate	21%	40%
State income taxes, net of federal benefit	6%	6%
Permanent differences	0%	0%
Net Operating loss	-27%	-46%
	0%	0%

F-40

As a result of the implementation of certain provisions of ASC 740-10, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2018.

Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its statements of operations. There are no interest or penalties accrued as of December 31, 2018.

Note 15 – Commitments and Contingencies

Rent

The Company leases approximately 4,050 square feet of general office space at 566 W. Adams Street, Chicago, IL. The lease payment averages $1,700 per month up to the expiration the agreement in August 2019.

SkyAuction’s principal executive offices are located at 241 North Avenue West, Westfield, New Jersey and consists of approximately 1,500 square feet. We currently lease such facilities for $3,000 per month. We have a self-renewing month-to-month lease with no immediate escalation.

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that are described below;

On December 17, 2017, a lawsuit that had been dismissed by the plaintiff on July 21, 2017, was refiled against us pursuant to Georgia’s renewal statute (O.C.G.A. 9-2-61), titled Oelshlager v. Cryomist II, Cryomist III and Incumaker, Inc. (Fulton County Georgia State Court). The lawsuit alleges that Incumaker is liable for the conduct of its subsidiary on the theory that it is the parent of these separate corporations and that the Cryomist Companies were merely the alter ego of Incumaker. We intend to vigorously defend the Company against this lawsuit.

On April 17, 2019, a lawsuit was filed by Dupree Productions, LLC against uBid Holdings, Inc. and Ketan Thakker (Case No. L2019000436) in the Circuit Court of DuPage County, Illinois, alleging that a Partial Equity Payment Agreement dated August 1, 2016, intended to compensate services in the amount of $60,000 in return for shares of uBid common stock was inadequate to compensate for the alleged higher value of the advertising and endorsement services of approximately $195,000. We intend to vigorously defend against these claims.

Note 15 – Subsequent Events

On January 18, 2019, we entered into a note financing with Horberg Enterprise under which we issued a promissory note in the principal amount of $100,000, bearing interest of 6% per annum with a maturity date of January 18, 2020.

On April 9, 2019, we entered into a convertible note financing with Auctus Fund, LLC (“Auctus”) under which we issued a convertible promissory note in the principal amount of $277,500 from which will be deducted $27,500 as a due diligence fee and $4,000 for Auctus’ legal fees, bearing interest of 8% per annum with a maturity date of April 9, 2020. The note is convertible into shares of our common stock at a conversion price equal to the lesser of: (i) $0.06 or (ii) the Variable Conversion Price (defined as 70% multiplied by the average of the three lowest volume weighted average prices of our shares of common stock during the ten consecutive trading day period immediately preceding the trading day that we receive Auctus’ notice of conversion). We are required at all times to have coverage of any potential conversion equal to three times the shares of our common stock into which the unpaid principal and accrued interest of the note is convertible.

F-41

The initial coverage has been set at 28,750,000 shares. We issued a warrant to Auctus (the “Auctus Warrant”) exercisable for three years to purchase 7,000,000 shares that we will register under the 1933 Act at an exercise price of $0.06 per share. We are authorized to prepay this convertible loan commencing on the date of the note and ending 180 days after the date of the note by paying 115% of the outstanding principal amount of the note together with accrued and unpaid interest thereon. Pursuant to current accounting guidelines, the Company will record a derivative liability to account for the note’s beneficial conversion feature.

Subsequent to the year ended December 31, 2018, the Company issued 12,885,603 shares of common stock to settle $71,895 of convertible notes payable and $60,855 of accrued interest.

On February 13, 2019 the Company appointed three additional Board Directors. Theses nonexecutive members of the Board received 3,000,000 shares of our common stock of which 25% of the stock (750,000 shares) vested upon acceptance of the offer to serve on the Board of Directors and 25% of the stock (750,000 shares) shall vest upon each of the three anniversaries of the acceptance date of the offer provided that each Board member has served continuously as an advisor to the Company during such one year period, (ii) an annual cash allowance paid in equal quarterly amounts as follows: year 1 $5,000, year 2 $15,000 and year 3 an amount to be determined and (iii) $2,000 annually for being Chair of a Committee and $1,000 annually for being a member of a Committee.

F-42

SKYAUCTION.COM INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2018	2017
	(unaudited)

Assets:
Current assets
Cash and cash equivalents	$14	$-
Accounts receivable	54	11
Inventory	96	67
Vendor deposits	-	105
Deposit to credit card processor	350	350
	514	533

Security deposits	6	6
Total assets	$520	$539

Liabilities and Stockholders’ Deficit:

Current liabilities
Accounts payable	$633	$610
Accrued expenses	48	63
Deferred revenue	35	160
Due to related party	292	79
Total current liabilities	1,008	912

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, Series A, par value $0.01, 500,000 shares authorized, 418,506 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	4	4
Preferred stock, Series B, par value $0.01, 250,000 shares authorized, 56,317 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	1	1
Preferred stock, Series C, par value $0.01, 293,738 shares authorized, 293,738 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	3	3
Common stock, par value $0.01, 2,000,000 shares authorized and 1,000,000 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	10	10
Treasury stock	(165)	(165)
Additional paid in capital	30,246	30,246
Accumulated deficit	(30,587)	(30,472)
Total stockholders’ deficit	(488)	(373)

Total liabilities and stockholders’ deficit	$520	$539

The accompanying notes are an integral part of these condensed financial statements.

F-43

SKYAUCTION.COM INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	For Nine Months Ended	For Nine Months Ended
	September 30,	September 30,
	2018	2017

Revenues	$2,737	$3,255

Operating Expenses:
Direct cost of revenues	1,830	2,014
Selling, general and administrative	1,043	1,147
	2,873	3,161

Income (Loss) from Operations	(136)	94

Other Income
Other income	21	34
Total Other Income	21	34

Net Income (Loss)	$(115)	$128

The accompanying notes are an integral part of these condensed financial statements.

F-44

SKYAUCTION.COM INC.

Statements of Stockholders’ Deficit

(in thousands, except share data)

(unaudited)

	Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Common Stock		Treasury	Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total

Balance, December 31, 2017	418,506	$4	56,317	$1	293,738	$3	1,000,000	$10	$(165)	$30,246	$(30,472)	$(373)

Net Loss											(115)	(115)

Balance, September 30, 2018, unaudited	418,506	$4	56,317	$1	293,738	$3	1,000,000	$10	$(165)	$30,246	$(30,587)	$(488)

The accompanying notes are an integral part of these condensed financial statements.

F-45

SKYAUCTION.COM INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For Nine Months Ended	For Nine Months Ended
	September 30,	September 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(115)	$128
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts receivable	(43)	37
Inventories	(29)	35
Deposit to credit card processor	-	150
Prepaid expenses and other current assets	-	23
Vendor deposits	105	332
Accounts payable	23	(806)
Deferred revenue	(125)	(14)
Accrued expenses	(15)	5
Net Cash (Used in) Operating Activities	(199)	(110)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from shareholders	213	79
Net Cash Provided by Financing Activities	213	79

Net Increase (Decrease) in Cash and Cash Equivalents	14	(31)
Cash and Cash Equivalents at Beginning of Period	-	41
Cash and Cash Equivalents at End of Period	14	10

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in settlement of debt	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

F-46

SkyAuction.com Inc.

Notes to the Condensed Financial Statements

For the Nine Months Ended September 30, 2018 and 2017

(unaudited)

Note 1 — Organization and Operations

SkyAuction.com, Inc. (the “Company”) was incorporated in Delaware on February 12, 1999 and is an online marketer and distributor of travel products and services using a no-reserve auction process. The Company offers excess travel inventory from leading airlines, hotels, resorts and tour operations. The Company allows its customers to bid on a wide variety of quality products and services, such as airline tickets on scheduled flights, hotel and resort accommodations, tour services and comprehensive travel packages.

Note 2 — Going Concern

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of financial position and results of operations have been included. Our operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. The accompanying unaudited condensed financial statements should be read in conjunction with our audited condensed financial statements for the year ended December 31, 2017.

Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had a stockholders’ deficit of $488,000 at September 30, 2018, and incurred a net loss of $115,000 and utilized net cash of $199,000 in operating activities for the nine months ended September 30, 2018. In addition, our independent auditors, in their report on our audited financial statements for the years ended December 31, 2017 and 2016, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing raising additional capital or any of its plans.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-47

Note 3 — Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence and accruals for potential liabilities.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense, accounts payable and accrued payables, approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

Effective January 1, 2018 the Company adopted Accounting Standards Update (“ASU”) no. 2014-09, Revenue from Contracts with Customers (ASC 606). Under the update, revenue is recognized based on a five-step model. The core principle of the model is that revenue will be recognized when the transfer of promised goods or services to customers is made in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The adoption of this standard did not result in any changes to previously reported amounts.

F-48

We account for revenue in accordance with ASC 606. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. We do not have any significant payment terms, as payment is received shortly after goods are delivered or services are provided.

Revenue is recognized after all of the following have occurred: a bidder wins and confirms an auction, the orders are placed with ticket agents or third party suppliers (e.g. airlines, hotels or both), the auction winner is notified that the auction has been fulfilled and collection is reasonably assured. Generally, a credit card is charged or a check is received before revenue is recognized. Revenues include service, shipping and handling charges and cancellation fees but exclude excise taxes. Sale of reservations are final and non-refundable. However, on a case by case basis, the Company may grant a refund to a customer. Claims for refunds are recorded as a reduction to the Company’s revenues and are recorded at the time that such refunds are processed. Refunds during the periods ended September 30, 2018 and 2017 were insignificant and immaterial of the financial statements.

Deferred revenue represents amounts received from customers before the Company’s criteria for revenue recognition is met.

Income Tax Provision

The Company follows the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

Concentrations

Accounts Payable and Purchase

During the periods ended September 30, 2018 and 2017, the Company had 3 vendors that accounted for approximately 58% and 26%, respectively of purchases. No other vendors accounted for more than 10% of purchase during the year ended December 31, 2017. Included in account payable as of September 30, 2018 and 2017 is approximately $307,000 and $151,000 due to these vendors.

F-49

Recently Issued Accounting Pronouncement

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 — Related Party Transactions

Due from/to Related Party

Due from/to related party represents net advances made to or by the Company’s Chief Executive Officer, Michael Hering, the majority shareholder. As of September 30, 2018 there was an outstanding amount due to Mr. Hering of $292,000. As of December 31, 2017 there was an outstanding amount of $79,000.

Service Agreement

In January 2016, the Company entered into a services agreement with Magical Holidays which is owned by Mr. Michael Hering, President and Chief Executive Officer. Under this agreement, Magical Holidays will provide us with ticketing fulfillment services for travel inventory sold by us, transaction review services, administrative services, including office supplies and equipment, secretarial and clerical services, and other services. The Company will pay Magical Holidays $20,000 quarterly for the transaction review services. In addition, for each ticket for which fulfillment services are provided by Magical Holidays, the Company will pay to Magical Holidays a fulfillment fee $25. During the periods ended September 30, 2018 and 2017, the Company incurred $60,000 and $0 of these costs, respectively which are included in direct costs of revenues on the accompanying statement of operations.

NOTE 4 – Deposit to Credit Card Processor

In 2004, the Company signed an agreement with a vendor, JetPay, to be the Company’s credit card processor. The JetPay is a publicly traded company in the US that was incorporated in Delaware in November 2010. JetPay is an end-to-end processor of credit and debit card and automated clearing house (“ACH”) payment transactions that focuses on processing omni-channel (internet, mobile, and point-of-sale) transactions and recurring billings for traditional retailers, government and utility, and service providers.

As part of the agreement, the Company is required to make a security deposit. The security deposit is refundable in case the agreement is terminated. Outstanding security deposit to JetPay amounted to $350,000 as of September 30, 2018 and December 31, 2017.

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NOTE 5 – Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from September 30, 2018 through the date of issuance of these financial statements.

On November 12, 2018, Incumaker, SA.com Acquisition Corp. and the Company entered into an Agreement and Plan of Merger. Pursuant to the terms of the SkyAuction Merger Agreement, each outstanding share of common stock of SkyAuction was entitled to receive approximately 96 shares of Incumaker common stock, par value $.001 per share, and $1.45 in cash to be paid under the terms of a promissory note in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger. As a result of the SkyAuction Merger, the Company acquired 40.25% of the issued and outstanding shares of Incumaker. The secured note issued to the Company provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at Incumaker’s discretion in common stock or cash. The promissory note is secured by all assets of Incumaker under the terms of a guaranty agreement. The SkyAuction merger was declared effective on November 13, 2018, by the Delaware Secretary of State. The Company is now a wholly-owned subsidiary of Incumaker.

In addition under the terms of the SkyAuction merger agreement, Michael Hering who served as the Company’s President and Chief Executive Officer prior to the SkyAuction merger was issued a warrant to acquire 1,000,000 shares of Incumaker’s common stock as a bonus for arranging the SkyAuction merger. The warrant is exercisable for three years at an exercise price of $.001 per share. Also, as part of the SkyAuction merger agreement, Incumaker agreed to remove Michael Hering as guarantor from all of the company credit cards. Additionally, the Board of Directors of the Company, now has three directors, Michael Hering, Ketan Thakker and Salvatore Esposito.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SkyAuction Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SkyAuction Inc. (the “Company”) as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2017 and 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company had a stockholders’ deficit at December 31, 2017, and utilized net cash in operating activities for the year ended December 31, 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2017.

/S/Weinberg & Company, P.A.
Weinberg & Company, P.A.
Los Angeles, California
December 28, 2018

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SKYAUCTION.COM INC.

BALANCE SHEETS

(in thousands, except per share data)

	December 31,	December 31,
	2017	2016

Assets:
Current assets
Cash and cash equivalents	$-	$41
Accounts receivable, net	11	115
Inventory	67	114
Vendor deposits	105	300
Deposit to credit card processor	350	500
Due from related party	-	92
Prepaid expenses and other current assets	-	9
	533	1,171

Security deposits	6	6
Total assets	$539	$1,177

Liabilities and Stockholders’ Deficit:

Current liabilities
Accounts payable	$610	$1,620
Accrued expenses	63	55
Deferred revenue	160	179
Due to related party	79	-
Total current liabilities	912	1,854

Commitments and Contingencies

Stockholders’ Deficit:
Preferred stock, Series A, par value $0.01, 500,000 shares authorized, 418,506 shares issued and outstanding as of December 31, 2017 and 2016, respectively	4	4
Preferred stock, Series B, par value $0.01, 250,000 shares authorized, 56,317 shares issued and outstanding as of December 31, 2017 and 2016, respectively	1	1
Preferred stock, Series C, par value $0.01, 293,738 shares authorized, 293,738 shares issued and outstanding as of December 31, 2017 and 2016, respectively	3	3
Common stock, par value $0.01, 2,000,000 shares authorized and 1,000,000 shares issued and outstanding as of December 31, 2017 and 2016, respectively	10	10
Treasury stock	(165)	(165)
Additional paid in capital	30,246	30,246
Accumulated deficit	(30,472)	(30,776)
Total stockholders’ deficit	(373)	(677)

Total liabilities and stockholders’ deficit	$539	$1,177

The accompanying notes are an integral part of these financial statements.

F-53

SKYAUCTION.COM INC.

STATEMENTS OF OPERATIONS

(in thousands)

	For Year Ended	For Year Ended
	December 31,	December 31,
	2017	2016

Revenues	$4,292	$5,025

Operating Expenses:
Direct cost of revenues	2,426	3,445
Selling, general and administrative	1,584	1,384
	4,010	4,829

Income from Operations	282	196

Other (Income) Expense
Other (income) expense	(38)	(50)
Total Other (Income) Expense	(38)	(50)

Income Before Income Taxes	320	246

Income Tax Expense	(16)	(4)

Net Income	$304	$242

The accompanying notes are an integral part of these financial statements.

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SKYAUCTION.COM INC.

Statements of Stockholders’ Deficit

(in thousands, except per share data)

	Preferred Stock Series A		Preferred Stock Series B		Preferred Stock Series C		Common Stock		Treasury	Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Stock	Capital	Deficit	Total

Balance, December 31, 2015	418,506	$4	56,317	$1	293,738	$3	1,000,000	$10	$(165)	$30,246	$(31,018)	$(919)

Net Income											242	242

Balance, December 31, 2016	418,506	4	56,317	1	293,738	3	1,000,000	$10	$(165)	$30,246	(30,776)	(677)

Net Income											304	304

Balance, December 31, 2017	418,506	$4	56,317	$1	293,738	$3	1,000,000	$10	$(165)	$30,246	$(30,472)	$(373)

The accompanying notes are an integral part of these consolidated financial statements.

F-55

SKYAUCTION.COM INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	For Year Ended	For Year Ended
	December 31,	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$304	$242
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	4	-
Changes in operating assets and liabilities:
Accounts receivable	100	(58)
Inventories	47	30
Deposit to credit card processor	150	-
Prepaid expenses and other current assets	9	(9)
Vendor deposits	195	11
Accounts payable	(1,010)	(205)
Deferred revenue	(19)	(13)
Accrued expenses	8	30
Net Cash (Used in) Operating Activities	(212)	28

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from (repayments to) related party	171	(96)
Net Cash Used by Financing Activities	171	(96)

Net (Decrease) in Cash	(41)	(68)
Cash at Beginning of Period	41	109
Cash at End of Period	-	41

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-56

SkyAuction.com Inc.

Notes to the Financial Statements

For the Years Ended December 31, 2017 and 2016

Note 1 — Organization and Operations

SkyAuction.com, Inc. (the “Company”) was incorporated in Delaware on February 12, 1999 and is an online marketer and distributor of travel products and services using a no-reserve auction process. The Company offers excess travel inventory from leading airlines, hotels, resorts and tour operations. The Company allows its customers to bid on a wide variety of quality products and services, such as airline tickets on scheduled flights, hotel and resort accommodations, tour services and comprehensive travel packages.

Note 2 — Going Concern

The Company’s financial statements have been prepared assuming that the Company will continue as a going concern, and which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As reflected in its financial statements, the Company had a stockholders’ deficit of $373,000 at December 31, 2017, and utilized net cash of $212,000 in operating activities for the year ended December 31, 2017. In addition, our independent auditors, in their report on our audited financial statements for the years ended December 31, 2017 and 2016, expressed substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from an inability of the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. If the Company is unable to obtain adequate capital it could be forced to cease operations. Accordingly, these factors raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowing and sales of common stock. However, management cannot provide any assurances that the Company will be successful in accomplishing raising additional capital or any of its plans.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These estimates and assumptions also affect the reported amounts of revenues, costs and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from those estimates. Those estimates and assumptions include estimates for reserves of uncollectible accounts, inventory obsolescence and accruals for potential liabilities.

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Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expense, accounts payable and accrued payables, approximate their fair values because of the short maturity of these instruments.

Revenue Recognition

Revenue is recognized after all of the following have occurred: a bidder wins and confirms an auction, the orders are placed with ticket agents or third party suppliers (e.g. airlines, hotels or both), the auction winner is notified that the auction has been fulfilled and collection is reasonably assured. Generally, a credit card is charged or a check is received before revenue is recognized. Revenues include service, shipping and handling charges and cancellation fees but exclude excise taxes.

Sale of reservations are final and non-refundable. However, on a case by case basis, the Company may grant a refund to a customer. Claims for refunds are recorded as a reduction to the Company’s revenues and are recorded at the time that such refunds are processed. Refunds during the years December 31, 2017 and 2016 were insignificant and immaterial of the financial statements.

Deferred revenue represents amounts received from customers before the Company’s criteria for revenue recognition is met.

Advertising Costs

The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause. Such advertising costs are charged to expense as incurred and reported as part of selling, general and administrative expenses in the accompanying statement of operations.

During the years ended December 31, 2017 and 2016, advertising costs amounted to $44,000 and $52,000 respectively and recorded as part of selling, general and administrative expense in the accompanying statements of operations.

F-58

Income Tax Provision

The Company follows the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Accounts Receivable

All of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company will maintain allowances for doubtful accounts, estimating losses resulting from the inability of its customers to make required payments for products. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped into categories by the amount of days the balance is past due, and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered.

The Company recorded an expense of $18,000 related to bad debt and doubtful accounts during the year ended December 31, 2017 versus $0 for the year ended December 31, 2016.

As of December 31, 2017, the Company has provided a reserve for doubtful accounts of $4,000. There was no such reserve as of December 31, 2016.

Concentrations

Accounts Payable and Purchase

During the year ended December 31, 2017, the Company had 3 vendors that accounted for approximately 58% of purchases. No other vendors accounted for more than 10% of purchase during the year ended December 31, 2017. Included in account payable as of December 31, 2017, is approximately $151,000 due to these vendors.

During the year ended December 31, 2016, the Company had 2 vendors that accounted for approximately 26% of purchases. No other vendors accounted for more than 10% of purchase during the year ended December 31, 2016. Included in account payable as of December 31, 2016, is approximately $0 due to these vendors.

F-59

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing revenue recognition guidance under current U.S. GAAP and replace it with a principle based approach for determining revenue recognition. ASU 2014-09 will require that companies recognize revenue based on the value of transferred goods or services as they occur in the contract. The ASU also will require additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted only in annual reporting periods beginning after December 15, 2016, including interim periods therein. Entities will be able to transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. The Company is in the process of evaluating the impact of ASU 2014-09 on the Company’s financial statements and disclosures. The Company will adopt the provisions of this statement in the first quarter of fiscal 2018.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. ASU 2016-02 requires a lessee to record a right of use asset and a corresponding lease liability on the balance sheet for all leases with terms longer than 12 months. ASU 2016-02 is effective for all interim and annual reporting periods beginning after December 15, 2018. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is in the process of evaluating the impact of ASU 2016-02 on the Company’s financial statements and disclosures.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 — Related Party Transactions

Due from/to Related Party

Due from/to related party represents net advances made to or by the Company’s Chief Executive Officer, Michael Hering. As of December 31, 2017, there was an outstanding amount due to Mr. Hering of $79,000. As of December 31, 2016, there was an outstanding amount due from Mr. Hering of $92,000. Officer advances are unsecured, non-interest bearing and due on demand.

Service Agreement

In January 2016, the Company entered into a services agreement with Magical Holidays which is owned by Mr. Michael Hering, President and Chief Executive Officer. Under this agreement, Magical Holidays will provide us with ticketing fulfillment services for travel inventory sold by us, transaction review services, administrative services, including office supplies and equipment, secretarial and clerical services, and other services. The Company will pay Magical Holidays $20,000 quarterly for the transaction review services. In addition, for each ticket for which fulfillment services are provided by Magical Holidays, the Company will pay to Magical Holidays a fulfillment fee $25.

For the years ended December 31, 2017 and 2016, the Company paid $80,000, respectively, for administrative services and none for ticket fulfillment services.

F-60

NOTE 4 – Stockholders’ Deficit

Common stock

The authorized capitalization consists of 2,000,000 shares of common stock, $0.01 par value per share of which 1,000,000 shares are currently issued and outstanding as of December 31, 2017 and 2016.

Preferred stock

The authorized to issue 1,043,738 shares of preferred stock. The following are the preferred shares issued and outstanding during the years ended December 31, 2017 and 2016:

Series A

Pursuant to the Certificate of Designation that sets forth the rights, preferences, privileges and restrictions of the Series A Preferred Stock, which include the following:

•	Holders of Series B Preferred Stock are entitled to dividends at a compounded rate of $5.75 per share, as and when declared by the Company’s Board of Directors and are payable with the Series B Preferred Stock’s liquidation preference of $19 million. Pursuant to current accounting guidelines, dividends are only recorded upon declaration of the Company’s Board of Directors. As of December 31, 2017 and 2016, and through the date of this report, the Company’s Board of Directors has not declared or paid a dividend on the Series A Preferred Stockholders. The estimated accumulated and unpaid dividends as of December 31, 2017 and 2016 amounted to approximately $27.3 million, and $25.8 million, respectively;

•	Each share of Series A Preferred Stock shall be convertible into common stock, at the option of the holder, at any time at the rate of one common share per each preferred share. The Series A Preferred Stockholders have a mandatory conversion upon the closing of a sale of Common Shares to the public resulting in at least $50 million of proceeds to the Company;

•	On any matters presented to the stockholders of the Company, each holder of the outstanding shares of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the date of record. The Series A Preferred Stock shall vote together with the holders of Common Stock as a single class; and

•	The preferred shares are subject to a registration rights agreement.

During the years ended and as of December 31, 2017 and 2016, total Series A shares issued and outstanding totaled 418,506 shares, respectively

Series B

Pursuant to the Certificate of Designation that sets forth the rights, preferences, privileges and restrictions of the Series B Preferred Stock, which include the following:

•	Holders of Series B Preferred Stock are entitled to dividends at a compounded rate of $5.75 per share, as and when declared by the Company’s Board of Directors and are payable with the Series B Preferred Stock’s liquidation preference of $6 million. Pursuant to current accounting guidelines, dividends are only recorded upon declaration of the Company’s Board of Directors. As of December 31, 2017 and 2016, and through the date of this report, the Company’s Board of Directors has not declared or paid a dividend on the Series B Preferred Stockholders. The estimated accumulated and unpaid dividends as of December 31, 2017 and 2016 amounted to approximately $5.5 million, and $5.25 million, respectively;

F-61

•	Each share of Series B Preferred Stock shall be convertible into common stock, at the option of the holder, at any time at the rate of one common share per each preferred share. The Series B Preferred Stockholders have a mandatory conversion upon the closing of a sale of Common Shares to the public resulting in at least $50 million of proceeds to the Company;

•	On any matters presented to the stockholders of the Company, each holder of the outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the date of record. The Series B Preferred Stock shall vote together with the holders of Common Stock as a single class; and

•	The preferred shares are subject to a registration rights agreement.

During the years ended and as of December 31, 2017 and 2016, total Series B shares issued and outstanding totaled 56,317 shares, respectively

Series C

Pursuant to the Certificate of Designation that sets forth the rights, preferences, privileges and restrictions of the Series C Preferred Stock, which include the following:

•	Holders of Series CB Preferred Stock are entitled to dividends at a compounded rate of $1.09 per share, as and when declared by the Company’s Board of Directors and are payable with the Series B Preferred Stock’s liquidation preference of $16 million. Pursuant to current accounting guidelines, dividends are only recorded upon declaration of the Company’s Board of Directors. As of December 31, 2017 and 2016, and through the date of this report, the Company’s Board of Directors has not declared or paid a dividend on the Series B Preferred Stockholders. The estimated accumulated and unpaid dividends as of December 31, 2017 and 2016 amounted to approximately $5.1 million, and $4.8 million, respectively;

•	Each share of Series B Preferred Stock shall be convertible into common stock, at the option of the holder, at any time at the rate of one common share per each preferred share. The Series B Preferred Stockholders have a mandatory conversion upon the closing of a sale of Common Shares to the public resulting in at least $100 million of proceeds to the Company;

•	On any matters presented to the stockholders of the Company, each holder of the outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the date of record. The Series B Preferred Stock shall vote together with the holders of Common Stock as a single class; and

•	The preferred shares are subject to a registration rights agreement.

During the years ended and as of December 31, 2017 and 2016, total Series C shares issued and outstanding totaled 293,738 shares, respectively

Treasury Shares

Treasury shares pertain to 67,578 shares of Series A Preferred and 26,436 shares of Series C Preferred acquired in fiscal year 2008 at an average price of $0.55. There were no acquisition or transaction related to our treasury shares during the years ended December 31, 2017 and 2016.

F-62

Stock Options and Warrants

The Company is authorized to issue 80,000 shares of stock options and warrants. As of December 31, 2017 and 2016, there are no stock options and warrants issued and outstanding.

NOTE 5 – Deposit to Credit Card Processor

In 2004, the Company signed an agreement with a vendor, JetPay, to be the Company’s credit card processor. The JetPay is a publicly traded company in the US that was incorporated in Delaware in November 2010. JetPay is an end-to-end processor of credit and debit card and automated clearing house (“ACH”) payment transactions that focuses on processing omni-channel (internet, mobile, and point-of-sale) transactions and recurring billings for traditional retailers, government and utility, and service providers.

As part of the agreement, the Company is required to make a security deposit. The security deposit is refundable in case the agreement is terminated. Outstanding security deposit to JetPay amounted to $350,000 as of December 31, 2017 and $500,000 as of December 31, 2016.

NOTE 6 – Commitments and Contingencies

Rent

Effective March 1, 2013, the Company began leasing approximately 1,800 square feet of general office space at 241North Ave West, Westfield, New Jersey pursuant to a 12-month lease that expired April 30, 2014. The Company pays $3,300 per month. The lease is now on a month to month basis.

Effective July 1, 2017, the Company began leasing approximately 1,440 square feet of general office space at 4635 Southwest Freeway Houston, Texas pursuant to a 12 month lease. The Company pays $2,040 per month. The Company signed a renewal for one year effective July 1, 2018 at the same base rent of $2,040 per month.

Legal Proceedings

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any significance with the exception of the matters that have arisen under, and are being handled in, the normal course of business.

NOTE 7 - Income Tax Provision

The Company did not record any income tax provision for the years ended December 31, 2017 and 2016 due to the Company’s utilization of its Net Operating Loss carryover (NOL). The Company files income tax returns in the United States (“Federal”) and California and New Jersey (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since its inception.

At December 31, 2017, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $30 million. These carry forwards will begin to expire in the year ending December 31, 2030, subject to IRS limitations, including change in ownership.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

F-63

At December 31, 2017, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $8 million would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	12/31/2017	12/31/2016
Net Operating loss carryforwards	8,076,000	12,088,000

Total net deferred tax assets	8,076,000	12,088,000
Less valuation discount	(8,076,000)	(12,088,000)
	-	-

A reconciliation of income taxes with the amounts computed at the statutory federal rate are as follows:

	12/31/2017	12/31/2016
Computed tax provision (benefit) at federal statutory rate	34%	34%
State income taxes, net of federal benefit	2%	3%
Permanent differences	0%	0%
Net Operating loss	-36%	-37%
	0%	0%

As a result of the implementation of certain provisions of ASC 740-10, the Company performed an analysis of its previous tax filings and determined that there were no positions taken that it considered uncertain. Therefore, there were no unrecognized tax benefits as of December 31, 2017.

Future changes in the unrecognized tax benefit are not expected to have an impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change within the next twelve months. The Company will continue to classify income tax penalties and interest, if any, as part of interest and other expenses in its consolidated statements of operations. There are no interest or penalties accrued as of December 31, 2017.

NOTE 8 – Subsequent Events

Pursuant to FASB ASC 855, Management has evaluated all events and transactions that occurred from December 31, 2017 through the date of issuance of these financial statements.

On November 12, 2018, Incumaker, SA.com Acquisition Corp. and the Company entered into an Agreement and Plan of Merger. Pursuant to the terms of the SkyAuction Merger Agreement, each outstanding share of common stock of SkyAuction was entitled to receive approximately 96 shares of Incumaker common stock, par value $.001 per share, and $1.45 in cash to be paid under the terms of a promissory note in the principal amount of $2,500,000 with a maturity date three years after the closing of the SkyAuction merger. As a result of the SkyAuction Merger, the Company acquired 40.25% of the issued and outstanding shares of Incumaker. The secured note issued to the Company provides for repayment in full at the third anniversary date of the closing date of the SkyAuction Merger, such principal amount to be reduced by 15% of each capital raise we complete (less any finder’s or underwriter’s fees) and interest at 3% per annum payable at Incumaker’s discretion in common stock or cash. The promissory note is secured by all assets of Incumaker under the terms of a guaranty agreement. The SkyAuction merger was declared effective on November 13, 2018, by the Delaware Secretary of State. The Company is now a wholly-owned subsidiary of Incumaker.

F-64

In addition under the terms of the SkyAuction merger agreement, Michael Hering who served as the Company’s President and Chief Executive Officer prior to the SkyAuction merger was issued a warrant to acquire 5,000,000 shares of Incumaker’s common stock as a bonus for arranging the SkyAuction merger. The warrant is exercisable for three years at an exercise price of $.05 per share. Also, as part of the SkyAuction merger agreement, Incumaker agreed to remove Michael Hering as guarantor from all of the company credit cards. Additionally, the Board of Directors of the Company, now has two directors, Michael Hering and Salvatore Esposito.

F-65

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by uBid Holdings, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY EQUIREMENT

Until _______________, 2019 [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

UBID HOLDINGS, INC.

55,820,218 Shares

Common Stock

PROSPECTUS

_______  ___, 2019

.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Securityholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$	*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
TOTAL	$	*

*To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law (“DGCL”) Section 145 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under DGCL section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Corporate Bylaws at Article IX, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Delaware General Corporation Law.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since December 31, 2015, we have issued the following unregistered securities:

Common Stock and Convertible Note Issuances

On August 29, 2016, we issued 1,059,142 shares of our common stock to John Loud and 1,059,142 shares of common stock to John McFarland regarding our prior credit facility. On April 9, 2019, we issued 1,650,000 shares of our common stock to Louis Thomson to settle a lawsuit filed in a State of Georgia court by Mr. Thomson against us.

On April 12, 2017 holders of convertible notes payable in the aggregate of $8,977 plus accrued interest of $731 elected to convert $9,707 of the convertible notes for 323,566 shares of our common stock.

On May 1, 2017 holders of convertible notes payable in the aggregate of $59,141, elected to convert $10,800 of the convertible notes for 1,200,000 shares of our common stock.

On May 1, 2017 holders of convertible notes payable in the aggregate of $24,836 plus accrued interest of $6,968 elected to convert $31,804 of the convertible note for 8,520,218 shares of our common stock.

On July 17, 2017, we issued 250,000 shares of our common stock to Stuart Barton for services rendered.

On August 9, 2017, we issued 250,000 shares of our common stock to Darren Bankston, CEO for services rendered.

On August 29, 2017, we issued a Convertible Note for $4,200 for working capital. The Note is due August 29, 2018, and bears 8% interest annually. The note is convertible at the lesser of $0.07 or 70% of the lowest trade price of the common stock in the 15 days prior to conversion.

On August 29, 2017, we issued a Convertible Note for $3,500 for working capital. The Note is due August 29, 2018, and bears 8% interest annually. The note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the 15 days prior to conversion.

On August 29, 2017, we issued a Convertible Note for $14,400 for working capital. The Note is due August 29, 2018 and bears 8% interest annually. The note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the 15 days prior to conversion.

On November 30, 2017, we issued a Convertible Note for $6,400 for rent and compensation. The Note is due November 30, 2018 and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the 5 days prior to conversion.

On November 30, 2017, we issued a Convertible Note for $3,620 for working capital. The Note is due November 30, 2018 and bears 8% interest annually. The note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the five days prior to conversion.

On November 30, 2017, we issued a Convertible Note for $3,500 for working capital. The Note is due November 30, 2018 and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the five days prior to conversion.

On November 30, 2017, we issued a Convertible Note for $11,100 for working capital. The Note is due November 30, 2018 and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the five days prior to conversion.

On December 1, 2017, we issued 500,000 shares of our common stock to Brian Tucker, our former President, pursuant to his employment agreement.

On February 23, 2018, we issued a Convertible Note for $20,000 for working capital. The Note is due February 23, 2019, and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the in the five days prior to conversion.

On February 23, 2018, we issued a Convertible Note for $8,100 for working capital. The Note is due February 23, 2019 and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the five days prior to conversion.

On February 23, 2018, we issued a Convertible Note for $4,200 for rent and compensation. The Note is due February 23, 2019, and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the five days prior to conversion.

On March 22, 2018, we issued Darren Bankston, our former CEO, 1,000,000 restricted shares as additional compensation. On March 22, 2018, we issued 500,000 restricted shares to a consultant.

On March 15, 2018, we issued a Convertible Note for $20,000 for working capital. The Note is due March 15, 2019 and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of the common stock in the in the five days prior to conversion.

On March 15, 2018, we issued a Convertible Note for $15,000 for working capital. The Note is due March 15, 2019 and bears 8% interest annually. The note is convertible at the lesser of $0.07 or 70% of the lowest trade price of the common stock in the in the five days prior to conversion.

On April 3, 2018, a severance agreement was entered into with Brian Tucker in which we and Mr. Tucker have mutually agreed to terminate his employment and Board of Director position effective April 30, 2018. The severance agreement provided for Mr. Tucker to immediately vest the 1,500,000 shares of our stock included in Mr. Tucker’s employment agreement and to be issued ownership of the newly formed subsidiary, US Garden Products.

On May 3, 2018, the Company issued a Convertible Note for $10,000 for working capital. The Note is due May 3, 2019, and bears 8% interest annually. The Note is convertible at the lesser of $0.07 or 70% of the lowest trade price of our common stock in the in the five days prior to conversion.

On May 31, 2018, we issued Darren Bankston, CEO 250,000 restricted shares for services rendered.

On August 20, 2018, the Company issued a Convertible Note for $30,000 for working capital. The Note is convertible at the lesser of $0.07 or 70% of the lowest trading price of our common stock in the five days prior to conversion.

On November 13, 2018, under the terms of a Securities Purchase Agreement between us and FirstFire Global Opportunities Fund, LLC (“FirstFire Global”) we issued a senior secured convertible note to FirstFire Global in the principal amount of $220,000, bearing interest at 8% per annum, and with a 12 month maturity date.

On November 13, 2018, we issued 500,000 shares of our common stock to FirstFire Global as a commitment fee.

During the six months ended November 30, 2018, holders of convertible notes payable and accrued interest have converted the debt into 7,033,155 shares of our common stock.

In February 2019 we issued 9,000,000 shares of our common stock to our directors in the form of a restricted stock grant.

On April 9, 2019, we issued a Convertible Note in the principal amount of $253,000 to Auctus Fund, LLC.

Option Issuances

In April 2019, through the filing date of this registration statement, we granted to our directors, consultants and other service providers options to purchase an aggregate of 3,000,000 shares of our common stock under our equity compensation plans.

Securities Issued in Connection with Acquisitions

In November 2018, we issued 202,110,632 shares of our common stock for the acquisition of uBid Holdings, Inc. as well as 165,363,244 shares of our common stock for the acquisition of SkyAuction, Inc.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of October 23, 2018, by and between Incumaker, Inc. and uBid Holdings, Inc.

2.2	Agreement and Plan of Merger, dated as of November 12, 2018 by and among Incumaker Inc., SA.com Acquisition Corp. and SkyAuction.com, Inc.

2.3	Certificate of Merger of Incumaker, Inc. and uBid Holdings, Inc. dated November 5, 2018

2.4	Certificate of Merger of Incumaker, Inc. and SkyAuction.com, Inc. dated November 13, 2018

3.1	Certificate of Incorporation of Incumaker, Inc.

3.2	Amended and Restated Bylaws of uBid Holdings, Inc.

5.1*	Opinion of Culhane Meadows PLLC

10.1	Security Agreement dated November 12, 2018 between SkyAuction.com, Inc. and Michael Hering as Shareholder Representative of SkyAuction.com, Inc. Shareholders.

10.2	Promissory Note Dated November 12, 2018 Issued by Incmaker, Inc. to Michael Hering as Shareholder Representative of SkyAuction.com, Inc. Shareholders

10.3	Warrant dated November 12, 2018 Issued by Incumaker, Inc. to Michael Hering

10.4	Unconditional Secured Guaranty between SkyAuction.com, Inc. and Michael Hering as Shareholder Representative of SkyAuction.com, Inc.

10.5	Securities Purchase Agreement Dated November 13, 2018 Between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

10.6	Senior Convertible Promissory Note Dated November 13, 2018 Between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

10.7	Registration Rights Agreement Dated November 13, 2018 Between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

10.8	Common Stock Purchase Warrant Dated November 13, 2018 Issued to FirstFire Global Opportunities Fund, LLC Security Agreement Dated November 12, 2018 Between Incumaker, Inc. and SkyAuction.com, Inc.

10.9	Amendment #1 to the Securities Purchase Agreement, Senior Convertible Promissory Note and Common Stock Purchase Warrant dated November 7, 2018, Between Incumaker, Inc. and FirstFire Global Opportunities Fund, LLC

10.10	Warrant Dated March 5, 2019 Issued by uBid Holdings, Inc. to ER Opportunity Fund, LP

10.11	Convertible Note Purchase Agreement dated April 9, 2019, between Auctus Fund, LLC and uBid Holdings, Inc.

10.12	Convertible Note dated April 9, 2019, between Auctus Fund, LLC and uBid Holdings, Inc. Warrant dated April 9, 2019, issued by uBid Holdings, Inc. to Auctus Fund, LLC

10.13	Employment Agreement dated March 29, 2019 between Ketan Thakker and uBid Holdings, Inc.

21	Subsidiaries of uBid Holdings, Inc.

23.1*	Consent of Weinberg & Co. regarding uBid Holdings, Inc.

23.2*	Consent of Weinberg & Co. regarding SkyAuction.com, Inc.

23.3*	Consent of Culhane Meadows PLLC (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature page to this Registration Statement)

*	To be filed by amendment. All other exhibits are submitted herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 13th day of June, 2019.

UBID HOLDINGS, INC.

By:	/s/ Ketan Thakker
Name: Ketan Thakker
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ketan Thakker as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ketan Thakker	CEO (Principal Executive	June 13, 2019
Ketan Thakker	Officer) and Director

/s/ M. Scot Wingo	Director	June 13, 2019
M. Scot Wingo

/s/ Kevin Harrington	Director	June 13, 2019
Kevin Harrington

/s/ Paul K. Danner	Director	June 13, 2019
Paul K. Danner

*/s/ Ketan Thakker	As Attorney-In-Fact*	June 13, 2019
Ketan Thakker